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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Edwards Lifesciences Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2010

To our Stockholders:

        The Board of Directors joins me in inviting you to attend the 2010 Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters located at One Edwards Way, Irvine, California, on Thursday, May 13, 2010, commencing at 10:00 a.m., Pacific Daylight Time. Registration will begin at 9:00 a.m. and refreshments will be provided.

        Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Stockholders also may access the Notice of Annual Meeting of Stockholders and the Proxy Statement via the Internet at www.edwards.com.

        At the meeting, in addition to discussing matters described in the Proxy Statement, I will report on our 2009 achievements and discuss our plans for continued growth and success.

        We look forward to seeing you at the upcoming Annual Meeting of Stockholders.

Sincerely,

Michael A. Mussallem
 Chairman of the Board and
Chief Executive Officer

Edwards Lifesciences Corporation
One Edwards Way
Irvine, California USA 92614
Phone: 949.250.2500 www.edwards.com

Edwards Lifesciences Corporation
One Edwards Way
Irvine, California 92614
949.250.2500

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, May 13, 2010

To the Stockholders of

EDWARDS LIFESCIENCES CORPORATION

        The 2010 Annual Meeting of Stockholders of Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), will be held at the corporate headquarters of the Company, located at One Edwards Way, Irvine, California 92614 on Thursday, May 13, 2010, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

  1.
  To elect the three nominees identified in the attached proxy statement as directors for the terms described therein;

  2.
  To approve an amendment and restatement of the Company's Long-Term Stock Incentive Compensation Program (the "Long-Term Stock Program") including (i) an increase in the total number of shares of common stock available for issuance under the Long-Term Stock Program by 1,500,000 shares; and (ii) an increase by 500,000 in the number of shares of common stock within the Long-Term Stock Program that may be granted in the form of restricted stock and restricted stock units;

  3.
  To approve an amendment and restatement of the Company's Nonemployee Directors Stock Incentive Program (the "Nonemployee Directors Program"), including (i) an increase in the total number of shares of common stock available for issuance under the Nonemployee Directors Program by 100,000 shares; and (ii) extend the expiration date of the Nonemployee Directors Program to April 1, 2020;

  4.
  To approve the 2010 Edwards Incentive Plan in accordance with Internal Revenue Code 162(m), as required every five years;

  5.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2010; and

  6.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

        The Board of Directors has fixed the close of business on Monday, March 15, 2010, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

        Your attention is directed to the accompanying Proxy Statement. Whether or not you plan to attend the meeting in person, please vote your shares in one of the following three ways: (1) complete, sign, date and return the enclosed proxy card in the enclosed, postage-prepaid envelope; (2) call the toll-free number listed on the proxy card; or (3) access the Internet as indicated on the proxy card. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

By Order of the Board of Directors,

Denise E. Botticelli Vice President, Associate General Counsel and Secretary

March 31, 2010

EDWARDS LIFESCIENCES CORPORATION

PROXY STATEMENT FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS

i

ii

EDWARDS LIFESCIENCES CORPORATION

 PROXY STATEMENT FOR THE
2010 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), for use at the 2010 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Pacific Daylight Time, on Thursday, May 13, 2010, at the corporate headquarters of the Company, located at One Edwards Way, Irvine, California 92614.

        The Board of Directors has fixed the close of business on Monday, March 15, 2010, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On March 15, 2010, the Company had outstanding 56,648,721 shares of common stock. A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of ten days prior to and including the date of the meeting, at the offices of the Company located at One Edwards Way, Irvine, California 92614.

        Whether or not you plan to attend the Annual Meeting, please vote in one of the following three ways:

  •
  complete, sign, date and mail your proxy card in the enclosed, postage-prepaid envelope;

  •
  call the toll-free number listed on the proxy card; or

  •
  access the Internet as indicated on the proxy card.

        The proxy holders appointed by the Company will vote your shares according to your instructions. If you return a properly signed and dated proxy card, but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors as set forth in this Proxy Statement. The proxy card gives authority to the proxy holders to vote your shares in their discretion on any other matter properly presented at the Annual Meeting.

        You may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, by subsequently voting by telephone or via the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

        These proxy materials are first being sent to stockholders on or about March 31, 2010.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 13, 2010: Pursuant to rules promulgated by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our fiscal 2009 Annual Report are available at our website at www.edwards.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.edwards.com/filefolder/resourcegallery/investorrelations/ew2010proxy.pdf, which does not have "cookies" that identify visitors to the site.

 Voting Information

        The presence at the Annual Meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting. (Brokers holding shares of record for their customers generally are not entitled to vote on certain matters, including the election of directors, unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise the Company that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called "broker non-votes.") Broker non-votes and abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

        Each stockholder is entitled to one vote per share on each proposal to be voted upon at the meeting. Directors will be elected by a majority of votes cast, which means that the number of shares voted "for" each of the nominees for election to our Board of Directors must exceed 50% of the number of votes cast with respect to each nominee's election. If you are a beneficial owner of the Company's shares and do not provide the stockholder of record with voting instructions, your beneficially owned shares may constitute broker non-votes, and, as such, will not be considered entitled to vote on the election of directors. In the event that the number of nominees exceeds the number of directors to be elected, which is a situation that we do not anticipate, directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

        The affirmative vote of a majority of shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote is necessary for the approval of the amendment and restatement of the Long-Term Stock Incentive Compensation Program (the "Long-Term Stock Program") and the Nonemployee Directors Stock Incentive Program (the "Nonemployee Directors Program"), the approval of the 2010 Edwards Incentive Plan (the "Incentive Plan"), and to ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for fiscal year 2010. If stockholder approval is not obtained, then the number of shares reserved under the Long-Term Stock Program and the Nonemployee Directors Program will not be increased, and annual bonuses will not be paid pursuant to the Incentive Plan. The Company would consider alternative annual cash compensation programs (including discretionary bonuses) that, in some cases, may result in annual cash compensation to executive officers that would not be deductible under Internal Revenue Code Section 162(m) ("Section 162(m)"). With respect to each proposal, abstentions will have the effect of votes against the proposal. Broker non-votes with respect to each proposal, however, will not be considered as present and entitled to vote on that proposal. Shares held by beneficial owners who do not provide voting instructions with respect to the Long-Term Stock Program, the Nonemployee Director Program, and the Incentive Plan to the stockholder of record may constitute broker non-votes with respect to such matters and as such will not be considered entitled to vote on such matters. However, in the event of such a failure to provide voting instructions with respect to the ratification of the appointment of PwC, the stockholder of record will have discretion to vote thereon.

        A stockholder may revoke his or her proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, by subsequently voting by telephone or via the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not automatically revoke an earlier submitted proxy. The proxy holders appointed by the Company will vote your shares according to your instructions. If no direction is made on a properly signed and dated proxy card, the stockholder's shares will be voted FOR the election of the named director nominees, FOR the amendment and restatement of the Long-Term Stock Program, FOR the amendment and restatement of the Nonemployee Directors Program, FOR the adoption of the Incentive Plan, and FOR the ratification of the appointment of PwC as the Company's independent registered public accounting firm for fiscal year 2010. With respect to any other matter properly presented at the Annual Meeting, the proxy card gives authority to the proxy holders to vote the stockholder's shares in the proxy holder's discretion.

 Proxy Solicitation Costs

        Your proxy is solicited by the Board of Directors and its agents and the cost of solicitation will be paid by the Company. Officers, directors and regular employees of the Company, acting on its behalf, also may solicit proxies by mail, telephone, facsimile transmission or personal interview. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons.

        In addition, the Company has retained Georgeson Inc., ("Georgeson") to assist with the distribution and solicitation of proxies for a fee of $20,000, plus expenses for these services. The Company also agreed to indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation unless caused by Georgeson's gross negligence or intentional misconduct. Georgeson and the Company's officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. The Company will pay no additional compensation to its officers, directors and employees for these activities.

PROPOSALS TO BE VOTED ON

Proposal 1—Election of Directors

        The Board of Directors nominates the nominees below to serve as directors for the terms indicated below, or until their successors are elected and qualified.

Nominees for Director to Serve Until the Annual Meeting in 2013:
Robert A. Ingram
William J. Link, Ph.D.
Wesley W. von Schack

        Each of the nominees standing for election has consented to serve as a director if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute nominee designated by the Board of Directors. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of the Company's executive officers.

        Wesley W. von Schack is currently a member of the Board of Directors as a Class I director, having been appointed to that class in February 2010. The Company's bylaws provide that any director appointed to fill a vacancy shall hold office until the expiration of the term of the class of directors to which he or she was appointed, which in this case occurs at the 2010 Annual Meeting. Mr. von Schack was initially identified to the Compensation and Governance Committee (the "Compensation Committee") by a member of the Board of Directors. Following that recommendation, the Compensation Committee engaged a search firm to evaluate and recruit Mr. von Schack.

        Please see the section below titled "Corporate Governance" for more information regarding the nominees, the Board of Directors, the committees of the Board of Directors, director independence and related matters.

The Board of Directors of the Company recommends a vote FOR the election of each of the nominees for director.

 Proposal 2—Amendment and Restatement of the Long-Term Stock Incentive Compensation Program

        The Board of Directors has approved an amendment and restatement of the Long-Term Stock Program, subject to stockholder approval. The proposed amendment and restatement will effect the following changes to the Long-Term Stock Program: (i) increase the total number of shares of common stock available for issuance by 1,500,000 shares; and (ii) increase by 500,000 the number of shares of common stock within the Long-Term Stock Program that may be granted in the form of restricted stock and restricted stock units.

        The Board of Directors and the Compensation Committee believe that stockholders' support of this proposal will enable the Company to continue to attract and retain the highest caliber of employees within our industry, to link incentive awards to Company performance, to encourage employee ownership in the Company and to more closely align the interests of employees with those of its stockholders.

        The Company has projected that it will need additional shares at this time to continue to use stock-based compensation to provide competitive long-term incentives to its eligible employees during the next year. Although the Company's compensation strategy has been formulated for the long-term, the Company is requesting stockholder approval of an amount of shares it anticipates will be necessary to implement its equity-based compensation strategy in the near term.

        The Company believes that the long-term component of its incentive compensation program should be aligned with stockholders and strongly prefers the attributes of stock-based incentives. If stockholder approval for this proposal is not obtained, the number of shares reserved under the Long-Term Stock Program will not be increased, and the Company will be unable to fully implement the long-term incentive component of its compensation program. Without the ability to use stock, the Company would be required to replace stock compensation with the equivalent in cash incentives in order to maintain a competitive compensation program. Cash incentive programs generally offer much less opportunity to link management compensation to stock performance. In years when performance targets are exceeded, the use of cash incentive programs could greatly impact the Company's net income.

        The Company encourages stockholders to consider the following factors:

  •
  The Company believes that its incentive compensation program is essential to our financial success. Further, the Company believes its incentive compensation program has been a contributing factor in our many recent achievements, including a 110% return over the past five years. The following chart shows total cumulative return based upon a $100 investment in the Company from December 31, 2004 through December 31, 2009 compared to the Standard & Poor's 500 Index and the Morgan Stanley Healthcare Products Index.

	Dec-04	Dec-05	Dec-06	Dec-07	Dec-08	Dec-09
Edwards Lifesciences	$100	$101	$114	$111	$133	$210
S&P 500	$100	$103	$117	$121	$75	$92
Morgan Stanley Healthcare Products	$100	$106	$115	$118	$95	$117
  •
  Each year since 2004, the Company has actively repurchased shares of its common stock through various stock repurchase programs.

	2004	2005	2006	2007	2008	2009
Shares Outstanding at Fiscal Year End (in millions)	59.4	59.6	57.7	56.6	55.9	56.8

    On March 15, 2010, the Company had outstanding 56,648,721 shares of common stock.

    On July 10, 2008, the Board of Directors authorized the Company to repurchase common stock with an aggregate value of up to $250,000,000. Based on the most recent closing price of the Company's shares on the New York Stock Exchange (the "NYSE") as of February 28, 2010, the amount remaining available for repurchase on that date represented approximately 0.2 million shares.

    On February 11, 2010, the Board of Directors authorized the Company to repurchase common stock with an aggregate value of up to $500,000,000. Based on the most recent closing price of the Company's shares on the NYSE as of February 28, 2010, the amount remaining available for repurchase on that date represented approximately 5.4 million shares.

  •
  The Company grants long-term incentive awards (stock options and restricted stock units) to a limited number of employees who are considered key contributors to the success of the Company and whose performance most directly influences the long-term results of the Company. This strategy has allowed the Company to achieve a low burn rate while providing adequate incentives for its key employees.

	2006	2007	2008	2009
Three Year Average Burn Rate(1)(2)	2.0%	2.4%	2.1%	1.7%

(1)	Burn Rate =	Shares granted less cancellations Shares outstanding
(2)	The three year average Burn Rate for each year is calculated as the sum of the Burn Rates for that year and the preceding two years, divided by 3.

    The 1,500,000 shares requested in this proposal represent 2.6% of the Company's outstanding shares at December 31, 2009.

        The Company also notes the following factors:

  •
  As of February 28, 2010, a total of 7,202,195 shares (including 6,392,048 shares subject to outstanding options and 810,147 restricted shares and restricted stock units) were subject to outstanding options and stock awards under the Long-Term Stock Program. The 6,392,048 shares subject to outstanding options have a weighted average exercise price of $44.53. The weighted average remaining contractual life of outstanding options was 3.41 years as of February 28, 2010.

  •
  As of February 28, 2010, approximately 4.4 million of the shares subject to outstanding options were vested with a weighted average exercise price of approximately $39 which the Company believes reflects employees' confidence in the Company's future prospects.

  •
  Of the total 7,202,195 shares subject to options and stock awards that were outstanding as of February 28, 2010, approximately 30% were held by the Named Executive Officers (as defined in the section entitled "Compensation Discussion and Analysis" at page 33) as a group.

  •
  The Company adopted stock ownership guidelines for its executive officers beginning in 2000 to create additional owner commitment and to emphasize shareholder value creation. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Stock Ownership Guidelines" at page 41.) All executive officers have either exceeded their ownership target levels or are on track to achieve their ownership targets by the required date.

  •
  The Long-Term Stock Program is a component of total executive direct compensation (total cash compensation plus equity), which is targeted to be at approximately the median for comparable positions at competitive peer companies. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Compensation Process" at page 34.)

        The Company is committed to maintaining strong corporate governance practices and notes the following important factors that pertain to its Long-Term Stock Program and/or its long-term equity compensation practices:

  •
  In 2003, the Company reduced the maximum term of options to seven years from ten years. The Company's standard practice for options is ratable vesting over four years.

  •
  The Company's standard practice imposes a minimum vesting period of three years on restricted stock awards.

  •
  The Long-Term Stock Program does not allow net share counting provisions.

  •
  The Company does not have any program, plan or practice to time option grants in coordination with the release of material information. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Market Timing of Equity Awards" at page 41.)

  •
  The Company has never engaged in a repricing of stock options.

  •
  The Company provides our stockholders the opportunity to evaluate and vote annually on share increases to the Long-Term Stock Program.

        The Section below entitled "The Long-Term Stock Incentive Compensation Program" describes the principal features of the Long-Term Stock Program, giving effect to the amendment and restatement that is the subject of this Proposal 2. The summary, however, does not purport to be a complete description of the Long-Term Stock Program. A copy of the amended and restated Long-Term Stock Program is attached as Appendix A to this Proxy Statement.

The Board of Directors of the Company recommends a vote FOR the amendment and restatement of the Long-Term Stock Incentive Compensation Program.

 Proposal 3—Amendment and Restatement of the Nonemployee Directors Stock Incentive Program

        The Board of Directors has approved an amendment and restatement of the Nonemployee Directors Program, subject to stockholder approval. The proposed amendment and restatement will effect the following changes to the Nonemployee Directors Program: (i) an increase in the total number of shares of common stock available for issuance under the Nonemployee Directors Program by 100,000 shares; and (ii) extend the expiration date of the Nonemployee Directors Program to April 1, 2020.

        The Nonemployee Directors Program is designed to optimize the profitability and growth of the Company through long-term incentives which are consistent with the Company's goals and to align the personal interests of nonemployee directors with those of the Company's stockholders. The Board of Directors and the Compensation Committee believe that the amendments will further its objectives and allow the Company to continue to attract and retain highly qualified individuals to serve on the Company's Board of Directors.

        The Board of Directors believes that delivering compensation to members of the board that is more heavily weighted to equity versus cash is meaningful and more closely aligns the board members' interests with those of the stockholders. Currently, absent an election to defer cash payments into stock, nonemployee director compensation is designed to deliver 88% of compensation in equity and 12% in cash. Each board member has value at risk based on the price of the Company's stock. As noted in Proposal 2 above, the Company's cumulative 5 year stock performance has surpassed that of the S&P 500 Index and the Morgan Stanley Healthcare Products Index by 128% and 79%, respectively.

        As of February 28, 2010, a total of 185,069 shares of common stock remained available for new awards under the Nonemployee Directors Program (not including shares subject to outstanding awards), and a total of 103,345 shares were subject to outstanding options (all of which were fully vested and available for exercise).

        The Section below entitled "The Nonemployee Directors Stock Incentive Program" describes the principal features of the Nonemployee Directors Program, giving effect to the amendment and restatement that is the subject of this Proposal 3. This summary, however, is not intended to be a complete description of all the terms of the Nonemployee Directors Program. A copy of the amended and restated Nonemployee Directors Program is attached as Appendix B to this Proxy Statement.

        Because Messrs. Bowlin, Cardis, Ingram, Pyott, von Schack and Drs. Link and McNeil are eligible to participate in the Nonemployee Directors Program, they have an interest in Proposal 3.

The Board of Directors of the Company recommends a vote FOR the amendment and restatement of the Nonemployee Directors Stock Incentive Program.

 Proposal 4—Approval of the 2010 Edwards Incentive Plan

        The stockholders are being asked to approve the 2010 Edwards Incentive Plan, adopted on March 23, 2010 by the Board of Directors, and pursuant to which executive officers and other selected employees will be eligible to receive annual cash bonuses based on the achievement of pre-established performance goals. Amounts payable under the Incentive Plan are intended to qualify as performance-based compensation.

        In order to retain tax-qualified status, incentive plans such as the Company's that permit the Compensation Committee to set the targets for an executive's performance goal must be approved by the stockholders every five years. The stockholders approved the Company's incentive plan in 2005, and are being asked to approve the Incentive Plan at this meeting so that amounts payable under the Incentive Plan will qualify as performance-based compensation for purposes of Section 162(m).

        The Incentive Plan is an important component of executive compensation. The purpose of the Incentive Plan is to motivate plan participants and reward them for achievement of key business objectives while maintaining alignment with stockholder values and expectations. Section 162(m) generally limits tax deductibility of compensation paid to the chief executive officer and the three most highly compensated officers (other than the chief financial officer) to $1,000,000 per covered executive, with an exception for performance-based compensation payable pursuant to a plan approved by stockholders.

        The Board of Directors encourages stockholders to consider that the Incentive Plan supports and encourages the Company's strong pay for performance culture as indicated by historical variations in payouts tied to actual company performance, and that approval of the Incentive Plan will preserve the tax benefits associated with performance-based compensation pursuant to Section 162(m).

        If approval of the Incentive Plan is not obtained at the Annual Meeting, annual bonuses will not be paid pursuant to the terms of the Incentive Plan. The Company would consider alternative annual cash compensation programs (including discretionary bonuses) that, in some cases, may result in annual cash compensation to executive officers that would not be deductible under Section 162(m).

        The section below entitled "2010 Edwards Incentive Plan" describes the primary features of the Incentive Plan. This summary, however, is not intended to be a complete description of the Incentive Plan. A copy of the Incentive Plan is attached as Appendix C to this Proxy Statement.

The Board of Directors of the Company recommends a vote FOR the approval of the 2010 Edwards Incentive Plan.

 Proposal 5—Ratification of Appointment of the Independent Registered Public Accounting Firm

        The Audit and Public Policy Committee (the "Audit Committee") has appointed PwC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010. Representatives of PwC are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. PwC also performs certain non-audit services for the Company. Although the Company is not required to seek stockholder approval of this appointment, the Board of Directors believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2010.

 Other Business

        It is not anticipated that any matter will be considered by the stockholders other than those set forth above, but if other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

CORPORATE GOVERNANCE

 Board Composition

        The Board of Directors currently consists of eight directors divided into three classes as indicated below.

Current Class I Directors—Nominated for Reelection for a Term Expiring in 2013

Robert A. Ingram, age 67. Mr. Ingram has been a director of the Company since February 2003. He is General Partner in the firm Hatteras Venture Partners, a venture capital firm that invests in early-stage life science companies. Mr. Ingram has served as a strategic advisor to the Chief Executive Officer of GlaxoSmithKline plc, a corporation involved in the research, development, manufacturing and sale of pharmaceuticals, since January 1, 2010. He served as Vice Chairman Pharmaceuticals, GlaxoSmithKline plc, from 2002 through 2009 and Chief Operating Officer and President of Pharmaceutical Operations, GlaxSmithKline plc, from 2001 through 2002. Mr. Ingram has been on the board of directors of Valeant Pharmaceuticals International since 2003, and was its Chairman of the Board from August 2006 to February 2008, when he became its lead director. Mr. Ingram has been a director of Cree,  Inc., since December 2008; Lowe's Companies, Inc., since 2001; Allergan, Inc. since January 2005; and the Chairman of OSI Pharmaceuticals, Inc. since January 2003.

Mr. Ingram is a seasoned executive and corporate director with extensive knowledge and experience in the management of highly regulated pharmaceutical and medical device companies. His in-depth knowledge and understanding of the regulatory environment and governmental processes, coupled with the relationships he has developed with key governmental officials, have been particularly helpful to the Board's perspective.

William J. Link, Ph.D., age 63. Dr. Link has been a director of the Company since May 2009. He is Managing Director and co-founder of Versant Ventures, a venture capital firm investing in early-stage health care companies. Prior to co-founding Versant Ventures in 1999, Dr. Link was a general partner at Brentwood Venture Capital. From 1986 to 1997, Dr. Link was founder, Chairman and Chief Executive Officer of Chiron Vision, which was later sold to Bausch & Lomb, Inc. He also founded and served as President of American Medical Optics, Inc., which was acquired by Allergan, Inc. Dr. Link served as a director of Advanced Medical Optics,  Inc., from 2002 to 2009. Before entering the health care industry, Dr. Link was an assistant professor in the Department of Surgery at the Indiana University School of Medicine. Dr. Link earned his Bachelor's, Master's and Doctorate degrees in Mechanical Engineering from Purdue University.

Dr. Link's experience in identifying new business opportunities and successfully commercializing products in the medical device industry provide the Board with a valuable perspective in evaluating the prospects of existing business operations and assessing the potential for future innovative opportunities.

Wesley W. von Schack, age 65. Mr. von Schack has been a director of the Company since February 2010. He served as Chairman, President and Chief Executive Officer of Energy East Corporation, an energy service company, from 1996 until his retirement in 2009 (Energy East Corporation was acquired by Iberdrola S.A. in 2008). Mr. von Schack has been a director of the Bank of New York Mellon Corporation since July 2007 and is its lead director and chairman of its executive committee. He was a director of Mellon Financial Corporation from 1989 to 2007. He has been a member of the board of Directors of AEGIS Insurance Services since December 1997 and its chairman since 2006, and has been a director of Teledyne Technologies, Inc., since July 2006. Mr. von Schack served on the board of RTI International Metals, Inc., from 1991 to 2003 and was chairman of the RTI audit committee from 1995 to 2003. Mr. von Schack received his Bachelor's degree in Economics from Fordham University, an MBA from St. John's University, and Doctorate from Pace University.

Mr. von Schack's experience of more than 30 years' managing operations in the highly regulated energy industry as both a chief executive officer and a chief financial officer, combined with many years of Board experience and audit committee chairmanship enable him to contribute his significant insights in assessing and managing the risks and opportunities inherent in complex organizations.
Continuing Class II Directors—Term Scheduled to Expire in 2011

John T. Cardis, age 68. Mr. Cardis has been a director of the Company since June 2004. Mr. Cardis, a senior partner of Deloitte & Touche until his retirement in 2004, served at Deloitte & Touche for 41 years in positions of increasing responsibility, including as National Managing Partner-Global Strategic Clients, as a member of its executive committee for 18 years, and as a member of its board of directors. He has been a director of Avery Dennison Corporation since October 2004. Mr. Cardis remains actively involved as a private investor and serves a number of non-profit and community organizations.

Mr. Cardis possesses in-depth, practical knowledge of financial and accounting principles as well as experience in overseeing enterprise risk and risk mitigation strategies. Throughout his career, he has worked with numerous boards and audit committees on technical and governance matters. This background, and his management and operations experience as a senior partner at Deloitte & Touche, provide a valuable perspective to the Board as a whole, and are important to his role as Chairman of the Audit and Public Policy Committee.

David E.I. Pyott, age 56. Mr. Pyott has been a director of the Company since 2000. He has served as Chairman of the Board of Allergan, Inc., a global specialty pharmaceutical and medical device company since April 2001, Allergan's Chief Executive Officer since January 1998, and its President from 1998 through January 2006. Mr. Pyott has been a director of Avery Dennison Corporation since November 1999. He serves on the board and executive committee of the California Healthcare Institute, on the board and on the executive committee of the Biotechnology Industry Organization (BIO), on the Directors' Board of the Paul Merage School of Business at the University of California (Irvine), and is a Trustee of Chapman University. Mr. Pyott holds a Diploma in European and International Law from the Europa Institute at the University of Amsterdam, a Master of Arts from the University of Edinburgh, and an MBA from the London Business School.

Mr. Pyott's many years of experience as the chairman and chief executive officer of a complex global multi-specialty healthcare company enable him to make important contributions to the Board in a full range of company management issues and processes, particularly in the areas of global marketing, international regulatory requirements, and other unique aspects of doing business outside the United States. His legal background and insights also add a valuable perspective to the Board's discussions.
Continuing Class III Directors—Term Scheduled to Expire in 2012

Mike R. Bowlin, age 66. Mr. Bowlin has been a director of the Company since 2000. He served as Chairman of the Board of Atlantic Richfield Company (which merged with BP Amoco in 2000) from 1995 until his retirement in 2000, as its President from 1993 to 1998 and as its Chief Executive Officer from 1994 to 2000. Mr. Bowlin has been a director of FMC Technologies, Inc., since 2001 and also is a director of the University of North Texas Foundation.
Mr. Bowlin's general management experience as Chairman and Chief Executive Officer at Atlantic Richfield Company, a complex global corporation, and business and risk oversight experience as a member of its Board of Directors, make him particularly well-suited to serve as a member of the Company's Board of Directors and as its Presiding Director. In addition, his extensive experience in managing diverse compensation and incentive programs is especially valuable in his role as Chairman of the Compensation and Governance Committee.

Barbara J. McNeil, M.D., Ph.D., age 68. Dr. McNeil has been a director of the Company since February 2006. Since 1990, she has served as the Ridley Watts Professor of Health Care Policy at Harvard Medical School. In addition, since 1988, Dr. McNeil has served as the chair of the Department of Health Care Policy at Harvard Medical School. Since 1983, she has been a Professor of Radiology at both Harvard Medical School and Brigham and Women's Hospital. Dr. McNeil served as a director of CV Therapeutics, Inc., from December 1994 to May 2008. She also served as a director of Flagship Global Health, Inc., from December 2005 to 2008. Dr. McNeil is a member of the Institute of Medicine of the National Academy of Sciences (where she was formerly chair of its Board of Healthcare Services) and the American Academy of Arts and Sciences. She is a member and former chair of the Medicare Evidence Development and Advisory Committee and is a member of the Blue Cross Medical Advisory Panel. Dr. McNeil holds an M.D. from Harvard Medical School and a Ph.D. in Biological Chemistry from Harvard University.

Dr. McNeil provides the Board with expertise related to a variety of scientific and medical matters from her broad experience in the academic and health care delivery worlds. Her experience in the health care policy arena also gives her insights into other medical-related organizations and the issues they face, and is quite complementary to the Board's experience and insight.

Michael A. Mussallem, age 57. Mr. Mussallem has been Chairman of the Board and Chief Executive Officer of the Company since 2000. Prior to 2000, he held a variety of positions with increasing responsibility in engineering, product development and senior management at Baxter International Inc., including Group Vice President of its Cardio Vascular business from 1994 to 2000 and Group Vice President of its Biopharmaceutical business from 1998 to 2000. Mr. Mussallem received his Bachelor of Science degree in Chemical Engineering from the Rose-Hulman Institute of Technology and was conferred an honorary Doctorate by his alma mater in 1999. He was a director of Advanced Medical Optics, Inc., from June 2002 to February 2009 and World Heart Corporation from July 2000 to June 2003. Mr. Mussallem is a director of the OCTANe Foundation for Innovation, is a director and former chairman of the California Healthcare Institute, and was chairman of the Advanced Medical Technology Association ("AdvaMed") from March 2008 through March 2010.

Mr. Mussallem has an extensive knowledge of the medical device industry in general, and of the people, operations, processes, and products of the Company, in particular, built over a 30-year career with the Company and its predecessor. In addition, he has played a leadership role in the medical device industry and, particularly through his recent role as Chairman of AdvaMed, the largest medical device trade organization in the world, made important contributions to the healthcare policy discussions in California, the United States, and the key global markets that the Company serves. These external experiences also have allowed relationships which are helpful in developing the Board's strategic perspective and enhanced his leadership of the Company.

 Director Independence

        Under the corporate governance rules of the NYSE, a majority of the members of the Company's Board of Directors must satisfy the NYSE criteria for "independence." No director qualifies as independent under the NYSE rules unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that all of the continuing members of the Board as well as all of the nominees for director, other than Mr. Mussallem, are independent under the NYSE rules. In making its determinations, the Board of Directors considered previous positions held by such individuals and concluded, as it had in prior years, that such prior positions did not impair or otherwise affect director independence.

Governance Guidelines

        The Company's Board of Directors has adopted a set of Governance Guidelines to assist the Board of Directors and its committees in performing their duties and serving the best interests of the Company and its stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of the Board of Directors, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board of Directors. The Company's Governance Guidelines are available on the Company's website at www.edwards.com under "Investor Relations—Corporate Governance and Responsibility."

Communications with the Board

        Any interested party who desires to contact any member of the Board of Directors, including the Presiding Director or the non-management members of the Board as a group, may write to any member or members of the Board at: Board of Directors, c/o Secretary, Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Communications will be received by the Secretary of the Company and distributed to the appropriate members of the Board depending on the facts and circumstances described in the communication.

Board Leadership Structure

        The Company's Chief Executive Officer also serves as the Chairman of the Board of Directors. This leadership structure has been in place since the Company first became a public company in 2000. This approach is commonly used by other public companies in the United States and the Board believes it has been effective for this Company as well. The Company has a single leader, and the Company's Chairman and Chief Executive Officer is seen by customers, business partners, investors and others as providing strong leadership for the Company in the communities we serve and in our industry. The Board believes that combining the roles of Chairman of the Board and Chief Executive Officer has fostered a more constructive and cooperative relationship between the Board and management, and that communications between the Board and management are more open and effective than they would be under a different structure. The Board also believes that, given its size and the constructive working relationships of its members, changing the existing structure would not improve the performance of the Board. The directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in overseeing the affairs of the Company. All directors are well engaged in their responsibilities, express their views, and are open to the opinions expressed by other directors.

        Nevertheless, the Board believes that it is important to have an active, engaged and independent Board. The requirements of the NYSE are that a majority of the members of the Board be independent. All members of the Company's Board, other than the Chairman, are independent. In order to assure that the independent directors are not inappropriately influenced by management, the non-management members of the Board meet in executive session, without management, in conjunction with each of the regularly scheduled meetings of the Board and each committee, and otherwise, as deemed necessary. This allows directors to speak candidly on any matter of interest, without the Chief Executive Officer or other members of management present. Mr. Bowlin is currently designated as the Presiding Director and, as such, he presides at the executive sessions of the Board. In addition, among other things, the Presiding Director serves as a liaison between the independent members of the Board and the Chairman and other members of management, providing feedback to management from the Board's executive sessions; coordinates the activities of the independent directors, including calling meetings of the independent directors as necessary and appropriate to address their responsibilities; and provides advice and counsel to the Chairman.

Board Role in Oversight of Risk

        It is management's responsibility to manage risk and bring to the Board of Directors' attention the most material risks to the Company. The Board has oversight responsibility of the processes established to monitor systems and operations, and identify material risks applicable to the Company. The Audit Committee regularly reviews enterprise-wide risk management, which focuses primarily on manufacturing processes and supplier quality, product development processes and systems, and regulatory compliance issues. The Audit Committee also regularly reviews treasury risks (insurance, credit and debt), financial and accounting risks, legal and compliance risks, information technology security risks, and other risk management functions. In addition, the Audit Committee considers risks to the Company's reputation and reviews risks related to the sustainability of its operations.

        The Compensation Committee considers risks related to succession planning, the attraction and retention of talent and risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. The full Board considers strategic risks and opportunities and regularly receives detailed reports from the Committees regarding risk oversight in their areas of responsibility.

Meetings of the Board of Directors

        During the year ended December 31, 2009, the Company's Board of Directors held six meetings. Each director attended at least 75% of the meetings of the Board of Directors and any applicable committee held during the period of his or her tenure in 2009.

        The Company encourages, but does not require, its directors to attend the annual meeting of stockholders. Last year, all of the Company's directors attended the annual meeting of stockholders.

Committees of the Board of Directors

        To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, the Company has established an Audit and Public Policy Committee and a Compensation and Governance Committee. The Board of Directors is permitted to establish other committees from time to time as it deems appropriate.

        Audit and Public Policy Committee.     The Audit Committee is composed of four directors, each of whom must be independent and financially literate as these terms are defined under the rules of the NYSE. The Board of Directors has determined that each of the members of the Audit Committee is "independent" and "financially literate" under the rules of the NYSE and that Mr. Cardis is an "audit committee financial expert" under the rules of the SEC. The responsibilities of the Audit Committee are included in its written charter, which is posted under the "Investor Information" section of the Company's website (www.edwards.com).

        As described more fully in the Audit Committee charter, the primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of the Company's internal audit function and independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company's financial statements; adoption of accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company has a full-time internal audit function that reports to the Audit Committee and to management and is responsible for, among other things, objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company's system of internal controls.

        The Audit Committee appoints, retains, terminates, determines compensation for, and oversees the independent registered public accounting firm, reviews the scope of the audit by the independent registered public accounting firm and inquires into the effectiveness of the Company's accounting and internal control functions. The Audit Committee also assists the Board of Directors in establishing and monitoring compliance with the ethical Business Practice Standards of the Company. The Company's Business Practice Standards are posted under the "Investor Information" section of the Company's website (www.edwards.com). The Audit Committee also reviews with the Company's management and the independent registered public accounting firm, the Company's policies and procedures with respect to risk assessment and risk management.

        The Audit Committee held ten meetings in 2009 and organized its activities at each meeting through the use of a periodic agenda. At each regularly scheduled meeting of the Audit Committee, the Audit Committee met with the senior members of the Company's financial management team. Additionally, the Audit Committee met in executive sessions and without others present at its regularly scheduled meetings, with the Company's independent registered public accounting firm, the Senior Director of Internal Audit, the Company's Chief Financial Officer and the Company's General Counsel. The current members of the Audit Committee are: Messrs. Cardis (Chairperson), Ingram, Pyott, and von Schack.

        Compensation and Governance Committee.     The Compensation Committee is composed of four directors, each of whom must be independent as that term is defined under the rules of the NYSE. The Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE. Each of the members of this committee is also a "nonemployee director" as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934 and an "outside director" as that term is defined in Treasury Regulation § 1.162-27(3). The responsibilities of the Compensation Committee are included in its written charter, which is posted under the "Investor Information" section of the Company's website (www.edwards.com).

        The Compensation Committee determines the compensation of executive officers and recommends to the Board of Directors the compensation of outside directors, exercises authority of the Board of Directors concerning employee benefit plans and advises the Board of Directors on other compensation and employee benefit matters. The Compensation Committee also advises the Board of Directors on board committee structure and membership and corporate governance matters.

        In addition, the Compensation Committee makes recommendations to the Board of Directors regarding candidates for election as directors of the Company and is otherwise responsible for matters relating to the nomination of directors. The Compensation Committee maintains formal criteria for selecting director nominees who will best serve the interests of the Company and its stockholders. The criteria used for selecting director nominees are set forth in the Compensation Committee's charter, including experience, interest in the Company, intelligence, honesty, judgment, high ethics and standards, the absence of conflicts of interest, independence of mind, willingness to devote the required time and compatibility with the Board and management. In addition to these requirements, the Compensation Committee also evaluates whether the candidate's skills and experience are complementary to the existing Board members' skills and experience as well as the need of the Board of Directors for operational, management, financial, international, technological or other expertise. The members of the Compensation Committee interview candidates that meet the criteria and the Compensation Committee selects nominees that it believes best suit the needs of the Board of

Directors. From time to time, the Compensation Committee may engage the services of an executive search firm to assist the Compensation Committee in identifying and evaluating candidates for the Board of Directors.

        The Compensation Committee will consider qualified candidates for director nominees suggested by the Company's stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Secretary of the Company at One Edwards Way, Irvine, California 92614. Submissions that are received that meet the criteria described above are forwarded to the Compensation Committee for further review and consideration. The Compensation Committee does not intend to evaluate candidates proposed by stockholders any differently than other candidates.

        The Compensation Committee held five meetings in 2009. The current members of the Compensation Committee are: Messrs. Bowlin (Chairperson) and Ingram, and Drs. Link and McNeil.

Board Diversity Policy

        The Compensation Committee is responsible for identifying, evaluating, and recommending to the Board, individuals qualified to be directors of the Company. The Compensation Committee's charter sets forth the membership criteria against which potential director candidates are evaluated. These written membership criteria state that the Company "seeks a board with diversity of background among its members, including diversity of experience, gender, race, ethnic or national origin, and age." In performing this responsibility, the Compensation Committee considers women and minority candidates consistent with the membership criteria and the Company's non-discrimination policies. The Compensation Committee also considers fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness, and responsibility; a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental, or educational organization; and the ability to hold independent opinions and express them in a constructive manner. Of equal importance, the Compensation Committee and the Board seek individuals who are compatible and able to work well with other directors and executives. As a result, the members of the Company's Board represent diverse backgrounds and experience in many areas, including financial, industrial, entrepreneurial, and educational.

Stock Ownership Guidelines for Directors

        The Board of Directors has adopted stock ownership guidelines for directors that target each nonemployee director to own a minimum of 20,000 shares of the Company's common stock within five years of first becoming a director. Stock that is counted toward meeting the guidelines includes any common shares owned outright (including restricted stock), plus 25% of vested, in-the-money stock options. All of the Company's directors have either exceeded their ownership target levels or are on track to achieve their ownership targets by the required date.

THE LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM

Administration

        The Long-Term Stock Program is administered by the Compensation Committee. The Compensation Committee may, and has, delegated authority to the Chairman of the Board and Chief Executive Officer to grant rights in, or options to purchase, shares of the Company's common stock to eligible employees who are not executive officers.

Eligibility

        Only employees and independent contractors providing services to the Company or its subsidiaries are eligible to participate in the Long-Term Stock Program. As of February 28, 2010, approximately 6,600 employees (including 12 executive officers) were eligible to participate in the Long-Term Stock Program. Four independent contractors have participated in the Long-Term Stock Program. Nonemployee Board members are not eligible to participate in the Long-Term Stock Program; however, they are eligible to receive awards under the Company's Nonemployee Directors Program.

Share Reserve

        Subject to adjustment for certain changes in the Company's capitalization, a total of 22,200,000 shares of the Company's common stock will be authorized for issuance under the Long-Term Stock Program, including the 1,500,000 shares that are the subject of Proposal 2. In general, shares subject to outstanding options or other awards under the Long-Term Stock Program that expire or otherwise terminate prior to the issuance of the shares subject to those options or awards will be available for subsequent issuance under the Long-Term Stock Program. Unvested shares issued under the Long-Term Stock Program and subsequently forfeited to or reacquired by the Company will be added back to the number of shares reserved for issuance under the Long-Term Stock Program and will accordingly be available for subsequent issuance. However, shares which are withheld from an award to satisfy tax withholding obligations, shares which are surrendered to fulfill tax obligations incurred under the Long-Term Stock Program, and shares surrendered in payment of the option exercise price upon the exercise of an option will not be available for reissuance under the Long-Term Stock Program.

        Subject to adjustment for certain changes in the Company's capitalization, no more than 1,000,000 shares in the aggregate may be granted in the form of stock options to a participant per fiscal year. Stockholder approval of Proposal 2 will also constitute a reapproval of the 1,000,000 shares limitation for purposes of Section 162(m).

        Subject to adjustment for certain changes in the Company's capitalization, not more than 1,500,000 shares in the aggregate may be issued as restricted stock and restricted stock unit awards under the Long-Term Stock Program, and no more than 200,000 shares may be issued as restricted stock or restricted stock units to any one participant during a fiscal year. As of February 28, 2010, a total of 93,152 shares remained available to be issued as restricted stock or restricted stock units under the Long-Term Stock Program. Including the 500,000 share increase that is the subject of Proposal 2, no more than 593,152 shares (subject to adjustment for certain changes in the Company's capitalization) may be issued in the form of restricted stock or restricted stock units following this meeting.

        As of February 28, 2010, options covering 6,392,048 shares of common stock and restricted stock units covering 810,147 shares were outstanding under the Long-Term Stock Program. As of the same date, 12,694,013 shares had been issued pursuant to the exercise of outstanding options, 394,411 shares had been issued upon vesting of restricted stock units, and 407,091 shares remained available for future option grants, restricted stock units or direct issuance.

 Types of Awards

        Three types of awards may be granted under the Long-Term Stock Program: stock options, restricted stock and restricted stock units.

        Stock Options.     Nonqualified and incentive stock options may be granted under the Long-Term Stock Program. The Compensation Committee has the discretion to select eligible participants to receive options, and determine the type, number of shares, exercise price and other terms of options granted under the Long-Term Stock Program. No option may be granted with an exercise price less than the current fair market value of the shares, which is defined as the closing price of the Company's common stock on the grant date. As of February 28, 2010, the closing price of the Company's common stock on the NYSE was $91.83 per share.

        Restricted Stock and Restricted Stock Units.     Shares of common stock that have restrictive conditions may be issued under the Long-Term Stock Program. The Compensation Committee has the discretion to select eligible participants to receive restricted stock, and determine the number of shares, purchase price (if any), conditions of restriction and other terms of restricted stock issued under the Long-Term Stock Program. A participant who receives an award of restricted stock will have stockholder rights, including voting and dividend rights, for those shares unless the Compensation Committee determines otherwise.

        The Compensation Committee may issue restricted stock units which entitle the participant to receive common stock underlying those units upon attainment of designated performance goals, the satisfaction of specified service requirements or upon the expiration of a designated time period following the vesting of those units. The Compensation Committee has the discretion to select eligible participants to receive restricted stock units, and to determine the number of shares, the vesting and other terms and conditions of the restricted stock units. The holders of restricted stock units will not have any stockholder rights until the underlying shares are actually issued. However, dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock on outstanding restricted units, subject to such terms and conditions as the Compensation Committee deems appropriate.

        Awards of restricted stock or restricted stock units are generally not considered performance-based compensation for exclusion from the $1,000,000 limitation on nonperformance-based compensation pursuant to Section 162(m). To allow for the possibility that such awards may qualify for exclusion from the $1,000,000 limitation, the Long-Term Stock Program provides the Compensation Committee with the discretionary authority to structure one or more stock issuances or restricted stock unit awards so that the shares subject to those particular awards will vest only upon the achievement of certain pre-established corporate performance goals. The goals can be based on one or more of the following criteria:

  •
  return measures (including, but not limited to, return on assets, capital, investment, equity or sales);

  •
  earnings per share;

  •
  net income (before or after taxes) or operating income;

  •
  earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization;

  •
  sales or revenue targets;

  •
  market to book value ratio;

  •
  cash flow or free cash flow (cash flow from operations less capital expenditures);

  •
  market share;

  •
  cost reduction goals;

  •
  budget comparisons;

  •
  implementation, completion or progress of projects, processes, products or product lines strategic or critical to the Company's business operations;

  •
  measures of customer satisfaction;

  •
  share price (including, but not limited to, growth measures and total stockholder return);

  •
  working capital;

  •
  economic value added;

  •
  percentage of sales generated by new products;

  •
  progress of research and development projects or milestones;

  •
  growth in sales of products or product lines;

  •
  any combination of, or a specified increase in, any of the foregoing; or

  •
  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        Performance goals may be based upon the attainment of specified levels of the Company's performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company's business groups or divisions or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. The attainment of performance goals may be measured including or excluding certain extraordinary items. The Compensation Committee will not have the discretion to accelerate the vesting of shares intended to qualify as performance-based compensation under Section 162(m).

        Restricted stock and restricted stock units will vest over a minimum of three years measured from the award date.

 Stock Awards

        The table below shows the number of options granted under the Long-Term Stock Program between January 1, 2009 and February 28, 2010, to the individuals and groups indicated. Directors who are not employees are not eligible to participate in the Long-Term Stock Program (although they are eligible to participate in the Nonemployee Directors Program); and accordingly none of the Company's nonemployee directors have received options under the Long-Term Stock Program.

Name and Position	Options Granted (Number of Shares)	Weighted Average Exercise Price
Michael A. Mussallem Chairman of the Board and Chief Executive Officer	208,000	$62.94
Thomas M. Abate Corporate Vice President, Chief Financial Officer and Treasurer	45,000	$62.94
Patrick B. Verguet Corporate Vice President	40,000	$62.94
Carlyn D. Solomon Corporate Vice President	47,000	$62.94
Donald E. Bobo Corporate Vice President	46,000	$62.94
All current executive officers as a group (12 persons)	586,500	$62.94
All non-executive directors as a group (7 persons)	0	n/a
All employees, including current officers who are not executive officers, as a group (6,600 persons as of February 28, 2010)	355,275	$65.08

        The following table sets forth the number of shares of the Company's common stock subject to restricted stock units awarded under the Long-Term Stock Program between January 1, 2009 and February 28, 2010 to the individuals and groups indicated:

Name and Position	Number of Shares Subject to Restricted Stock Units
Mr. Mussallem Chairman of the Board and Chief Executive Officer	1,266
Mr. Abate Corporate Vice President, Chief Financial Officer and Treasurer	4,838
Ms. Verguet Corporate Vice President	3,400
Mr. Solomon Corporate Vice President	2,400
Mr. Bobo Corporate Vice President	2,300
All current executive officers as a group (12 persons)	38,750
All non-executive directors as a group (7 persons)	0
All employees, including current officers who are not executive officers, as a group (6,600 persons as of February 28, 2010)	201,262

        On April 5, 2010, the Company is scheduled to grant restricted stock unit awards in connection with the transition of certain longer service salaried exempt employees out of Baxter International Inc.'s ("Baxter") pension plan as a result of the spin-off of the Company from Baxter. The number of restricted stock units to be awarded to each participant will be determined by dividing the amount equivalent to the participant's transition grant eligible earnings for 2009 by the fair market value of the Company's common stock on the date of grant. On February 11, 2010, the Board approved the transition grant eligible earnings for two named executives: Messrs. Mussallem and Abate. Please see footnote 6 to the Grants of Plan-Based Awards in Fiscal Year 2009 table, at page 48, for more information.

Amendment of the Long-Term Stock Incentive Compensation Program

        The Board may alter, amend, suspend or terminate the Long-Term Stock Program at any time and the Compensation Committee may amend awards previously granted. However, stockholder approval will be required for any amendment of the Long-Term Stock Program that: (a) materially increases the number of shares available for issuance under the Long-Term Stock Program (other than pursuant to certain adjustments), (b) expands the type of awards available under the Long-Term Stock Program, (c) materially expands the class of participants eligible to receive awards under the Long-Term Stock Program, (d) materially extends the term of the Long-Term Stock Program, (e) materially changes the method of determining the option price under the Long-Term Stock Program, or (f) deletes or limits any provision of the Long-Term Stock Program prohibiting the repricing of options. In addition, except for adjustments made in connection with changes in the Company's capitalization, the Compensation Committee may not amend outstanding options for the sole purpose of lowering the exercise price or to cancel and reissue options to lower the exercise price, without stockholder approval. Further, no termination, amendment or modification of the Long-Term Stock Program or amendment of previously granted awards may adversely affect in any material way a previously granted award, without the consent of the participant holding the award. The Long-Term Stock Program will terminate on April 1, 2018.

Acceleration Upon Change in Control

        Upon a change in control (as defined in the Long-Term Stock Program), awards (other than performance-based awards) outstanding under the Long-Term Stock Program will immediately become 100% vested and exercisable and any restrictions will immediately lapse. A performance-based award is an award that vests based on factors other than just the participant's continuous employment or service. The Company has not granted any performance-based awards under the Long-Term Stock Program. The effect of a change in control on any performance-based award the Company may grant in the future would be determined by the Compensation Committee at the time the award was granted.

Adjustments in Authorized Shares

        In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, adjustments will be made to: (i) the maximum number and class of shares issuable under the Long-Term Stock Program; (ii) the maximum number and class of shares for which options may be granted to a participant per fiscal year; (iii) the maximum number and class of shares for which restricted stock and restricted stock units may be issued in the aggregate and to any participant per fiscal year; and (iv) the number and class of and/or price of shares subject to outstanding awards granted under the Long-Term Stock Program. Such adjustments will be made as deemed to be appropriate and equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.

New Plan Benefits

        No options have been granted, and no direct stock issuances or restricted stock units have been awarded, on the basis of the 1,500,000 share increase which forms part of Proposal 2.

 Summary of Federal Income Tax Consequences

        The following summary describes the United States federal income taxation treatment applicable to the Company and the participants who receive awards under the Long-Term Stock Program.

        Option Grants.     Options granted under the Long-Term Stock Program may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

        Incentive Options.     No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

        Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

        If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

        Non-Statutory Options.     No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will generally recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will generally be allowed for the Company's taxable year in which such ordinary income is recognized by the optionee.

        Restricted Stock.     A recipient of restricted stock will generally recognize ordinary income when his or her shares vest, based on the then fair market value of the shares. The recipient, may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of issuance of the shares the fair market value of the shares at that time. The recipient will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient. The deduction will be allowed for the taxable year in which such ordinary income is recognized by the recipient.

        Restricted Stock Units.     No taxable income is recognized upon receipt of a restricted stock unit. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued.

The amount of that income will be equal to the fair market value of the shares on the date of issuance. The holder will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the holder.

        Deductibility of Executive Compensation.     The Company anticipates that any compensation deemed paid by the Company in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain of the Company's executive officers. Accordingly, the compensation deemed paid with respect to options granted under the Long-Term Stock Program will remain deductible by the Company without limitation under Section 162(m). However, any compensation deemed paid by the Company in connection with restricted stock or restricted stock units issued under the Long-Term Stock Program will be subject to the $1,000,000 limitation, unless the vesting of the stock or units is tied solely to one or more of the performance milestones described above.

        Accounting Treatment.     Under applicable accounting guidance, the Company is required to expense all share-based payments including option grants, restricted stock and restricted stock units. Accordingly, option grants under the Long-Term Stock Program to the Company's employees will result in a direct charge to the Company's reported earnings in an amount equal to the fair value of the options as determined under the applicable accounting guidance; the charge will be amortized over the vesting period.

        Any option grants made to nonemployees under the Long-Term Stock Program will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the fair value of the option over the period between the grant date of the option and the vesting date of each installment of the option shares.

        The number of outstanding options will be a factor in determining the Company's earnings per share on a fully diluted basis.

        Restricted stock issued under the Long-Term Stock Program will result in a direct charge to the Company's reported earnings equal to the excess of the fair market value of the shares on the issuance date over the cash consideration (if any) paid for such shares. If the shares are unvested at the time of issuance, then any charge to the Company's reported earnings will be amortized over the vesting period. Similar accounting treatment will be in effect for any restricted stock units issued under the Long-Term Stock Program.

THE NONEMPLOYEE DIRECTORS STOCK INCENTIVE PROGRAM

Administration

        The Compensation Committee has full power and authority to interpret and administer the Nonemployee Directors Program. The Compensation Committee has complete discretion to determine which eligible individuals are to receive awards, the type of awards to be made, the time or times when those awards are to be made, the number of shares subject to each such award, the vesting schedule (if any) to be in effect for the award and the maximum term for which any award is to remain outstanding. However, awards to nonemployee directors are subject to the limitations described in the Awards to Nonemployee Directors section below.

Eligibility

        All nonemployee directors are eligible to receive awards under the Nonemployee Directors Program.

Shares Subject to the Nonemployee Directors Program

        Subject to adjustment for certain changes in the Company's capitalization, a total of 700,000 shares of the Company's common stock will be authorized for issuance under the Nonemployee Directors Program, including the 100,000 shares that are the subject of Proposal 3. The common stock issued under the Nonemployee Directors Program may be from either authorized but unissued shares or treasury shares. Shares subject to any outstanding awards that expire or otherwise terminate prior to exercise and shares delivered under the Nonemployee Directors Program which are thereafter forfeited or repurchased by the Company will be available for subsequent issuance under the Nonemployee Directors Program. In addition, shares which are withheld by the Company from any award or any payment under the Nonemployee Directors Program to cover withholding taxes due in connection with the award or payment, and shares which were previously owned by participants in the Nonemployee Directors Program which are surrendered to fulfill tax obligations or pay the purchase price of awards made under the Nonemployee Directors Program will also be available for future issuance.

Changes in Capitalization

        In the event of any change in the capitalization of the Company, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Nonemployee Directors Program, (ii) the class and/or number of securities and price per share in effect under each outstanding award under the Nonemployee Directors Program and (iii) the class and/or number of securities for which initial awards and annual awards are to be subsequently made to new and continuing nonemployee directors under the Nonemployee Directors Program.

Types of Awards

        The following types of awards are available under the Nonemployee Directors Program: (i) options, (ii) common stock, (iii) restricted stock, (iv) restricted stock units, and (v) stock appreciation rights. Awards to nonemployee directors are subject to the limitation described below under "Awards to Nonemployee Directors." A nonemployee director is also permitted to elect to receive his or her annual cash retainer in the form of an option and/or stock award.

        Options.    All options granted under the Nonemployee Directors Program will be non-statutory options under the federal tax laws. Each granted option will have an exercise price per share not less than 100% of the fair market value per share of common stock on the option grant date. The fair market value of a share is defined for the purposes of the Nonemployee Directors Program as the closing selling price on the grant date.

        The exercise price may be paid in cash, in shares of the Company's common stock, through a same-day sale program in accordance with procedures approved by the Compensation Committee, and/or any other means permitted by the Board of Directors. No option will have a term in excess of ten years. Unless the Compensation Committee determines otherwise, the term of options granted after May 14, 2003 cannot exceed seven years.

        No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options will generally not be assignable or transferable other than by will, the laws of inheritance or designation of a beneficiary, and, during the optionee's lifetime, the option may be exercised only by such optionee. The Compensation Committee will determine on a grant-by-grant basis the extent to which an option will remain outstanding following cessation of employment or service.

        Common Stock/Restricted Stock/Restricted Stock Units.    The Compensation Committee may issue shares of the Company's common stock to an eligible individual as fully vested shares or may issue restricted shares subject to vesting in one or more installments. The terms, conditions and vesting restrictions (whether based on termination of a specified period of service or attainment of designated performance goals and including repurchase and/or forfeiture rights in favor of the Company) will be determined by the Compensation Committee. The Compensation Committee may also issue shares pursuant to restricted stock units which entitle the recipients to receive those shares in one or more installments upon the attainment of designated performance goals or the individual's completion of a specified service period as determined by the Compensation Committee. In addition, a participant may elect to defer receipt of any shares payable under a restricted stock unit award to such time or times following the vesting of such shares as elected by the participant.

        The participant will have shareholder rights with respect to shares of common stock issued to the participant. The participant will not have any shareholder rights with respect to any restricted stock unit award until the award vests and the shares of common stock are issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in shares or phantom shares on outstanding restricted stock unit awards as deemed appropriate by the Compensation Committee.

        Stock Appreciation Rights.    The Compensation Committee may issue stock appreciation rights which would allow the holders to exercise those rights as to a specific number of shares of common stock and receive in exchange an appreciation distribution from the Company, in cash or shares of common stock, in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of the common stock on the date the stock appreciation right is granted. The Company's practice has been, and is currently, not to issue stock appreciation rights.

Awards to Nonemployee Directors

        The awards currently available under the Nonemployee Directors Program are described in the section below titled "Nonemployee Director Compensation." The awards available under the Nonemployee Directors Program are as described below.

        Initial Awards.    Each nonemployee director joining the Board of Directors is granted an award equal to $200,000 in restricted stock units, however in no event shall such number exceed 5,000 shares effective as of the date of such nonemployee director's first election or appointment to the Board of Directors. Each such award vests in three equal annual installments upon the individual's completion of each year of Board service measured from the date of the award (or over such longer period as determined by the Compensation

Committee) and is subject to such other terms and conditions as determined by the Compensation Committee. The individual may elect to receive the shares upon the expiration of a designated period following the vesting of the award.

        Annual Awards.    On the day following the date of each Annual Stockholders Meeting commencing with the 2010 Annual Stockholders Meeting, each nonemployee director will receive an award of (i) an option grant to purchase up to 10,000 shares of common stock, (ii) a restricted stock units award for up to 4,000 shares or (iii) a combination of an option and restricted stock units award with an aggregate value not to exceed $200,000 for each director. The Compensation Committee will have the discretion to determine the actual amount and type of awards for each year within such limitations.

        For purposes of the aggregate limit for a combination award, the value of an option share will be equal to its fair value as estimated on the date of grant under a valuation model approved by the Financial Accounting Standards Board ("FASB") for purposes of the Company's financial statements, and the value of any restricted stock units award will be equal to the fair market value of the underlying shares of common stock at the date of grant based upon the closing price of the Company's common stock on the grant date.

        Each option and restricted stock units award vests in three equal annual installments upon the individual's completion of each year of service as a Board member measured from the grant date (or over such longer period as determined by the Compensation Committee). The individual may elect to receive the shares upon the expiration of a designated period following the vesting of the award.

        Annual Cash Retainer Election.    Each nonemployee director is permitted to elect, in accordance with procedures specified by the Compensation Committee, to receive his annual cash retainer in the form of an option to purchase common stock or in common stock. To the extent the annual retainer is payable in the form of an option, the number of option shares to be awarded is determined by dividing that portion of the annual retainer to be paid in the form of an option by the fair market value of a share of common stock on the grant date and multiplying the quotient by four. To the extent the annual retainer is payable in the form of common stock, the number of shares to be issued is equal to the amount of such annual retainer divided by the fair market value of a share of common stock on the day on which award is made.

        The option and/or stock award is granted on the first date on which the annual retainer is otherwise due and payable. The resulting award (whether an option or stock) is fully vested upon the date of grant.

Acceleration upon a Change in Control

        Upon a change in control, outstanding awards will immediately become 100% vested and exercisable and any vesting restrictions on awards will immediately lapse. Any option granted prior to November 13, 2002 will remain exercisable throughout its term; any option granted on or after November 13, 2002 will terminate on the third anniversary of the optionee's termination of services (or expiration of the option term, if earlier). In the event of a change in control in which the Company's stockholders receive consideration other than publicly traded securities, the Compensation Committee may require that any outstanding option be surrendered to the Company for a cash payment equal to the excess of the fair market value of the shares (or the highest per share price offered to the stockholders in connection with the change in control) over the exercise price of the option.

        A change in control will be deemed to occur upon (i) certain acquisitions of the Company by merger or asset sale, (ii) a change in the majority of the Board of Directors effected through one or more contested elections for board membership, (iii) any transaction or an acquisition by any person of securities possessing more than thirty percent of the total combined voting power of the Company's outstanding securities or (iv) a complete liquidation or dissolution of the Company.

        The acceleration of vesting in the event of a change in ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

 Program Awards

        To date, 50,509 shares of restricted stock and restricted stock units have been issued pursuant to initial stock grants, options for 289,189 shares have been granted pursuant to annual option grants and restricted stock unit grants, and 87,507 shares of stock options and restricted stock had been granted to nonemployee directors in lieu of their annual cash retainers.

        As a group, the current nonemployee directors have received 30,509 shares of restricted stock and restricted stock units pursuant to initial stock grants and 224,822 shares of option grants, restricted stock units and restricted stock pursuant to both annual awards and awards in lieu of retainer fees as follows: Mr. Bowlin, 52,455 options and 26,477 restricted stock units and restricted stock; Mr. Cardis, 2,295 options and 26,477 restricted stock units and restricted stock; Mr. Ingram, 14,161 options and 28,465 restricted stock units and restricted stock; Dr. Link, 6,644 restricted stock units and restricted stock; Dr. McNeil, 19,561 restricted stock units and restricted stock; Mr. Pyott, 49,166 options, 27,299 restricted stock units and restricted stock; and Mr. von Schack, 2,331 restricted stock units.

        No executive officer or other employee is eligible to participate in the Nonemployee Directors Program, and accordingly none of the Company's employees, other than Corinne H. Nevinny (who was a nonemployee director until March 7, 2003, have received awards under the Nonemployee Directors Program. Ms. Nevinny received 5,000 shares of restricted stock pursuant to her initial stock grant and options to purchase 26,482 shares (including both annual option grants and/or option grants in lieu of retainer fees).

Amendment and Termination of the Nonemployee Directors Program

        The Board of Directors may alter, amend, suspend or terminate the Nonemployee Directors Program at any time, subject to any stockholder approval required under the rules of the principal securities exchange on which the common stock is listed. In addition, except for adjustments made in connection with changes in the Company's capitalization, the Compensation Committee may not amend or cancel an outstanding option in connection with any program that is considered a repricing under such rules, without stockholder approval.

        No termination, amendment or modification of the Nonemployee Directors Program or amendment of previously granted awards may adversely affect in any material way a previously granted award, without the consent of the participant holding the award. Unless sooner terminated by the Board of Directors, the Nonemployee Directors Program will terminate on the earlier of April 1, 2020 or the date on which all shares available for issuance under the Nonemployee Directors Program have been issued.

New Plan Benefits

        No options have been granted, and no direct stock issuances or restricted stock units have been awarded, on the basis of the basis of the 100,000 share increase which forms part of Proposal 3.

Summary of Federal Income Tax Consequences

        The following is only a summary of the principal United States federal income tax consequences applicable to the participants in the Nonemployee Directors Program and the Company with respect to awards under the Nonemployee Directors Program regarding current United States federal income tax laws. This summary is not intended to be exhaustive and among other things, does not discuss the tax consequences of a participant's death or the income tax laws of any city, state or foreign country in which the participant may reside.

        Option Grants.    Options granted under the Nonemployee Directors Program will be non-statutory options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares.

        The Company is entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

        Stock Issuance/Restricted Stock/Restricted Stock Units.    A recipient of a direct stock issuance will recognize ordinary income on the date of issuance of the shares in an amount equal to the fair market value of the shares on such date. A recipient of restricted stock will generally recognize ordinary income when his or her shares vest, based on the then fair market value of the shares at the time of vesting, but a participant can elect under Section 83(b) of the Internal Revenue Code to be taxed at the time of issuance of the restricted stock based on the fair market value at that time. A recipient of a restricted stock unit award will recognize ordinary income in the year in which the shares subject to the award are issued in an amount equal to the fair market value of the shares on the date of issuance.

        The Company is entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant with respect to the stock issuance, restricted stock or restricted stock unit award. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the participant.

        Stock Appreciation Rights.    No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right.

        The Company is entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized.

Accounting Treatment

        Option grants made to nonemployee directors under the Nonemployee Directors Program will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and recognized as expense over the requisite service period (vesting period).

        The number of outstanding options is a factor in determining the Company's earnings per share on a fully diluted basis.

        Should one or more individuals be granted stock appreciation rights under the Nonemployee Directors Program, then such rights will result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount, if any, by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end is accrued as compensation expense, to the extent such fair market value is in excess of the aggregate base price in effect for those rights.

        Direct stock issuances under the Nonemployee Directors Program will result in a charge to the Company's reported earnings equal to the excess of the fair market value of the shares on the issuance date over the cash consideration (if any) paid for such shares. If the shares are unvested at the time of issuance, then any charge to the Company's reported earnings will be amortized over the vesting period. However, if the vesting of the shares is tied solely to performance milestones, then the issuance of those shares will be subject to mark to market accounting, and the Company will have to accrue compensation expense not only for the value of the shares on the date of issuance but also for all subsequent appreciation in the value of those shares which occurs prior to the vesting date. Similar accounting treatment will be in effect for any restricted stock units issued under the Nonemployee Directors Program.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information on the shares of common stock that may be issued upon exercise of options or rights outstanding as of December 31, 2009 under the Company's five equity compensation plans, which include the Long-Term Stock Program, Nonemployee Directors Program, 2001 Employee Stock Purchase Plan for United States Employees (the "U.S. ESPP"), 2001 Employee Stock Purchase Plan for International Employees (the "International ESPP") and Executive Option Plan (the "EOP"). The Company has never issued any warrants under these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance(3)
Equity compensation plans approved by stockholders(4)	8,131,477	(5)	$42.95	1,185,441	(6)
Equity compensation plans not approved by stockholders(7)	7,623	(8)	$6.78	243,180	(9)

Total	8,139,100		n/a	1,428,621

(1)
In accordance with the terms and conditions of the Long-Term Stock Program, option awards are not transferable to third parties for consideration.

(2)
The weighted average exercise price is calculated without taking into account 886,506 shares of common stock subject to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(3)
The amounts indicated in this column exclude securities listed in the column titled "Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights."

(4)
As of February 28, 2010, there were in the Long-Term Stock Program and Nonemployee Directors Program a total of 592,160 shares available for future grants, which included up to 278,221 full value award shares. 6,495,393 option shares were outstanding with a weighted average exercise price of $44.28 and a weighted average term of 3.39 years. 879,485 shares subject to full value award were outstanding.

(5)
This amount includes 886,506 shares of common stock subject to restricted stock unit awards that will entitle the holders to one share of common stock for each such unit that vests over the holders' period of continued service. This amount excludes purchase rights outstanding under the U.S. ESPP. Approximately 65,345 shares would be issuable under purchase rights outstanding under the U.S. ESPP, assuming that the participation rate and purchase price of shares for the remaining quarterly purchases under each such outstanding right is the same as the participation rate and purchase price for such right for the quarter ended December 31, 2009.

(6)
As of December 31, 2009, the following number of shares of common stock remain available for future issuance under equity compensation programs approved by stockholders: (a) Long-Term Stock Program prior to amendment and restatement under Proposal 2—399,302; (b) Nonemployee Directors Program—187,400; and (c) 2001 U.S. ESPP—598,739. If Proposal 2 is approved by the stockholders, as of February 28, 2010, 1,907,091 shares of common stock would be available for future issuance under the Long-Term Stock Program (including awards adjusted as a result of terminations of employment after December 31, 2009).

(7)
Reflects information for the EOP, which was discontinued on December 31, 2004, and the International ESPP.

The EOP permitted executive officers and other key employees to receive options to purchase shares of mutual funds or common stock of the Company in lieu of all or a portion of their compensation from the Company. Each plan participant received an option to purchase securities with a grant date value of one and one-third dollars for every dollar of his or her compensation foregone, including any Company contributions, and an exercise price equal to one quarter of the fair market value of the underlying securities on the grant date. Prior to December 31, 2004, options were granted to purchase additional shares of mutual funds or common stock of the Company with a value equal to any dividends paid on the shares subject to the original options. After December 31, 2004, the Company paid an amount equal to such dividends in cash. Options generally became exercisable six months after the grant date, have a ten year term and may terminate earlier upon the termination of the optionee's service with the Company. Options granted prior to January 1, 2005 remain outstanding (with the latest expiration date of certain of such options being December 31, 2014).

  In 2001, the Company implemented the International ESPP pursuant to which 650,000 shares of common stock were initially reserved for issuance. Regular employees of participating international subsidiaries who are scheduled to work 20 hours or more per week and employees where local law requires the International ESPP be offered to them may participate in the International ESPP. Under the International ESPP, eligible employees may purchase shares of the Company's common stock at a discount with accumulated payroll deductions. Shares are purchased generally on the last day of each calendar quarter at a purchase price per share equal to 85% of the lower of (i) the fair market value per share of common stock on the employee's entry date into the two-year offering period, as fair market value is defined in the International ESPP, or (ii) the fair market value per share on the quarterly purchase date, as fair market value is defined in the International ESPP.

(8)
This amount excludes purchase rights outstanding under the International ESPP and represents only shares subject to option under the EOP. Approximately 18,464 shares would be issuable under purchase rights outstanding under the International ESPP, assuming that the participation rate and purchase price of shares for the remaining quarterly purchases under each such outstanding right is the same as the participation rate and purchase price for such right for the quarter ended December 31, 2009.

(9)
This amount represents 243,180 shares remaining available for issuance under the International ESPP.

2010 EDWARDS INCENTIVE PLAN

Administration

        The Incentive Plan will be administered by the Compensation Committee or a subcommittee thereof consisting of at least two nonemployee directors, each of whom satisfies the requirements for an "outside director" as the term is defined under Section 162(m). The Compensation Committee may delegate authority to a designee with respect to administration of awards which are not intended to be performance-based for purposes of Section 162(m).

Eligibility

        The Compensation Committee will select participants in the Incentive Plan from among the Company's officers and employees. As of February 28, 2010, 1,175 employees (including all executive officers) were eligible to be designated to participate in the Incentive Plan and, subject to stockholder approval of Proposal 4, were selected by the Compensation Committee to participate in the Incentive Plan for 2010.

Determination of Awards Under the Incentive Plan

        For each fiscal year, the Compensation Committee establishes a target for each participant for the fiscal year and the performance goals to be satisfied for such fiscal year for the participant to be paid a bonus. The target may be either an absolute dollar amount or a specified percentage of eligible compensation, as defined by the Compensation Committee.

        The performance goals for each fiscal year shall be based on one or more of the following measures of Company performance: (i) return measures (including, but not limited to, return on assets, capital, investment, equity or sales); (ii) earnings per share; (iii) net income (before or after taxes) or operating income; (iv) earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) market to book value ratio (vii) cash flow or free cash flow (cash flow from operations less capital expenditures); (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation, completion or progress of projects or processes, products or product lines strategic or critical to the Company's business operations; (xii) measures of customer satisfaction; (xiii) share price (including, but not limited to, growth measures and total shareholder return); (xiv) working capital; (xv) economic value added; (xvi) percentage of sales generated by new products; (xvii) progress of research and development projects or milestones; (xviii) growth in sales of products or product lines; (xix) any combination of, or a specified increase in, any of the foregoing; and (xx) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base.

        Performance goals may be based upon the attainment of specified levels of the Company's performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company's business groups or divisions or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award may be fully earned. The attainment of performance goals may be measured including or excluding certain extraordinary items or transactions. The Compensation Committee may provide for various levels of incentive depending on relative performance toward or beyond a performance goal.

        The maximum bonus payable to any participant in a fiscal year may not exceed $2,500,000. This amount is greater than bonus levels paid by the Company in previous years. This bonus limit was set in part to allow the Incentive Plan to accommodate continued growth of the Company. The Board believes that this limit will provide the Compensation Committee with sufficient flexibility to recognize exceptional individual performance.

        Final payouts for a fiscal year under the Incentive Plan must be approved by the Compensation Committee and will occur as soon as practical after the close of the Company's financial books for the fiscal year. In the case of awards intended to meet the requirements of Section 162(m), the Compensation Committee may reduce the amount of incentive (including to zero) due to a participant if the Compensation Committee deems such action is warranted based on other circumstances relating to the overall performance of the Company or other criteria.

Deferral of Bonuses

        The Compensation Committee may permit a participant to defer all or part of the bonus awarded to such participant with respect to any fiscal year under a Company sponsored deferred compensation plan or arrangement that provides for the crediting of a reasonable rate of interest or earnings/loss at a rate equal to the rate of return on an actual investment vehicle, such as a mutual fund.

Amendment or Termination

        The Company reserves the right, exercisable by the Compensation Committee, to amend the Incentive Plan at any time and in any respect or to discontinue and terminate the Incentive Plan in whole or in part at any time; provided, however, that certain amendments to the Incentive Plan will be subject to approval of the Company's stockholders in such manner and with such frequency as shall be required under Section 162(m).

Summary of Federal Income Tax Consequences

        Under present federal income tax law, participants will realize ordinary income, equal to the amount of the award paid to them, at the time of payment. That income will be subject to applicable income and employment tax withholding by the Company. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the Incentive Plan satisfies the requirements of Section 162(m), which imposes a $1,000,000 limitation on the income tax deductibility of non-performance-related compensation paid per individual in the group comprised of the Company's chief executive officer and the three most highly compensated officers (other than the chief financial officer), and otherwise satisfies the requirements for deductibility under federal income tax law.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        Set forth below are the names and ages of each of the current executive officers of the Company, their positions held with the Company, and summaries of their backgrounds and business experience.

        Michael A. Mussallem, age 57. Mr. Mussallem has been Chairman of the Board and Chief Executive Officer of the Company since 2000. Prior to 2000, he held a variety of positions with increasing responsibility in engineering, product development and senior management at Baxter International Inc., including Group Vice President of its CardioVascular business from 1994 to 2000 and Group Vice President of its Biopharmaceutical business from 1998 to 2000. Mr. Mussallem received his Bachelor of Science degree in Chemical Engineering from the Rose-Hulman Institute of Technology and was conferred an honorary Doctorate by his alma mater in 1999. He was a director of Advanced Medical Optics, Inc., from June 2002 to February 2009 and World Heart Corporation from July 2000 to June 2003. Mr. Mussallem is a director of the OCTANe Foundation for Innovation, is a director and former chairman of the California Healthcare Institute, and was chairman of the Advanced Medical Technology Association (AdvaMed) from March 2008 through March 2010.

        Thomas M. Abate, age 56. Mr. Abate has been the Corporate Vice President, Chief Financial Officer and Treasurer of the Company since January 2006. He has served in positions of increasing responsibility at the Company, including as Controller from 2000 to 2002 and as Corporate Vice President, Financial Control and Operations, from 2002 through 2005. Mr. Abate earned a Bachelor's degree in Accounting from the University of Illinois and an MBA from Northern Illinois University.

        Donald E. Bobo, Jr., age 48. Mr. Bobo is the Corporate Vice President, Heart Valve Therapy, responsible for the surgical heart valve business, including tissue replacement and repair devices. He most recently served as the Company's Vice President and General Manager of Transcatheter Mitral Repair and as Vice President, Corporate Strategy. Prior to joining the Company, Mr. Bobo served as Director/General Manager of the Non-Invasive Monitoring Business Unit of InnerSpace, a medical device startup company. From 2001 to 2006, he served as a director of PLC Medical, a publicly traded medical device company. Mr. Bobo holds a Bachelor's degree in Mathematics and a Master's degree in Engineering.

        Bruce P. Garren, age 63. Mr. Garren is the Corporate Vice President, Government Affairs and General Counsel of the Company. He has been the Company's General Counsel since 2000 and was its Secretary from 2000 to 2004. Prior to joining the Company, Mr. Garren was Senior Vice President, General Counsel of Safeskin Corporation. He received his undergraduate degree from Antioch College and his law degree from Cornell Law School, and began his legal career as an associate at Arnold & Porter.

        John H. Kehl, Jr., age 56. Mr. Kehl has been Corporate Vice President, Strategy and Corporate Development of the Company since 2000. Prior to 2000, He served in positions of increasing responsibility at Baxter International Inc. Mr. Kehl earned his Bachelor of Arts degree in Business and Economics from Loras College and received his MBA from Loyola University in Chicago.

        Corinne H. Nevinny, age 49. Ms. Nevinny (formerly Lyle) is the Corporate Vice President, Cardiac Surgery Systems and Vascular of the Company. From December 2005 to September 2009, she was Corporate Vice President, Global Operations and from 2003 to December 2005 she served as the Corporate Vice President, Chief Financial Officer and Treasurer of the Company. Prior to joining the Company as an officer in 2003, Ms. Nevinny was a director of the Company and, from 1998 through 2003, Vice President, Chief Financial Officer of Tularik, Inc., which was acquired by Amgen, Inc., in 2004. She received her undergraduate degree in Industrial Engineering from Stanford University and her MBA from Harvard Business School. Ms. Nevinny is a director of Neurocrine Biosciences, Inc., and Onyx Pharmaceuticals, Inc.

        Paul C. Redmond, age 46. Mr. Redmond is Corporate Vice President, Global Corporate Operations, which includes responsibility for global supply chain, environmental health and safety, facilities, information technologies, process excellence, and global operations strategy. Prior to this, he was Corporate Vice President and General Manager of the Company's Cardiac Surgery Systems and Vascular businesses. Prior to joining the company in 2007, Mr. Redmond served as Vice President, CardioVascular Technologies and Vice President, New Product Development, at Cordis Cardiology, a Johnson & Johnson company. Mr. Redmond received his Bachelor's degrees in Mathematics and Mechanical Engineering from Trinity College in Dublin, Ireland, and also completed the IEP program at I.N.S.E.A.D., in Paris and Singapore.

        Robert C. Reindl, age 55. Mr. Reindl has been the Corporate Vice President, Human Resources of the Company since 2000. As of September 2009, he also became Corporate Vice President, Human Resources and Communications. Mr. Reindl earned his Bachelor of Science degree in Communication from the University of Wisconsin Stevens Point and his Master's degree from Bowling Green State University in Ohio.

        Carlyn D. Solomon, age 47. Mr. Solomon is Corporate Vice President, Critical Care, and also has responsibility for corporate quality and regulatory affairs. Prior to joining the Company in June 2005, he served in a number of positions at Baxter Healthcare Corporation, including interim President of the company's BioScience Division, Vice President of Global Manufacturing, and Vice President of Global Operations. Mr. Solomon has served as an executive board member for the California Manufacturers and Technology Association and the Plasma Protein Therapeutics Association. He also served on the board of directors of The Baxter International Foundation. Mr. Solomon earned a Bachelor's degree in Industrial Engineering from Kansas State University.

        Patrick B. Verguet, age 52. Mr. Verguet has been Corporate Vice President, Europe of the Company since 2004. Since 1984, he served the Company (or its predecessor) in various positions including Vice President of Sales, Europe; Global Business Director for hemofiltration; Business Unit/Country Manager for the Company's operations in Western Europe; General Manager of the Company's operations in Utah; and Vice President and General Manager of the Company's Cardiac Surgery Systems business. Mr. Verguet holds a degree as Doctor in Pharmacy.

        Huimin Wang, age 52. Dr. Wang has been the Corporate Vice President, Japan and Intercontinental of the Company since 2004 and was Corporate Vice President, Japan of the Company from 2000 to 2004. Previously, he was a representative director of Baxter Limited, a Japan corporation, through September 2002. Dr. Wang earned his Doctor of Medicine degree from Kagoshima University in Japan and was a Resident and Staff Physician in anesthesiology at Keio University Hospital in Tokyo. He earned his MBA from the University of Chicago. Dr. Wang is a Visiting Associate Professor at Keio University.

        Larry Wood, age 44. Mr. Wood is Corporate Vice President, Transcatheter Heart Valve, is responsible for the Company's key initiatives in transcatheter heart valve replacement. Most recently, from March 2004 to February 2007, he served as Vice President and General Manager, Percutaneous Valve Interventions. Since 1985, Mr. Wood served the Company (or its predecessor) in positions including Manufacturing Management and as Senior Director of Regulatory Affairs and Clinical Studies for the Heart Valve Therapy business. From 2001 to 2004, he was the Vice President, Global Franchise Management. Mr. Wood holds a Bachelor's degree in Business and an MBA from Pepperdine University.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides disclosure about the objectives and policies underlying the Company's compensation programs for its Chairman and Chief Executive Officer (the "Chairman and CEO") and the other individuals identified in the Summary Compensation Table that follows this discussion and analysis (collectively, the "Named Executive Officers"). The Company's compensation programs for the Named Executive Officers are evaluated and approved by the Compensation Committee of the Board of Directors.

         Compensation Philosophy and Objectives for the Named Executive Officers.     The Company's compensation programs are designed to attract, retain, motivate and engage executives with superior leadership and management capabilities to enhance stockholder value. Within this overall philosophy, the Company's objectives are to:

  •
  offer programs that emphasize performance-based compensation in addition to fixed compensation;

  •
  align the financial interests of executives with those of the Company's stockholders; and

  •
  provide compensation that is competitive.

        The Company strongly believes that a significant amount of compensation for the Named Executive Officers should be comprised of short- and long-term incentives, or at-risk pay, to focus the executives on competitive and strategic initiatives. The amount of such short- and long-term incentive compensation is dependent on achievement of annual Company goals, individual performance, and long-term increases in the value of the Company's stock.

        Compensation Process.     The Compensation Committee discusses, approves and is responsible for evaluating and approving the compensation for the Chairman and CEO and the other Named Executive Officers, including the specific objectives and target performance levels to be included in our compensation plans. The Chairman and CEO and other members of our executive leadership team develop the Company's strategic plan as well as more detailed annual plans for execution. These plans are reviewed and approved by the Board of Directors. The Chairman and CEO then provides input to the Compensation Committee regarding the Company's plan, the strategic objectives and the performance levels to be addressed by the compensation plans. In addition, the Chairman and CEO and the Company's Corporate Vice President, Human Resources, provide recommendations to the Compensation Committee regarding compensation for the Named Executive Officers (other than the Chairman and CEO). The Compensation Committee determines the compensation of the Chairman and CEO and reviews and approves the compensation of our other Named Executive Officers.

        The Compensation Committee has retained Ernst & Young LLP ("E&Y") as an independent compensation consultant to assist it in evaluating executive compensation programs and providing competitive data for use in evaluating the compensation for the Named Executive Officers. E&Y provides additional consulting services to the Company with respect to corporate finance and tax planning. The Compensation Committee does not engage E&Y to provide the additional services, which are provided by a different business unit at E&Y. In 2009, the Company paid E&Y $212,000 for executive compensation consulting services and $232,000 for corporate finance and tax consulting services.

        The Chairman and CEO and the Corporate Vice President, Human Resources, are invited to and regularly attend Compensation Committee meetings as non-voting guests. The Compensation Committee regularly meets in executive session without participation by the Chairman and CEO or other management representatives. Meetings of the Compensation Committee may only be called by the Compensation Committee. In addition, our Chairman and CEO and our Corporate Vice President, Human Resources, meet with the Compensation Committee's independent compensation consultant in preparation for Compensation Committee meetings, and the independent compensation consultant also regularly attends Compensation Committee meetings.

        Use of Competitive Data.     The Company targets each Named Executive Officer's total direct compensation (base salary plus annual incentive payment plus equity compensation) to be at approximately the median for comparable positions at competitive peer companies. In determining the appropriate level of each component of compensation for a Named Executive Officer, the Compensation Committee also reviews and evaluates the performance of the Company, and the executive's tenure, experience, level of individual performance and potential to contribute to the Company's future growth. Accordingly, a Named Executive

Officer's actual compensation may be higher or lower than the median for their position. Consistent with the Company's philosophy of emphasizing pay for performance, the total cash compensation packages are designed to pay above the target when the Company exceeds its goals and below the target when the Company does not achieve its goals. In the event threshold levels of performance are not attained, no annual incentive payment is earned. For purposes of establishing the value of equity awards, stock options are valued using the Black-Scholes valuation model, and restricted stock and restricted stock units are valued at the fair market value of the underlying shares at the grant date.

        In order to establish competitive compensation market data for the Named Executive Officers, the Compensation Committee's independent compensation consultant provides compensation data using public proxy information from companies primarily in the medical device industry that are chosen based on their market capitalization, revenue, complexity, competition for executive talent and geographic location (the "Comparator Group"). In 2009, the Comparator Group was comprised of the following companies: Advanced Medical Optics, Inc.; Beckman Coulter, Inc.; Becton Dickinson & Co.; Boston Scientific Corporation; C. R. Bard, Inc.; ev3 Inc.; Gen-Probe, Inc.; Hospira, Inc.; Integra Lifesciences Holding Corp.; Medtronic, Inc.; PerkinElmer, Inc.; ResMed, Inc.; St. Jude Medical, Inc.; Thoratec Corporation; Varian, Inc.; and Varian Medical Systems, Inc. The Company ranked approximately at the median of this group in terms of market capitalization. The composition of the Comparator Group is reviewed periodically to monitor the appropriateness of the profiles of the companies included so that the group continues to reflect the Company's competitive market and provides statistical reliability. The most recent review of the Comparator Group was conducted in July 2009. At that time, Advanced Medical Optics, Inc. and Varian, Inc. were eliminated, and Illumina, Inc., Masimo Corp., Stryker Corp., and Zimmer Holdings, Inc., were added to the Comparator Group. The revised Comparator Group was used to establish competitive market compensation data for 2010.

        Although data from the Comparator Group is the primary data input for compensation decisions for the Named Executive Officers, the Compensation Committee also considers compensation data for companies in the high technology, life sciences and medical device industries reported in the following nationally recognized surveys: Hewitt Total Compensation Management Executive Compensation United States, Radford Global Lifesciences Survey, Radford U.S. Executive Survey, Mercer Benchmark Database (Executive Positions), and SIRS Executive Compensation Survey. This data is used to verify the reasonableness of the results from the Comparator Group related to base salary and total cash compensation. The Compensation Committee believes it is appropriate to refer to this additional data because the Company competes with these types of companies for executive talent. If the results of the Comparator Group vary significantly from the data from the other surveys, the Compensation Committee will consider such information in its decision-making process. To date, reference to the data from the other surveys has not resulted in a change to the decisions based on the Comparator Group.

        When compared to the competitive data based on the 2009 Comparator Group, the base salary compensation paid to the Named Executive Officers for the 2009 fiscal year was approximately 3% above the median, the total cash compensation was approximately 25% above the median and total direct compensation was approximately 7% above the median. The difference in the total cash and total direct compensation from the median is primarily due to the Company's strong performance in 2009 as the Company met or exceeded its financial goals, increased the growth rate of surgical heart valves, extended its leadership in transcatheter heart valves, and continued to strengthen infrastructure to support future growth. When compared to the competitive data based on the 2010 Comparator Group, the base salary compensation paid to the Company's named executive officers for the 2009 fiscal year was approximately 6% above the median, the total cash compensation was approximately 21% above the median and total direct compensation was approximately 4% above the median.

        Elements of Compensation.     The compensation package for each Named Executive Officer consists primarily of (a) base salary, (b) an annual cash incentive payment based on attainment of pre-established financial and operating goals and individual performance, and (c) long-term stock-based incentive awards designed to align the interests of the Named Executive Officers with those of the Company's stockholders. Each of these three components of compensation, which are discussed in more detail below, promotes one or more of the Company's objectives of designing executive compensation that is competitive, performance-based and aligns the interests of the executives with the Company's stockholders.

        Base Salary.    In determining a Named Executive Officer's base salary, the Compensation Committee considers the following factors in addition to competitive data: responsibilities, tenure, prior experience and expertise; individual performance as measured against performance management objectives; future potential; and internal equity. Base salary is the only fixed compensation element of executive compensation, and satisfies the compensation objective of providing competitive compensation that will attract and retain qualified executives. Base salary is also intended to provide a certain level of security and continuity from year to year. The Compensation Committee reviews each Named Executive Officer's base salary each year in February and any approved changes are effective beginning the first pay period in April. The base salary for the Chairman and CEO is established in a similar manner and is described more fully under "Employment and Post-Termination Agreements," below.

        Base salaries in 2009 for the Named Executive Officers were increased by an average of approximately 6% from the level in effect for 2008. These increases were comprised of approximately 3% performance and competitive wage inflation, and approximately 3% market competitive salary adjustments.

        For 2009, base salary for the Named Executive Officers was, on average, at approximately 3% above the median of the Comparator Group and comprised approximately 19% of their total direct compensation.

        Annual Cash Incentive Payment.    All of the Named Executive Officers and many other management and non-management level salaried employees (approximately 1,175 employees including the Named Executive Officers) participate in the Incentive Plan. Participants in the Incentive Plan receive annual cash incentive payments that are tied to the achievement of corporate financial measures, operating goals, and individual performance, and provide no economic guarantee. The Compensation Committee, in collaboration with the Chairman and CEO, sets annual incentive performance goals each year based on the financial and operating goals in the Company's business plan for the year. The incentive payments for the year are determined when achievement of the predetermined financial and operational goals are known, and individual performance can be assessed. For 2009, annual Incentive Pay Objectives for the Named Executive Officers were, on average, approximately 6% above the median of the Comparator Group and comprised approximately 14% of their total direct compensation.

        The following illustration shows how the cash incentive payment for a participant in the Incentive Plan is determined, subject to the limitation that an individual's incentive payment will range from 0% - 200% of his or her Incentive Pay Objective:

        Incentive Pay Objective.    The Compensation Committee establishes an annual Incentive Pay Objective for the Named Executive Officers so that the target total cash compensation (base salary plus incentive payment for expected performance) will be at approximately the median of the Comparator Group.

        Financial Measure Achievement.    The Incentive Pay Objective is multiplied by the percentage of the pre-established Company financial goals achievement. No incentive payment is paid if actual performance associated with Company financial goals is not in excess of a pre-established minimum threshold. If the Company achieved the maximum level specified for each financial goal, the maximum incentive achievement for this measure would be 175%.

        For 2009, the Company's financial goals, and the corresponding weightings, were as follows: revenue growth (45% weighting); net income (35% weighting); and free cash flow (20% weighting). The following table sets forth the target level for each such goal as well as the level of achievement required to earn the various levels of the Financial Measure Achievement. Interpolation is applied for results between the levels shown in the chart.

2009 Company Financial Performance Measures*

Percentage of Financial Measure Achievement	Revenue Growth 45% Weight	Net Income ($M) 35% Weight	Free Cash Flow** ($M) 20% Weight
0%	Less than 6.0%	Less than $159.0	Less than $140.0
25%	6.0%	$159.0	$140.0
100%	11%	$174.0	$160.0
175%	15%	$189.0	$180.0

*
Performance measures may vary from Generally Accepted Accounting Principles ("GAAP") amounts to reflect items such as constant foreign exchange rates, divested businesses and other unusual items.

**
Defined as cash flow from operations less capital expenditures.

        Key Operating Driver Achievement.    The product of the Incentive Pay Objective and the Financial Measure Achievement is multiplied by the level of achievement of pre-established key operating drivers (the "KODs"). The Company establishes KODs each year to address specific business initiatives consistent with the Company's confidential internal strategic and operating plans. The KODs address specific business units, products and product lines, and focus the executive team on the areas and initiatives most important to the Company's future success. The Company has established a range of performance for each KOD. These ranges are established with the expectation that the target range should be achievable with the expected level of performance. Performance within the expected range results in a multiplier of 100%. Performance below the range is considered sub-optimal and will result in a reduction of the multiplier below 100%. Performance above the range is considered extraordinary and results in an increase of the multiplier above 100%, to a maximum of 150%.

        In 2009, there were five KODs, as follows:

  •
  sales growth goals for heart valve therapy products ("KOD #1");

  •
  clinical, regulatory, and product development milestones for transcatheter heart valves ("KOD #2");

  •
  sales and profitability growth goals for the Critical Care business unit, including sales growth goals for the FloTrac system ("KOD #3");

  •
  milestones for pre-market clinical activities, regulatory approvals, and market introductions relating to potential new products across the Company's various product lines ("KOD #4"); and

  •
  strengthen various operational, quality, and management systems ("KOD #5").

        The following chart illustrates the impact of the performance with respect to each KOD on the KOD multiplier, and the actual 2009 KOD performance. Actual KOD performance can range from 0% to

200%. The aggregate KOD multiplier can be as low as 0% and may not exceed 150%. Interpolation is applied for results between the levels shown in the chart.

Determination of 2009 Key Operating Driver Multiplier

Key Operating Driver	Underachieve	Achieve	Overachieve	KOD Multiplier Based Upon Actual Performance
KOD #1	0%	30%	60%	40%
KOD #2	0%	20%	40%	28%
KOD #3	0%	20%	40%	0%
KOD #4	0%	20%	40%	20%
KOD #5	0%	10%	20%	20%

        Based upon the KOD performance described above, the Compensation Committee concluded that the 2009 KOD multiplier was 108%.

        Individual Performance Objective Multiplier.    Finally, the result of the above calculation is multiplied by the Individual Performance Objective Multiplier. The individual performance objectives for the Chairman and CEO are established by the Compensation Committee, and the individual performance objectives for each Named Executive Officer (other than the Chairman and CEO) are established collaboratively by the Chairman and CEO and each such executive. Each executive has an appropriate number of meaningful individual performance objectives. In choosing the individual performance objectives, the Chairman and CEO and the Compensation Committee strive to create objectives, the attainment of which will result in the effective implementation of the Company's strategic and operating plans, with a focus on the achievement of the financial and operational goals within each executive's individual area of responsibility.

        These objectives are considered in the aggregate to determine an overall performance modifier for each Named Executive Officer for the purposes of the compensation formula. Although almost all of the individual performance objectives are expressed in qualitative terms that require subjective evaluation, objectives also include numerous quantitative measures. However, the determination of the overall performance modifiers for each Named Executive Officer is a subjective process. The Chairman and CEO reviews the performance of each Named Executive Officer with the Compensation Committee and recommends the performance modifier for each. The Compensation Committee then exercises subjective judgment, assigning a percentage of achievement for purposes of the compensation formula. This process involves reviewing the individual performance objectives, the overall performance of the individual executive against all of his or her individual objectives, taken together, and the executive's performance relative to the environment and to other executives. There is no formal weighting of the individual performance objectives. Individual performance objective multipliers may range from 0% to 200%. If an executive achieves less than 100% of his or her individual performance objectives, his or her incentive compensation is decreased from the level determined by the other factors, and if an executive achieves more than 100% of his or her individual performance objectives then that executive's incentive compensation is increased above the level determined by the other factors.

        The individual performance objectives established by the Compensation Committee for the Chairman and CEO and the other Named Executive Officers and the Compensation Committee determinations for 2009 are described below.

        Mr. Mussallem:     Mr. Mussallem's performance objectives were to: develop and execute corporate strategy; achieve Company financial goals and KODs; increase shareholder value; drive innovation and product leadership; attract and retain talented employees; promote a culture of ethical business practices and social responsibility; and provide leadership as Board Chairman. The Compensation Committee assessed

Mr. Mussallem's 2009 performance against each objective. In particular, they noted his: (i) success in implementing, directing and deploying the strategy of the Company; (ii) strong oversight of important product-specific and infrastructure-related strategic initiatives; (iii) successfully attracting and retaining talent and planning for the future; (iv) setting an appropriate "tone at the top"; and (v) promoting strong corporate governance and an open and trusting Board environment. In making its evaluation, the Compensation Committee observed that Mr. Mussallem maintained focus on development and execution of the Company's strategy in order to deliver both near-term and long-term superior shareholder value; met or exceeded all financial goals; strengthened the pipeline of future new products; and strengthened infrastructure, in particular quality systems, to support future growth.

        Mr. Abate:     Mr. Abate's performance objectives were to: ensure the Company's financial reporting maintains the highest integrity; maximize the Company's internal financial department's contribution to the Company's long-term financial success; maintain a high standard of investor relations; attract, develop and retain talented employees; and maximize the Company's capital capacity and enhance shareholder returns. The Compensation Committee assessed Mr. Abate's 2009 performance against each objective. In particular, they noted his focus on strengthening the balance sheet through conservative fiscal management, managing foreign exchange fluctuation through hedging activities, as well as effectively managing capital deployment to growth opportunities and share repurchase.

        Mr. Verguet:     Mr. Verguet's performance objectives were to: achieve European Key Operating Drivers and financial goals; drive strategic initiatives in Europe, the Middle East, and Africa; drive innovation and product leadership for the transcatheter heart valve product in Europe; attract, develop and retain talented employees; and promote a culture of ethical business practices and social responsibility. The Compensation Committee assessed Mr. Verguet's 2009 performance against each objective. In particular, they noted his continued leadership for the strong results of the transcatheter heart valves in Europe, his focus on optimizing the European organization and developing talent.

        Mr. Solomon:     Mr. Solomon's performance objectives were to: develop, evolve and execute the strategy to transform the Critical Care business to consistently deliver sales growth with improving profitability; achieve the Key Operating Drivers and financial goals for the Critical Care and Vascular businesses; meet 2009 product development Key Operating Drivers; attract, develop and retain talented employees; promote a culture of customer focus, innovation and operational excellence; and lead quality compliance. The Compensation Committee assessed Mr. Solomon's 2009 performance against each objective. In particular, they noted his leadership to transform the Critical Care business and his ability to attract, develop and retain talented employees.

        Mr. Bobo:     Mr. Bobo's performance objectives were to: develop and execute Heart Valve Therapy strategy; achieve the Key Operating Drivers and financial goals for the Heart Valve Therapy business; drive innovation and product leadership; attract, develop and retain talented employees; promote a culture of customer focus, innovation and operational excellence; and quality compliance leadership. The Compensation Committee assessed Mr. Bobo's 2009 performance against each objective. In particular, they noted his leadership in delivering the strong performance of the Heart Valve Therapy business and achievement of product development goals.

        Committee Review Process.    The Compensation Committee meets each February to review and approve annual incentive payments for the prior year and to set incentive performance targets for the current year. The Compensation Committee may adjust the incentive payment levels based on Financial Measure Achievement, Key Operating Drivers Achievement, Individual Performance Objective Multiplier, and other factors (for example, total shareholder return and achievement of strategic objectives) the Compensation Committee determines appropriate. In February 2010, after reviewing the Company's 2009 performance versus financial and operational goals, total shareholder return performance, and business segment performance, the Compensation Committee awarded incentive payments totaling approximately $2,700,000 to the Named Executive Officers. The amount awarded to the Named Executive Officers, as a group, represented 146% of the incentive pay target for the Named Executive Officers (including the Chairman and CEO). The amount awarded to each Named Executive Officer for 2009 is reported in the Summary Compensation Table. No discretionary adjustments were made by the Compensation Committee. The incentive payments were paid in March 2010.

        Long-Term Incentive Awards.    The long-term incentive awards are designed to: (i) enhance the value of the Company (and, ultimately create stockholder value) by aligning participants' interests more closely to those of the Company's stockholders and by providing participants with an incentive to manage the Company from the perspective of an owner; and (ii) retain qualified employees.

        The Company grants long-term incentive awards in the form of stock options and restricted stock units to eligible employees (including the Named Executive Officers) under the Long-Term Stock Program. The Long-Term Stock Program was last approved by the stockholders in May 2009. Stock options align executive interests with stockholders' interests because options have value only if the stock price increases subsequent to the date the stock option is awarded. Restricted stock units, which create less stockholder dilution than stock options with a comparable value, entitle the recipient to receive shares of the Company's common stock at the time of vesting without payment from the recipient. The combination of options and restricted stock units allows the Company to maintain a competitive compensation program.

        At the Compensation Committee meeting immediately preceding the stockholder meeting in May of each year, the Compensation Committee determines the size of the long-term incentive award for each Named Executive Officer based on competitive total direct compensation targets for the executive along with such executive's level of responsibilities, ability to contribute to and influence long-term results of the Company, and individual performance. In making individual awards, the Compensation Committee considers factors similar to those taken into account in establishing non-equity incentive compensation. Also taken into account is benchmarking data from the Comparator Group as well as a subjective determination regarding the individual executive's potential for contributing to the Company's future success. Of these factors, the ability to influence the Company's long-term goals and individual performance are weighted most heavily. In keeping with the Company's commitment to provide a total compensation package that emphasizes at-risk components of pay, long-term incentives for 2009 comprised, on average, 60% of the value of the Named Executive Officers' total direct compensation package.

        For 2009, a benchmark guideline expressed as a dollar value was established for each Named Executive Officer. Using the benchmark guideline, the Chairman and CEO evaluated each executive's performance (other than himself), as discussed previously (see "Compensation Process," above), and established specific recommendations for the Compensation Committee's consideration. Accordingly, individual executive awards may and do vary from the benchmark guideline. The Compensation Committee evaluated the Chairman and CEO's performance using the same criteria as discussed above in "Compensation Process" to establish the appropriate award for the Chairman and CEO.

        For 2009, the approved long-term incentive value was delivered using a combination of stock options and restricted stock units, with the CEO at 100% stock options. For the remaining Named Executive Officers, approximately 80% of the value was delivered using stock options (with the number of option shares calculated based on the Black-Scholes value on the date of grant as determined for financial reporting purposes), and approximately 20% of the value was delivered in the form of restricted stock units. Stock options were more heavily weighted in the allocation to focus the Named Executive Officers on the creation of stockholder value over the long-term.

        As of February 28, 2010 stock options have an exercise price equal to the closing price on the day preceding the date of Compensation Committee approval. As discussed above, the Compensation Committee approved the 2009 awards for the Named Executive Officers at its meeting in May 2009. Stock options granted to Messrs. Mussallem and Abate vest monthly over twenty-four months, each with a seven-year term, consistent with vesting standards established for retirement-eligible executives. Stock options granted to Messrs. Solomon, Verguet and Bobo vest annually over four years and have a seven-year term.

        Restricted stock units awarded in 2009 to the Named Executive Officers and other employees become 50% vested on the third anniversary of the grant and 100% vested on the fourth anniversary of the grant. Upon termination, retirement-eligible employees immediately vest in 25% of the restricted stock unit awards for each full year of employment with the Company measured from the grant date. To be retirement-eligible, an employee must be 55 years of age or older and have 10 or more years of service with the Company. As of December 31, 2009, the following Named Executive Officers were retirement-eligible: Messrs. Mussallem and Abate.

        The awards made to the Named Executive Officers for 2009 are set forth in the accompanying Grants of Plan-Based Awards in Fiscal Year 2009 table.

        Stock Ownership Guidelines.     Under guidelines adopted by the Company, the Chairman and CEO is targeted to own shares of Company stock with an aggregate market value at least equal to six times his current base salary; the other Named Executive Officers are targeted to own shares with an aggregate market value at least equal to three times the executive's current annual base salary. Shares that count toward meeting the guidelines include the shares held directly or under Company plans, restricted stock and restricted stock units, and 25% of the value of vested in-the-money stock options. Executives who have met guidelines are expected, absent unusual circumstances, to maintain or exceed their target ownership levels. Stock ownership guidelines are to be satisfied within five years of becoming an executive officer, and were established to create additional owner commitment and to emphasize shareholder value creation. Target ownership levels are adjusted as the executives' annual base salaries change. As of December 31, 2009, each Named Executive Officer had achieved, or was on schedule to achieve, his targeted level of stock ownership within the allotted time.

        Market Timing of Equity Awards.     The Company does not have any program, plan or practice to time option grants to its Named Executive Officers (or any other optionee) in coordination with the release of material information. Annual equity awards for the Named Executive Officers are made at the Compensation Committee meeting in May of each year. Any other equity awards to Named Executive Officers, including grants to new hires, are made on the date of the next available Compensation Committee meeting following the event giving rise to the grant.

        Benefits.     The Named Executive Officers are eligible to participate in employee benefit programs generally offered to other employees of the Company. These benefits generally provide, on average, 2% of the value of the Named Executive Officer's total cash compensation. In addition, the Company provides certain other perquisites to its Named Executive Officers that are not generally available to the Company's employees. These perquisites are described below and reported in the Summary Compensation Table.

        The Company's perquisites program for the Named Executive Officers includes: (i) a monthly car allowance (of $1,100 for the Chairman and CEO and $900 for the other U.S.-based Named Executive Officers; the Corporate Vice President, Europe receives approximately $2,700); (ii) reimbursement for an annual executive physical examination (generally ranging from $1,500 to $3,500); and (iii) a flexible allowance up to an annual maximum of $40,000 (plus the cost of two club memberships) for the Chairman and CEO for 2009, and a maximum of $20,000 for the other Named Executive Officers for 2009 for reimbursement of: airline club membership dues; cost of cellular phone equipment; club membership dues; financial planning expenses; home office equipment; and spousal travel to accompany the executive on business trips.

        Car Allowance.    The car allowance is intended to cover expenses related to the lease, purchase, insurance and maintenance of a vehicle. It is provided in recognition of the need to have executive officers visit customers, business partners and other stakeholders in order to fulfill their job responsibilities. This travel causes wear and tear on personal vehicles and increases fuel expenses. The car allowance eases the administrative burden of tracking mileage and wear-and-tear each time travel occurs. Executives receiving this benefit are not eligible for additional mileage reimbursement for business use of their personal vehicle.

        Annual Executive Physical Examination.    Each of the Named Executive Officers is entitled to receive an annual comprehensive executive physical examination. This benefit encourages the proactive management of the executive's health and provides an opportunity for early diagnosis and treatment of health issues.

        Flexible Allowance.    This benefit recognizes the diverse needs of the Company's executive officers. Eligible expenses are reimbursed up to the stated annual limits, and any unused portion is forfeited.

        The following list describes eligible reimbursement items under the flexible allowance:

          Airline Clubs.    Executives can maintain membership in airline clubs that provide airport meeting facilities that are useful for conducting job-related business.

          Cellular Phone.     Expenses related to the purchase and activation of a cellular phone may be reimbursed under the flexible allowance program. The nature of the executives' responsibilities requires them to be easily accessible. Reimbursements for business-related calls are requested through the normal expense reporting process.

          Club Membership.    The Company reimburses membership dues in various clubs that provide substantial engagement within the local community and are useful for conducting job-related business as well as reimbursement for membership to fitness clubs (including personal training).

          Financial Planning.     This allowance covers expenses resulting from financial, estate and tax planning. The Company believes that it is in its best interest for the executives to have professional assistance in managing their total compensation so that they can focus their full attention on growing and managing the business.

          Home Office Equipment.     Expenses related to establishing and maintaining a home business office are covered under the flexible allowance. The maintenance of a home office enables the executives to conduct business outside normal work hours.

          Spousal Travel.     The Company believes that there are instances when an executive may decide to take their spouse to a business function. The Company will reimburse the cost of spousal travel under the flexible allowance.

        The Compensation Committee conducts an annual review of the competitiveness of the Company's perquisite program and the individual components and reimbursement levels. As a result of these reviews, the Compensation Committee may make adjustments as it determines to be appropriate. Also, the Audit Committee periodically reviews actual benefit usage. The Company believes that providing these perquisites is a relatively inexpensive way to enhance the competitiveness of the executive's compensation package.

        Pension.     Mr. Verguet participates in the Company's pension plan applicable to its salaried employees at its Nyon, Switzerland facility (see the section "Pension Benefits" below). The Company does not have any pension plans in which any of the other Named Executive Officers participate.

        Deferred Compensation.     The Company has adopted a deferred compensation plan for the Named Executive Officers and certain other management employees to enable them to save for retirement by deferring their income and the associated tax to a future date or termination of employment. Under the Executive Deferred Compensation Plan (the "EDCP"), the Named Executive Officers and other key employees have the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The Company believes that the EDCP is comparable to similar plans offered by companies in the Comparator Group.

        In 2001, the Company adopted the EOP, a nonqualified option plan for the benefit of its executives and other key employees. The EOP permitted participants to elect to forego all or a portion of their compensation (base salary and bonus) and receive instead options to purchase shares of mutual funds or common stock of the Company. The Company discontinued participation in the EOP on December 31, 2004. The outstanding options under the EOP are fully vested. The participating Named Executive Officers are entitled to receive payment of dividend equivalents on outstanding options they hold under the EOP in accordance with the terms of the EOP.

        The amounts deferred and accrued under the EDCP and the EOP for the Named Executive Officers are reported below in the Summary Compensation Table and the Nonqualified Deferred Compensation Table.

        Employment and Post-Termination Agreements.     The Company has entered into an employment agreement with its Chairman and CEO as well as change in control severance agreements with the Chairman and CEO and the Company's other Named Executive Officers as discussed below. Those other Named Executive Officers are eligible to participate in a severance plan for eligible employees to receive severance benefits upon an involuntary termination of employment due to the elimination of their position or a reduction in workforce.

        Chief Executive Officer Employment Agreement.    The Company's employment agreement with the Chairman and CEO, Mr. Mussallem, was approved by the Compensation Committee, and provides for an annual base salary, bonus and long-term incentive awards as determined by the Board and, in certain circumstances, severance payments upon termination of employment.

        Mr. Mussallem's base salary is reviewed and may be adjusted annually based on: (i) the Compensation Committee's review of the Comparator Group data in consultation with the Compensation Committee's compensation consultant, and (ii) Mr. Mussallem's performance. The Compensation Committee followed the same philosophy and programs described above for executives in determining 2009 compensation for Mr. Mussallem. In addition, the Compensation Committee reviewed a tally sheet prepared by its independent compensation consultant which affixed a dollar amount to all components of Mr. Mussallem's compensation, including current compensation, equity awards, benefits and potential severance payments. Based on this review, his annual base salary was set at $825,000, effective March 23, 2009, which represented an increase of 3% from 2008, and his Incentive Pay Objective for expected performance was set at $825,000 (after the exercise of negative discretion as required by Internal Revenue Code section 162(m)). See "Tax and Accounting Implications—Policy Regarding Section 162(m)" below. In addition, Mr. Mussallem was awarded 208,000 stock options. For 2009, the Compensation Committee awarded Mr. Mussallem a bonus of $1,300,000 based on the factors described above under "Annual Cash Incentive Payment." The Compensation Committee believes, after reviewing Mr. Mussallem's total direct compensation, individual performance and contribution to the Company's financial results during 2009, that Mr. Mussallem's total compensation and each component thereof were in line with the Company's compensation philosophy and objectives.

        In February 2010, the Compensation Committee approved Mr. Mussallem's base salary to remain at $825,000, in line with the Comparator Group and the Company's compensation philosophy emphasizing the pay for performance incentives. The Compensation Committee approved an Incentive Pay Objective for expected performance of $825,000. See "Tax and Accounting Implications—Policy Regarding Section 162(m)" below. The Compensation Committee also approved Mr. Mussallem's personal performance objectives for 2010.

        If Mr. Mussallem is involuntarily terminated by the Company without "cause," as defined in the employment agreement, the Company is required to pay certain severance benefits if he is not receiving the severance benefits under his change in control severance agreement. The material terms of the severance arrangement are described in the section "Potential Payments Upon Termination or Change in Control," below.

        Change in Control Severance Agreements.    The Company has entered into agreements with its Named Executive Officers pursuant to which such individuals would be provided certain payments and benefits in the event of termination of employment following a change in control of the Company. The Company believes that this program enhances the likelihood of retaining the services of such officers in the event the Company was to become an acquisition target and allows the Named Executive Officers to continue to focus their attention on the Company's business operations, stockholder value and the attainment of long-term and short-term objectives without undue concern over their employment or financial situations.

        The level of severance benefits was established based on a review of severance benefits paid by similar companies. This review was conducted by the Company's compensation consultant at the time the Company became an independent public company. A subsequent review was conducted by the Compensation Committee's independent compensation consultant in January 2006. That analysis indicated that the benefits being provided under the agreements to the Chairman and CEO, and to Messrs. Abate and Verguet, were competitive. In 2008, a similar review was conducted, resulting in a revised level of benefits. These benefits became effective for all officers who received these agreements beginning in 2008, including Messrs. Solomon and Bobo.

        Each agreement provides that the Named Executive Officer will be entitled to severance benefits upon his involuntary termination or constructive termination within 24 months following a change in control of the Company. The Chairman and CEO will also receive severance benefits upon a voluntary termination of his employment at any time during the thirteenth month following a change in control. If any payments to a Named Executive Officer (other than Messrs. Solomon and Bobo) would be subject to excise tax under Internal Revenue Code Section 4999 ("Section 4999"), the Company will pay an additional gross-up amount for any excise tax and federal, state and local income taxes, such that the net amount of the payments would be equal to the net payments after income taxes had the excise and resulting gross-up not been imposed. Under their agreements, Messrs. Solomon's and Bobo's payments and benefits will be reduced to the extent necessary to maximize their net after-tax benefits after taking into account any excise taxes payable under Section 4999. The material terms of the agreements are described in the section "Potential Payments Upon Termination or Change in Control," below.

        The Company believes that the level of severance payments is fair and reasonable based on the years of service of the Named Executive Officers and the value the Company would derive from the services provided by the executives with change in control agreements prior to, and following, a change in control.

        Tax and Accounting Implications.

        Policy Regarding Section 162(m).    Section 162(m) generally limits the corporate deduction for annual compensation deemed paid to the named executive officers to $1,000,000 per individual, unless that compensation qualifies as performance-based under Section 162(m). The Compensation Committee intends to consider the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the tax benefits to the Company's stockholders. The Long-Term Stock Program is a stockholder-approved plan which has been structured so that any compensation deemed paid in connection with the exercise of stock options will qualify as performance-based compensation not subject to the $1,000,000 limitation. The awards to the Chairman and CEO and to Messrs. Verguet and Solomon under the Edwards Incentive Plan for 2009 and 2010 are structured to qualify as performance-based compensation so as not to be subject to the $1,000,000 limitation.

        Nonperformance-based compensation paid to the Named Executive Officers in 2009 exceeded the $1,000,000 limitation by $1,598,199. The Compensation Committee recognizes the importance of preserving the Company's ability to design compensation programs to attract and retain skilled and qualified individuals in a highly competitive market. The Compensation Committee will continue to design salary, annual incentive bonuses and long-term incentive compensation in a manner that the Compensation Committee believes prudent or necessary to hire and retain the Company's Named Executive Officers, and some of the compensation deemed paid to these executives may be nondeductible.

        Accounting for Stock-Based Compensation.    The Company accounts for stock-based payments in accordance with applicable accounting guidance. The fair value of each award is estimated on the date of grant and expensed in the income statement over the vesting period for the award.

        2010 Compensation Decisions.     At its February 2010 meeting, the Compensation Committee approved base salary increases of approximately 6% in the aggregate for the Named Executive Officers (excluding Mr. Mussallem, who did not receive an increase) to maintain market competitiveness. The Compensation Committee also approved other base salary increases to recognize performance for other executives. In addition, the Compensation Committee established the incentive pay targets for each Named Executive Officer, and established the Company's 2010 financial and operational goals under the Edwards Incentive Plan.

Report of the Compensation and Governance Committee

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement distributed in connection with the Company's 2010 Annual Meeting of Stockholders.

The Compensation and Governance Committee:
Mike R. Bowlin (Chairperson)
Robert A. Ingram
William J. Link, Ph.D.
Barbara J. McNeil, M.D., Ph.D.

 Executive Compensation

        The following table sets forth a summary, for the years indicated, of the compensation of the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers of the Company whose total compensation for the 2009 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of 2009. No other executive officers that would have otherwise been includable in such table on the basis of total compensation for the 2009 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year. The five individuals identified in the Summary Compensation Table are referred to as the "Named Executive Officers" throughout this disclosure.

Summary Compensation Table

Name and Principal Position	Year	Salary $(1)	Stock Awards $(2)	Option Awards $(2)	Non-Equity Incentive Plan Compensation $(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(4)	All Other Compensation $(5)	Total $
Mr. Mussallem	2007	777,077	1,009,203	2,059,050	541,000	236,100	66,955	4,689,385
Chairman of the Board and	2008	796,308	767,866	2,294,090	1,600,000	203,931	115,441	5,777,636
Chief Executive Officer	2009	819,231	73,580	3,267,572	1,300,000	87,217	161,080	5,708,680
Mr. Abate	2007	329,092	310,227	608,650	124,200	10,160	42,866	1,425,195
Corporate Vice President,	2008	365,745	361,946	690,677	500,000	11,398	48,925	1,978,691
CFO & Treasurer	2009	394,231	302,875	706,927	378,000	936	62,522	1,845,491
Mr. Verguet	2008	444,202	249,930	542,495	452,738	214,485	115,626	2,019,476
Corporate Vice President	2009	465,278	213,996	706,329	369,763	143,666	62,551	2,274,788
Mr. Solomon	2008	341,058	177,728	667,686	393,300	—	44,675	1,624,447
Corporate Vice President	2009	369,231	151,056	829,936	333,000	—	59,769	1,742,992
Mr. Bobo	2009	323,077	144,762	812,278	333,000	—	44,194	1,657,311
Corporate Vice President

(1)
Amounts shown for 2009 include amounts that were deferred into the EDCP as follows: Mr. Mussallem—$0; Mr. Abate—$39,423; Mr. Verguet—$0; Mr. Solomon—$0; and Mr. Bobo—$0. The EDCP provides officers and other key employees the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The EDCP is more fully described in the section following the Nonqualified Deferred Compensation Plans table below.

(2)
Amounts disclosed in this column reflect the aggregate grant date fair value of the stock award or option for all years.

(3)
Amounts shown in this column for 2009 were earned under the Edwards Incentive Plan based on achievement of performance criteria for 2009. Amounts shown include amounts that were deferred into the EDCP as follows: Mr. Mussallem—$0; Mr. Abate—$102,060; Mr. Verguet—$0; Mr. Solomon—$0 and Mr. Bobo—$0. Amounts earned but not deferred were paid to the executives in 2010.

(4)
Amounts shown in this column for the individuals, other than Mr. Verguet, reflect dividend equivalents paid in cash under the Company's EOP. Please refer to the table under the heading "Executive Option Plan" to see a description of Aggregate Earnings in connection with this plan. Please refer to the section following the Nonqualified Deferred Compensation Plans table below for a description of the plan. Mr. Verguet participates in the Company's pension plan for salaried employees at its Nyon, Switzerland facility (see the section, "Pension Benefits" below). The amounts shown in this column for Mr. Verguet represent the increase in the actuarial value of his benefits under the Nyon pension plan, which include employer and employee contributions, investment earnings, and does not include voluntary employee contributions of approximately $313,000.

(5)
"All Other Compensation" includes the following amounts paid by the Company for the fiscal year ended December 31, 2009. The amounts disclosed are the actual costs to the Company of providing these benefits.

Type of Compensation	Mr. Mussallem	Mr. Abate	Mr. Verguet	Mr. Solomon	Mr. Bobo
401(k) Company Match	$9,800	$9,800	—	$9,800	$9,800
EDCP Company Contribution	$86,950	$20,375	—	$18,322	$14,044
Car Allowance or Company Car Lease Payments	$13,200	$10,800	$32,445	$10,800	$10,800
Reimbursement for Financial Planning Expenses	$40,000	—	$7,739	$13,422	$2,175
Reimbursement for Airline Club Dues	—	—	—	$850	$450
Reimbursement for Club Membership Dues	$9,063	$20,000	—	$5,115	—
Reimbursement for Home Office Supplies	—	—	$4,035	$613	$4,225
Reimbursement for Housing Allowance*	—	—	$7,559	—	—
Reimbursement for Annual Physical Examination Expenses	—	$705	—	—	$2,108
Life Insurance Premiums	$2,067	$842	$10,773	$847	$593

Totals	$161,080	$62,522	$62,551	$59,769	$44,195

*
Mr. Verguet received a monthly housing allowance provided as a result of relocation which ceased as of March 31, 2009.

Grants of Plan-Based Awards in Fiscal Year 2009

        The following table provides certain summary information concerning each grant of an award made to Named Executive Officers in 2009 under a compensation plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock/Units (#)		All Other Option Awards; Number of Securities Underlying Options(#)
											Exercise or Base Price of Option Awards ($/Sh)(3)		Grant Date Fair Value of Stock and Option Awards(4)
												Closing Price on Grant Date
Name	Grant Date(1)	Approval Date	Threshold ($)	Target ($)		Maximum ($)
Mr. Mussallem			—	$825,000	(5)	$1,650,000
	4/6/2009	2/12/2009					1,266	(6)					$73,580
	5/7/2009	5/7/2009							208,000	(8)	$62.94	$63.49	$3,267,572
Mr. Abate			—	$270,000		$540,000
	4/6/2009	2/12/2009					338	(6)					$19,645
	5/7/2009	5/7/2009					4,500	(7)	45,000	(8)	$62.94	$63.49	$990,157
Mr. Verguet			—	$302,493	(5)	$604,986
	5/7/2009	5/7/2009					3,400	(7)	40,000	(9)	$62.94	$63.49	$920,325
Mr. Solomon			—	$250,000	(5)	$500,000
	5/7/2009	5/7/2009					2,400	(7)	47,000	(9)	$62.94	$63.49	$980,992
Mr. Bobo			—	$220,000		$440,000
	5/7/2009	5/7/2009					2,300	(7)	46,000	(9)	$62.94	$63.49	$957,040

(1)
The Company's practice is to grant equity-based awards on the date the Compensation Committee takes action to approve such grants. However, certain grants made in connection with the transition of certain employees (including some of the Named Executive Officers) out of Baxter's pension plan are granted annually on the Company's founding anniversary and approved at the meeting of the Compensation Committee held in the preceding February. Please see footnote number 6 below regarding an explanation of such transition grants.

(2)
Awards payable under the Edwards Incentive Plan for 2009. See the discussion on "Annual Cash Incentive Payment," at page 36, for additional information.

(3)
The exercise price of an option is the fair market value per share of common stock on the option grant date. As of February 28, 2010 the fair market value, as defined in the Long-Term Stock Program, is the closing price of Company common stock on the trading day prior to the grant date.

(4)
Amounts disclosed reflect the grant date fair value of the stock award or option computed in accordance with applicable accounting guidance.

(5)
The awards to the Chairman and CEO and Messrs. Verguet and Solomon under the Edwards Incentive Plan for 2009 were structured to qualify as performance-based compensation so as not to be subject to the $1,000,000 limitation under Section 162(m). Accordingly, the target awards for these years were established at twice the executives' base salary so as to provide the Compensation Committee with the ability to apply only negative discretion (as required by Section 162(m)) in determining their actual bonus payouts. The amounts set forth above represent the Incentive Pay Objective (100% of base salary) anticipated to be paid for expected performance after the exercise of negative discretion by the Compensation Committee.

(6)
The Company is facilitating the transition of certain longer service salaried exempt employees (including some of the Named Executive Officers) out of Baxter pension plan in connection with the spin-off of the Company from Baxter in 2000 by granting them annual equity-based awards to compensate them for their lost pension benefits (the "Transition Program"). The annual grants will continue until the earlier of when the employee reaches age 65 or terminates employment with the Company. Prior to 2005, the Company made the annual transition grants in the form of stock options. Commencing in 2005, the Company awarded the transition grants in the form of restricted stock units.

The number of restricted stock units awarded to each participant was determined by dividing the amount equivalent to the participant's 401(k)-eligible earnings for 2008 (as adjusted by a factor based on the participant's "points" under the Baxter pension plan) by the fair market value of the Company's common stock on the date of grant. The restricted stock units are granted under the Long-Term Stock Program and vest with respect to (i) 50% of the underlying shares upon an individual's completion of three years of service measured from the grant date and (ii) with respect to the remaining 50% of the underlying shares upon the individual's completion of four years of service measured from the grant date. On February 12, 2009, the Compensation Committee approved the transition grant eligible earnings for two Named Executive Officers: Mr. Mussallem and Mr. Abate. The transition grants were awarded on April 6, 2009.

(7)
The restricted stock units are granted under the Long-Term Stock Program and vest with respect to (i) 50% of the underlying shares upon an individual's completion of three years of service measured from the grant date and (ii) with respect to the remaining 50% of the underlying shares upon the individual's completion of four years of service measured from the grant date. Vesting for employees who are retirement-eligible at termination is 25% per year of unvested units. To be retirement-eligible, an employee must be 55 years of age or older and have 10 or more years of service with the Company. As of December 31, 2009, the following Named Executive Officers were retirement-eligible: Mr. Mussallem and Mr. Abate.

(8)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in twenty-four equal monthly installments beginning on June 7, 2009, and are subject to the officer's continued employment with the Company. The options have a seven-year term, but may terminate prior to the expiration date upon the officer's termination of employment with the Company.

(9)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 7, 2010 subject to the officer's continued employment with the Company. The options have a seven-year term, but may terminate prior to the expiration date upon the officer's termination of employment with the Company.

Outstanding Equity Awards at 2009 Fiscal Year-End

        The following table provides certain summary information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2009:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
Mr. Mussallem	5,301	—		$18.40	04/03/2011
	4,923	—		$26.94	04/03/2012
	250,000	—		$26.01	05/07/2012
	7,056	—		$27.62	04/03/2013
	120,000	—		$30.43	05/13/2010
	5,461	—		$32.15	04/02/2011
	164,500	—		$45.90	05/11/2012
	148,500	49,500	(1)	$43.91	05/10/2013
	136,916	22,084	(2)	$48.84	05/09/2014
	139,331	36,669	(3)	$55.54	05/07/2015
	60,666	147,334	(4)	$62.94	05/06/2016
						28,322	$2,459,766
						12,000	$1,042,200
						1,593	$138,352
						19,000	$1,650,150
						1,489	$129,320
						12,600	$1,094,310
						1,266	$109,952

Total	1,042,654	255,587				76,270

Mr. Abate	12,000	—		$18.50	02/08/2011
	891	—		$18.40	04/03/2011
	666	—		$26.94	04/03/2012
	25,000	—		$26.01	05/07/2012
	913	—		$27.62	04/03/2013
	50,000	—		$30.43	05/13/2010
	920	—		$32.15	04/02/2011
	15,000	—		$34.71	11/03/2011
	23,100	—		$45.90	05/11/2012
	18,750	6,250	(5)	$43.00	02/15/2013
	34,500	11,500	(1)	$43.91	05/10/2013
	23,500	23,500	(6)	$48.84	05/09/2014
	26,599	23,801	(7)	$55.54	05/07/2015
	13,125	31,875	(4)	$62.94	05/06/2016
						69	$5,993
						3,000	$260,550
						337	$29,268
						6,000	$521,100
						385	$33,437
						6,200	$538,470
						338	$29,355
						4,500	$390,825

Total	244,964	96,926				20,829

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
Mr. Verguet	5,000	—		$22.97	05/15/2011
	12,000	—		$26.01	05/07/2012
	9,000	—		$30.43	05/13/2010
	30,000	—		$33.98	07/07/2011
	38,500	—		$45.90	05/11/2012
	32,250	10,750	(1)	$43.91	05/10/2013
	14,500	14,500	(6)	$48.84	05/09/2014
	9,100	27,300	(8)	$55.54	05/07/2015
	—	40,000	(9)	$62.94	05/06/2016
						2,500	$217,125
						4,000	$347,400
						4,500	$390,825
						3,400	$295,290

Total	150,350	92,550				14,400

Mr. Solomon	25,000	—		$42.23	07/06/2012
	12,375	4,125	(1)	$43.91	05/10/2013
	3,400	3,400	(10)	$51.61	02/14/2014
	11,000	11,000	(6)	$48.84	05/09/2014
	11,200	33,600	(8)	$55.54	05/07/2015
	—	47,000	(9)	$62.94	05/06/2016
						2,360	$204,966
						3,000	$260,550
						3,200	$277,920
						2,400	$208,440

Total	62,975	99,125				10,960

Mr. Bobo	7,500	—		$22.97	05/15/2011
	12,000	—		$26.01	05/07/2012
	12,500	—		$30.43	05/13/2010
	10,000	—		$36.52	09/07/2011
	15,400	—		$45.90	05/11/2012
	8,625	2,875	(1)	$43.91	05/10/2013
	11,000	11,000	(6)	$48.84	05/09/2014
	10,600	31,800	(8)	$55.54	05/07/2015
	—	46,000	(9)	$62.94	05/06/2016
						1,645	$142,868
						3,000	$260,550
						3,000	$260,550
						2,300	$199,755

Total	87,625	91,675				9,945

(1)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 11, 2007.

(2)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in thirty-six equal monthly installments beginning on June 10, 2007.

(3)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in twenty-four equal monthly installments beginning on June 8, 2008.

(4)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in twenty-four equal monthly installments beginning on June 7, 2009.

(5)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on February 16, 2007.

(6)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 10, 2008.

(7)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in thirty-six equal monthly installments beginning on June 8, 2008.

(8)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 8, 2009.

(9)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 7, 2010.

(10)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on February 15, 2008.

(11)
Based on the closing price of Company common stock on December 31, 2009.

Option Exercises and Stock Vested in Fiscal Year 2009

        The following table sets forth for each of the Named Executive Officers the number of shares of the Company's common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2009. No stock appreciation rights were exercised by the Named Executive Officers during the 2009 fiscal year.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(3)
Mr. Mussallem	402,198	(2)	$17,772,942	24,441	$1,530,671
Mr. Abate	—		—	4,708	$296,269
Mr. Verguet	21,500		$1,075,864	4,850	$306,037
Mr. Solomon	25,000		$679,512	2,360	$149,317
Mr. Bobo	10,500		$395,071	2,590	$163,539

(1)
Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)
The options were exercised pursuant to a pre-arranged stock trading plan established by Mr. Mussallem under Rule 10b5-1 of the Securities and Exchange Act of 1934.

(3)
Value realized is determined by multiplying (i) the closing market price of the common stock on the day prior to vesting by (ii) the number of shares vested.

 Pension Benefits

        Mr. Verguet participates in the Company's pension plan applicable to its salaried employees at its Nyon, Switzerland facility. No other Named Executive Officer of the Company participates in any Company pension plan. The following table sets forth the actuarial present value of Mr. Verguet's accumulated benefit under the Nyon pension plan.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Mussallem	—	—	—	—
Mr. Abate	—	—	—	—
Mr. Verguet	Nyon Plan	7.333	$1,230,890	$0
Mr. Solomon	—	—	—	—
Mr. Bobo	—	—	—	—

        The Company's Nyon pension plan, formerly called the St. Prex pension plan, is a cash balance plan under which each participant has an account balance consisting of savings and interest credits earned each year. Interest credits are determined annually. Savings credits are equal to a percentage of "insured salary" based upon the age of the participant (ranging from 0% at age 18 to 21% at age 55 or older). Insured salary includes salary and bonus reduced by social security offsets. The plan is funded by both employee and employer contributions which are fully vested at all times. Normal retirement age is 65 for males. At normal retirement, a participant may choose to receive the accumulated account balance as either a lump sum or in the form of a pension annuity. See Note 11 of the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for a discussion of the assumptions used to determine the present value of accumulated benefits under the Company's pension plans.

Nonqualified Deferred Compensation Plans

        Information regarding the Named Executive Officers' participation in the Company's nonqualified deferred compensation plans is included below.

        Executive Deferred Compensation Plan.    On December 24, 2004, the Compensation Committee adopted the EDCP, effective for compensation earned on or after January 1, 2005. The following table sets forth information relating to the EDCP for 2009 for the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mr. Mussallem	$152,846	$86,950	$203,135	$0	$827,201
Mr. Abate	$311,263	$20,375	$203,723	$0	$1,011,297
Mr. Verguet	$0	$0	$0	$0	$0
Mr. Solomon	$86,507	$18,322	$47,204	$0	$175,966
Mr. Bobo	$140,479	$14,044	$32,193	$0	$208,930

(1)
Executive contributions are included in "Salary" reported under the Summary Compensation Table above, except for Mr. Abate, whose contributions are included in "Change in Pension Value and Nonqualified Deferred Compensation Earnings".

(2)
Company contributions are included in "All Other Compensation" reported under the Summary Compensation Table above.

(3)
Earnings is defined to reflect the difference in the account balance between the beginning and end of the year, less any executive or Company contributions and any amounts withdrawn or distributed. Earnings include realized and unrealized gains and losses, capital gains and losses, and dividends paid.

        The EDCP provides the Named Executive Officers and certain other employees with the opportunity to defer specified percentages (up to 25%) of their cash compensation and receive matching employer contributions that could not be deferred or contributed to the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan because of the limitations under such plan imposed by the Internal Revenue Code. The EDCP also permits the participants to defer up to 100% of their annual incentive bonus and an additional 60% of their base pay, but the Company does not match the employee contribution above 25%. Participants may elect deferred amounts to be paid in the form of either a lump sum or in up to 15 annual installments either upon separation from service or a specified date. Deferrals are credited with gain or loss based on the performance of one or more investment alternatives selected by the participant from among investment funds chosen by the Compensation Committee. Investment elections made for each plan year may not be revoked, changed or modified except as permitted under the EDCP and subject to applicable law. No actual investments will be held in the participants' accounts and participants will at all times remain general unsecured creditors of the Company with respect to their account balances.

        Executive Option Plan.    In 2001, the Company adopted the EOP, which permitted the Named Executive Officers and certain other employees to receive options to purchase shares of mutual funds or common stock of the Company in lieu of all or a portion of their compensation from the Company. The Company discontinued option grants under the EOP on December 31, 2004.

        The following table sets forth information relating to the EOP for 2009 for the named executive officers:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Mr. Mussallem	$0	$0	$574,788	$0	$1,494,092
Mr. Abate	$0	$0	$30,094	$0	$82,825
Mr. Verguet	$0	$0	$0	$0	$0
Mr. Solomon	$0	$0	$0	$0	$0
Mr. Bobo	$0	$0	$0	$0	$0

(1)
Earnings include realized and unrealized gains and losses for the year and actual earnings but exclude dividend equivalents paid in cash which are discussed in the Summary Compensation Table, above.

(2)
Balance is calculated by taking the fair value of options held less cost to exercise and less interest payments due to the Company.

        Under the EOP, the Named Executive Officers and certain other employees were provided with the opportunity to forego a portion of their cash compensation and receive in lieu thereof options to purchase shares of mutual funds or Company common stock (as selected by the participant) and matching employer contributions. Each plan participant received an option to purchase selected securities with a grant date value of one and one-third dollars for every dollar of his or her compensation foregone and any Company matching contributions, and an exercise price equal to 25% of the fair market value of the underlying securities on the grant date. Any dividends and distributions paid on the securities underlying the outstanding options that were paid in cash to the participants during 2009 are reported as Nonqualified Deferred Compensation Earnings under the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

        Included below is a summary of the material terms and conditions of the agreements the Company has entered into with its Named Executive Officers that provide for certain payments and benefits upon termination of employment. The agreements are the only arrangements the Company has with its Named Executive Officers to provide benefits upon termination that are not otherwise part of the Company's employee benefit plans, which apply to all salaried employees on the same terms. Also described below are the terms of the Long-Term Stock Program which provide for the acceleration of outstanding equity awards in the event of a change in control of the Company.

        Change in Control Severance Agreements.    The Company has entered into change in control severance agreements with Messrs. Mussallem, Abate and Verguet which provide that the executive is entitled to receive severance payments if: (i) the executive is involuntarily terminated within six months prior to a change in control, or (ii) the executive's employment terminates within 24 calendar months following a change in control by reason of either (a) termination by the Company of the executive's employment without cause, or (b) the executive's voluntary termination for good reason. In addition, Mr. Mussallem is entitled to severance if he voluntarily terminates his employment during the 30 calendar day period immediately following the one year anniversary of a change in control. Good reason generally includes a material change of the executive's responsibilities or status or the assignment of the executive to duties materially inconsistent with such responsibilities or status, a relocation in excess of 50 miles of the executive's principal job location or a reduction of the executive's base salary, incentive plans or benefits. In the event of any such termination, the executive would receive a lump sum payment of the equivalent of: (1) three times the executive's annual base salary as of the time of termination (or during the 12 months preceding the change in control, if higher), (2) three times the executive's Incentive Pay Objective for the year of termination (or three times the dollar amount of the bonus paid in the preceding year, if higher), (3) a pro-rated bonus for the year of termination, and (4) the cost of three years' COBRA continuation under the Company's medical and dental plans (together with a gross-up for any federal or state and employment taxes due on such payment). In addition, the executive will be entitled to up to $25,000 per year of outplacement services over the three year period following termination and an amount equal to any excise taxes (together with a gross-up for any federal or state income and employment taxes due on such payment) payable under Section 4999 of the Internal Revenue Code.

        The Company has entered into a change in control severance agreement with Messrs. Solomon and Bobo and other executive officers pursuant to which they are entitled to receive severance payments if their employment terminates by reason of a qualifying termination within 24 calendar months following a change in control by reason of either: (a) termination by the Company of his employment without cause, or (b) his voluntary termination for good reason. Good reason generally includes a material diminution in his authorities, duties or responsibilities, a material relocation of his principal job location or office or a material reduction by the Company of his base compensation. In such event, Messrs. Solomon and Bobo would receive a lump sum payment of the equivalent of: (1) two times the executive's annual base salary as of the time of termination (or during the 12 months preceding the change in control, if higher), (2) two times the executive's Incentive Pay Objective for the year of termination (or the dollar amount of the bonus paid in the preceding year, if higher), (3) a pro-rated Incentive Pay Objective for the year of termination, and (4) the cost of three years' COBRA continuation under the Company's medical and dental plans. In addition, Messrs. Solomon and Bobo will receive reasonable outplacement services. If any such payments or benefits to Messrs. Solomon or Bobo would constitute a parachute payment, then such payments and benefits will be reduced to the extent necessary to maximize net after-tax benefits after taking into account any excise taxes payable by the executive under Section 4999 of the Internal Revenue Code. Receipt of these severance benefits is conditioned upon our receipt from the executive of a general release of any claims against the Company.

        Employment Agreement with Chairman and CEO.    Mr. Mussallem is eligible to receive certain termination benefits under his employment agreement. The employment agreement provides that in the event that Mr. Mussallem is terminated by the Company without cause, the Company will pay him a lump sum cash payment of the equivalent of: (1) two times his highest base salary in the preceding 12 months, (2) his Incentive Pay Objective for the year of termination (or two times the actual bonus paid in the preceding year, if higher), and (3) a pro-rated bonus for the year of termination. In addition, he will receive medical and dental coverage for up to 24 months. However, he will not be entitled to receive any such payments or benefits if he receives payments under the change in control severance agreement.

        In the event of Mr. Mussallem's termination due to retirement, disability or death, he will be paid 50% of his pro-rated target bonus for the year of termination in a lump sum payment within 30 calendar days of termination and additional benefits as determined in accordance with the Company's benefit plans.

        Under the terms of his employment agreement, Mr. Mussallem may not, for a period of 24 months following his termination, employ or solicit for employment any employee or consultant of the Company.

        Acceleration of Equity Awards.    Pursuant to the terms of the Long-Term Stock Program, in the event of a change in control all outstanding options, restricted stock and restricted stock units held by all salaried employees will vest in full.

        Estimated Payments.    The following tables set forth the estimated payments and benefits that would have been payable to the Named Executive Officers under their agreements in the termination circumstances indicated below had their employment been terminated on December 31, 2009. Unless otherwise noted, all cash payments would be made in a lump sum and would be paid by the Company or its successor. The amounts set forth in these tables represent estimates and forward-looking information that is subject to substantial variation, based on the timing of the triggering event. The Company cautions the reader to consider these limitations in reviewing the following tables.

        For purposes of estimating the amount of payments and benefits payable as a result of a termination following a change in control the Company has made the following assumptions:

  •
  the change in control occurs on December 31, 2009;

  •
  a stock price of $86.85 per share which was the closing stock price on December 31, 2009;

  •
  all Named Executive Officers were terminated on the date of the change in control;

  •
  all accelerated vested options and restricted stock units were cashed out on the date of the change in control;

  •
  18 months of paid COBRA and an equal amount provided as a lump sum which can be used to purchase medical and dental coverage; and

  •
  payments and benefits are included as provided by the executive's change in control severance agreement in effect as of the date of this proxy statement.

        For purposes of estimating the amount of payments and benefits payable as a result of Mr. Mussallem's termination of employment pursuant to his employment agreement, the Company used the following assumptions:

  •
  a termination date of December 31, 2009; and

  •
  all payments and benefits are included as provided by Mr. Mussallem's employment agreement in effect as of the date of this proxy statement.

 Executive Benefits and Payments Upon Termination: Mr. Mussallem

	Qualifying Termination, Following a Change in Control	Termination Due to Retirement, Disability and or Death	Involuntary Termination by the Company Without Cause
Salary Severance	$2,475,000	—	$1,650,000
Bonus Severance	$4,800,000	—	$3,200,000
Pro Rata Bonus—2009	$1,650,000	$825,000	$1,300,000
Stock Option Acceleration	$7,635,691	—	—
Restricted Stock Unit Acceleration	$4,902,791	—	—
Medical and Dental Coverage Continuation	$32,079	—	$21,363
Outplacement	$75,000	—	—
Excise Tax Gross-up(1)	—	—	—

Total	$21,570,561	$825,000	$6,171,363

(1)
Since the total change in control payments does not exceed the safe harbor threshold, none of the severance or benefits payable upon a change in control are subject to excise taxes.

Executive Benefits and Payments upon Termination: Qualifying Termination,
Following a Change in Control

	Mr. Abate	Mr. Verguet	Mr. Solomon	Mr. Bobo
Salary Severance	$1,200,000	$1,403,995	$750,000	$660,000
Bonus Severance	$1,500,000	$1,429,764	$786,600	$684,000
Pro Rata Bonus—2009	$270,000	$267,850	$250,000	$220,000
Stock Option Acceleration	$3,168,417	$2,823,913	$2,890,840	$2,637,081
Restricted Stock Unit Acceleration	$1,257,566	$1,250,640	$951,876	$863,723
Medical and Dental Coverage Continuation	$74,900	$0	$39,884	$39,884
Outplacement	$75,000	$75,000	$75,000	$75,000
Excise Tax Gross-up	$1,715,504	$1,798,588	—	—
Cutback(1)	—	—	$(474,999)	$0

Total	$9,261,387	$9,049,750	$5,269,201	$5,179,688

(1)
Under the Change in Control agreements for Messrs. Solomon and Bobo, payments and benefits are reduced to the extent necessary to maximize net after tax benefits after taking into account any excise taxes payable under Section 4999.

        Death and Disability Benefits.    As a member of the Company's European Management Team, Mr. Verguet is entitled to receive certain death and disability benefits over and above those provided to salaried employees at Nyon generally. In the event of the termination of his employment due to disability, Mr. Verguet would be entitled to an additional benefit under the Nyon pension plan equal to 25% of his qualifying salary. Assuming termination of his employment as of December 31, 2009 because of disability, Mr. Verguet would have been entitled to receive $126,100 per year payable for the duration of his life. In the event of his death while employed by the Company, Mr. Verguet would be entitled an additional lump sum payment equal to 200% of his salary. Assuming his death as of December 31, 2009, Mr. Verguet's death benefit would have been $1,008,600. An exchange rate of .96 CHF/USD has been used to convert payments in Swiss Francs into United States dollars.

Nonemployee Director Compensation

        Nonemployee Directors Stock Incentive Program.     In order to align the directors' interests more closely with the interests of the Company's stockholders, the Company has implemented the Company's Nonemployee Directors Program pursuant to which each nonemployee director receives an annual grant of an option for up to 10,000 shares, or a restricted stock units award for up to 4,000 shares or a combination of an option and restricted stock unit award with a maximum value of $200,000. The Committee recommends the actual amount and type of award for each year within such limitations to the Board for its approval.

        The award is granted on the day after the Company's annual meeting. The exercise price of an option is the closing price of the common stock on the date prior to the award.

        For purposes of the aggregate limit for a combination award, the value of an option share is equal to its fair value as estimated on the date of grant under a valuation model approved by the FASB for purposes of the Company's financial statements, and the value of any restricted stock units award is equal to the fair market value of the underlying shares of common stock on the date of such award.

        Each option and restricted stock unit award vests in three equal annual installments upon the individual's completion of each year of service as a Board member measured from the grant date (or over such longer period as determined by the Committee). The individual may elect to receive the shares that vest under restricted stock units in up to three installments commencing upon the expiration of a designated period following vesting of the award. This election must be made in the year prior to the actual award.

        On May 8, 2009, Messrs. Bowlin, Cardis, Ingram and Pyott, Drs. Link and McNeil, each received a restricted stock unit award of 3,150 shares as their annual grant. The restricted stock unit awards vest in three equal installments upon completion of each year of service as a Board member measured from the grant date.

        In addition to the equity awards described above, upon a director's initial election to the Board, the director receives a grant of restricted stock units, which vest 50% per year over two years measured from the grant date. Prior to May 2007, the initial grant was 5,000 shares. In May 2007, the initial grant was revised to a fair market value on grant date of $200,000, not to exceed 5,000 shares. On May 7, 2009, Dr. Link received an award of 3,178 restricted stock units as his initial grant. On February 11, 2010, Mr. von Schack received an award of 2,331 restricted stock units as his initial grant.

        The Nonemployee Directors Program was amended on February 17, 2005, to limit to no more than 60,000 the number of shares that will be used for initial awards with two-year vesting, after which the Company would provide initial awards with a minimum three-year vesting. The Nonemployee Directors Program was amended on February 11, 2010 as described in Proposal 3 in this proxy statement. Such amendments will become effective if approved by the Stockholders.

        Nonemployee Director Annual Retainer.     Cash compensation of nonemployee directors in 2009 consisted of a $20,000 annual retainer. Committee members receive an additional annual retainer of $2,000 per committee and the Chairpersons of the Audit Committee and the Compensation Committee receive an additional annual retainer of $15,000 and $12,000, respectively. A director may elect to receive an option or restricted shares in lieu of the fees as described in "Deferral Election Program," below.

        Deferral Election Program.     In lieu of all or part of a director's annual cash retainer, the director may elect to receive either an option to purchase shares of common stock or a grant of restricted shares under the Nonemployee Directors Program. If a director makes a timely election and elects to receive a stock option, such option is granted on the date the cash retainer would otherwise have been paid and the number of shares subject to the option is equal to four times the number of shares that could have been purchased on the grant date with the amount of the director's cash retainer foregone to receive the option. The option is exercisable and vested in full on the grant date and the exercise price per share is the fair market value per share of the common stock on the date of grant, as fair market value is defined in the Nonemployee Directors Program. If a director makes a timely election to receive a restricted share grant, the shares are granted on the date the cash retainer would otherwise have been paid and the number of shares granted is equal to the portion of the cash retainer to be paid in the form of restricted shares divided by the fair market value per share of the common stock, as fair market value is defined in the Nonemployee Directors Program. The restrictions on the restricted share grant vests upon the director's completion of one year of board service measured from the date of grant.

        On May 8, 2009, Messrs. Bowlin and Pyott each received an option award to purchase 1,261 shares of the Company's common stock in lieu of their annual cash retainer. On the same date, Mr. Ingram and Drs. Link and McNeil each received a grant of 316 restricted shares in lieu of their annual cash retainer.

        Expense Reimbursement Policy.     Directors are reimbursed for travel expenses related to their attendance at Board and Committee meetings as well as for the costs of attending director continuing education programs.

        Nonemployee Director Compensation and Equity Awards Tables.     The following table sets forth certain information regarding the compensation earned by or awarded to each nonemployee director during 2009 who served on the Company's Board of Directors in such year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards($) (2)	Option Awards($) (2)	All Other Compensation($)	Total($)
Mr. Bowlin	$14,000	$199,994	$18,176	—	$232,170
Mr. Cardis	$37,000	$199,994	$0	—	$236,994
Mr. Ingram	$4,000	$220,056	$0	—	$224,056
Dr. Link	$2,000	$420,080	$0	—	$422,080
Dr. McNeil	$2,000	$220,056	$0	—	$222,056
Mr. Pyott	$2,000	$199,994	$18,176	—	$220,170

(1)
Consists of annual retainer fees and meeting fees for service as a member of the Board. Please see the "Nonemployee Director Annual Retainer" section above. Excludes retainer fees deferred into stock-based awards as described in footnote 2 below.

(2)
Includes annual retainer fees deferred under the deferral election program in effect under the Nonemployee Directors Program. Messrs. Bowlin and Pyott each elected to convert their $20,000 annual retainer into stock options and received an option on May 8, 2009 with respect to 1,261 shares at an exercise price per share equal to $63.49. Mr. Ingram and Drs. Link and McNeil each elected to convert their $20,000 annual retainer into 316 restricted shares awarded on May 8, 2009.

Amounts disclosed in these columns reflect the aggregate grant date fair value of the stock award or option.

        The following table sets forth, as of December 31, 2009, the options held by, and stock awards to acquire shares granted to, each nonemployee director under the Company's Nonemployee Directors Program who served on the Company's Board of Directors in 2009:

		Option Awards
Name	Grant Date	Exercise Price	Options Awards Vested and Outstanding(1)	Stock Awards Not Vested(1)
Mr. Bowlin	7/1/2000	$18.52	3,240	—
	5/11/2001	$22.49	10,000	—
	7/1/2001	$26.36	3,034	—
	5/9/2002	$25.77	10,000	—
	7/1/2002	$23.20	3,448	—
	5/15/2003	$30.40	10,000	—
	7/1/2003	$32.14	2,489	—
	7/1/2004	$34.85	2,295	—
	7/1/2005	$43.02	1,859	—
	7/3/2006	$45.43	1,760	—
	5/11/2007	$48.84	1,639	—
	5/11/2007	—	—	1,243
	5/9/2008	$55.98	1,430	—
	5/9/2008	—	—	2,200
	5/8/2009	$63.49	1,261	—
	5/8/2009	—	—	3,150

Total			52,455	6,593

Mr. Cardis	7/1/2004	$34.85	2,295	—
	5/11/2007	—	—	1,243
	5/09/2008	—	—	2,200
	5/08/2009	—	—	3,150

Total			2,295	6,593

Mr. Ingram	5/15/2003	$30.40	10,000	—
	7/1/2003	$32.14	1,866	—
	7/1/2004	$34.85	2,295	—
	5/11/2007	—	—	1,242
	5/9/2008	—	—	2,200
	5/8/2009	—	—	3,150
	5/8/2009	—	—	316

Total			14,161	6,908

		Option Awards
Name	Grant Date	Exercise Price	Options Awards Vested and Outstanding(1)	Stock Awards Not Vested(1)
Dr. Link	5/7/2009	—	—	3,178
	5/8/2009	—	—	3,150
	5/8/2009	—	—	316

Total			—	6,644

Dr. McNeil	5/11/2007	—	—	1,243
	5/9/2008	—	—	2,220
	5/8/2009	—	—	3,150
	5/8/2009	—	—	316

Total			—	6,909

Mr. Pyott	7/1/2000	$18.52	3,240	—
	5/11/2001	$22.49	10,000	—
	7/1/2001	$26.36	3,034	—
	5/9/2002	$25.77	10,000	—
	7/1/2002	$23.20	3,448	—
	5/15/2003	$30.40	10,000	—
	7/1/2003	$32.14	2,489	—
	7/1/2004	$34.85	2,295	—
	7/3/2006	$45.43	1,760	—
	5/11/2007	$48.84	1,639	—
	5/11/2007	—	—	1,242
	5/9/2008	—	—	2,200
	5/8/2009	$63.49	1,261	—
	5/8/2009	—	—	3,150

Total			49,166	6,592

(1)
Amounts shown include annual retainer fees deferred into options and restricted shares that were deferred under the deferral election program, as follows: Mr. Bowlin—22,455 shares; Mr. Cardis—2,295 shares; Mr. Ingram—4,477 shares; Dr. Link—316 shares; Dr. McNeil—316 shares; and Mr. Pyott—19,166 shares.

AUDIT MATTERS

Report of the Audit and Public Policy Committee

        Management is responsible for the Company's internal controls, financial reporting process, and compliance with laws, regulations and ethical business practices. The Company's independent registered public accounting firm, PwC, is responsible for performing an independent audit of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and to issue a report thereon. The Company's independent registered public accounting firm is also responsible for independently auditing the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

        In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company's consolidated financial statements as of and for the fiscal year ended December 31, 2009. The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm under applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

        Based on the reviews and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for filing with the SEC.

The Audit and Public Policy Committee:
John T. Cardis (Chairperson)
Robert A. Ingram
David E.I. Pyott
Wesley W. von Schack

Fees Paid to Principal Accountants

        During 2009, the Company retained its independent registered public accounting firm, PwC, to provide services in the following categories and amounts:

	2009	2008
	(in millions)
Audit Fees	$1.9	$2.1
Audit Related Fees	—	—
Tax Fees	0.8	0.8
All Other Fees	—	—

        Audit Fees.     Amounts paid under "Audit Fees" include aggregate fees for the audit of the Company's consolidated financial statements, which included PwC's attestation report on the effectiveness of the Company's internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act and the three quarterly reviews of the Company's reports on Form 10-Q and other SEC filings.

        Audit-Related Fees.     There were insignificant or no amounts paid under "Audit Related Fees" in 2009 and 2008.

         Tax Fees.     Amounts paid under "Tax Fees" in 2009 were for tax compliance ($0.3) and consulting ($0.5), and in 2008 were for tax compliance ($0.5) and consulting ($0.3).

        All Other Fees.     There were insignificant or no amounts paid under "All Other Fees" in 2009 and 2008. The Audit Committee has considered the compatibility of the non-audit services provided by PwC with their independence.

Pre-Approval of Services

        The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company's independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor's independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee at least annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee may delegate, and has delegated, pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of February 28, 2010 by:

  •
  each stockholder known by the Company to own beneficially more than 5% of the common stock;

  •
  each of the Named Executive Officers;

  •
  each of the Company's directors; and

  •
  all of the Company's directors, Named Executive Officers and executive officers as a group.

        The number of shares subject to options that each beneficial owner has the right to acquire on or before April 27, 2010 is listed separately under the column "Number of Shares Underlying Options." These shares are not deemed exercisable for purposes of computing the beneficial ownership of any other person. Percent of beneficial ownership is based upon 56,649,922 shares of the Company's common stock outstanding as of February 28, 2010. The address for those individuals for which an address is not otherwise provided is c/o Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Unless otherwise indicated, the Company believes that the stockholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percentage of Class
Principal Stockholders:
FMR LLC(1) 82 Devonshire Street Boston, MA 02109	8,433,760	—	8,433,760	14.9%
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	4,713,149	—	4,713,149	8.3%
BlackRock, Inc(3). 40 East 52nd Street New York, NY 1022	3,380,480	—	3,380,480	6.0%
Baron Capital Group, Inc.(4) 767 Fifth Avenue New York, NY 10153	3,164,002	—	3,164,002	5.6%
Named Executive Officers, Executive Officers and Directors:
Mr. Mussallem	159,982	1,044,321	1,204,303	2.1%
Mr. Abate	27,583	214,314	241,897	*
Mr. Bobo	18,388	87,625	106,013	*
Mr. Solomon	20,044	52,175	72,219	*
Mr. Verguet	23,778	141,350	165,128	*
Mr. Bowlin	26,477	36,726	63,203	*
Mr. Cardis	26,477	2,295	28,772	*
Mr. Ingram	28,465	2,295	30,760	*
Dr. Link	6,644	—	6,644	*
Dr. McNeil	19,561	—	19,561	*
Mr. Pyott	27,299	33,437	60,736	*
Mr. von Schack	3,831	—	3,831	*
All directors, Named Executive Officers, and executive officers as a group (19 persons)	549,977	2,335,255	2,885,232	5.1%

*
Less than 1%

(1)
Based solely on information contained in the Schedule 13G/A filed with the SEC by FMR LLC on its own behalf, on February 12, 2010. The Schedule 13G/A indicates FMR LLC has sole voting power for 123,611 shares and sole investment power for 8,433,760 shares.

(2)
Based solely on information contained in the Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc., on its own behalf, on February 12, 2010. The Schedule 13G/A indicates T. Rowe Price Associates, Inc., has sole voting power for 1,334,839 shares and sole dispositive power for 4,713,149 shares.

(3)
Based solely on information contained in the Schedule 13G filed with the SEC by BlackRock, Inc., on its own behalf, on December 31, 2009. The Schedule 13G indicates BlackRock, Inc., has sole voting power and sole dispositive power for 3,380,480 shares.

(4)
Based solely on information contained in the Schedule 13G filed with the SEC by Baron Capital Group, Inc., on its own behalf, on February 5, 2010. The Schedule 13G indicates Baron Capital Group Inc., has shared voting power for 2,954,002 shares, and shared dispositive power for 2,973,000 shares.

OTHER MATTERS AND BUSINESS

Additional Information

        The Company's Bylaws, Governance Guidelines, Global Business Practice Standards (applicable to all of the Company's employees, executive officers and directors), and charters of each of the Audit Committee and Compensation Committee, are posted under the "Investor Relations—Corporate Governance and Responsibility" section of the Company's website (www.edwards.com).

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company believes that all reports that were required to be filed by the Company's executive officers, directors and beneficial owners of more than 10% of its common stock under Section 16 of the Securities and Exchange Act of 1934 during 2009 were filed on a timely basis.

Related Party Transactions

        The Company or one or its subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include executive officers and directors of the Company, nominees for directors, 5% or more beneficial owners of Company common stock and immediate family members of these persons. Transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest are referred to as "related person transactions." Under the Company's Global Business Practice Standards, which are applicable to all employees of the Company and to all members of the Company's Board of Directors, conflicts of interest are prohibited unless approved in accordance with the requirements of such Global Business Practice Standards, which in the case of transactions involving executive officers or directors of the Company, may be given only by the Board of Directors or a Committee of the Board of Directors and must be disclosed promptly to stockholders. Under the Global Business Practice Standards, a conflict of interest includes holding a "significant financial interest" in any company that does business with the Company. A "significant financial interest" is deemed to exist if the related person owns more than 1% of the outstanding capital of a business or if the investment represents more than 5% of the total assets of the related person. The Board of Directors generally considers all relevant factors when determining whether to approve a related person transaction.

Deadline for Receipt of Stockholder Proposals for the 2011 Annual Meeting

        In order for a stockholder proposal to be eligible for inclusion in the Company's Proxy Statement for the 2011 Annual Meeting, the written proposal must be received by the Secretary of the Company at the Company's offices no later than December 1, 2010 and must comply with the requirements of the rules established by the SEC.

        The Company's Bylaws provide that in order for a stockholder proposal to be submitted at the 2011 Annual Meeting, including stockholder nominations for candidates for election as directors, written notice to the Secretary of the Company of such stockholder proposal generally must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. This requirement is independent of the notice required under SEC rules for inclusion of a stockholder proposal in our proxy materials. As a result, stockholders who intend to present proposals at the 2011 Annual Meeting under these provisions, must give written notice of the proposal to the Secretary no earlier than February 2, 2011, and no later than February 27, 2011. However, if the date of the 2011 Annual Meeting is a date that is not within 30 days before or after May 13, 2011, the anniversary date of the 2010 Annual Meeting, notice by the stockholder of a proposal must be received no later than the close of business on the 10th calendar day after the first to occur of the day on which notice of the 2011 Annual Meeting is mailed or public disclosure of the date of the 2011 Annual Meeting is made.

        The Company's Bylaws require that a stockholder must provide certain information concerning the proposing person, the nominee and the proposal, as applicable. Nominations and proposals not meeting the requirements set forth in the Company's Bylaws will not be entertained at the 2011 Annual Meeting. Stockholders should contact the Secretary in writing at One Edwards Way, Irvine, California 92614 to obtain additional information as to the proper form and content of stockholder nominations or proposals. The Company did not receive any stockholder nominations or proposals for consideration at the 2010 Annual Meeting.

Annual Report on Form 10-K

        The Company will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to: Edwards Lifesciences Corporation, Attention: Secretary, One Edwards Way, Irvine, California 92614.

By Order of the Board of Directors,

Denise E. Botticelli
Vice President, Associate General Counsel and Secretary

ALL STOCKHOLDERS ARE URGED TO SUBMIT
THEIR PROXIES PROMPTLY

Appendix A

EDWARDS LIFESCIENCES CORPORATION
LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM
(Amended and Restated as of February 11, 2010 and Amended Further on March 23, 2010)

Article 1. Establishment, Objectives, and Duration

        1.1    Establishment of the Program.    Edwards Lifesciences Corporation, a Delaware corporation (hereinafter referred to as the "Company"), hereby amends and restates the incentive compensation plan established April 1, 2000 and known as the "Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program" (hereinafter, as amended and restated, referred to as the "Program"), as set forth in this document. The Program permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock and Restricted Stock Units.

        The Program became effective as of April 1, 2000 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

        The Program was amended and restated effective as of July 12, 2000 to clarify the definition of "Subsidiary" and was subsequently further amended and restated as of May 8, 2002, February 20, 2003, February 17, 2005, February 16, 2006, March 6, 2007, February 14, 2008, March 21, 2008, March 20, 2009, and February 11, 2011, and further amended on March 23, 2010.

        1.2    Objectives of the Program.    The objectives of the Program are to optimize the profitability and growth of the Company through long-term incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. Awards generally are made in conjunction with services performed by the Participant within the previous twelve (12) months.

        The Program is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

        1.3    Duration of the Program.    The Program shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Program at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Program's provisions. However, in no event may an Award be granted under the Program on or after April 1, 2018.

Article 2. Definitions

        Whenever used in the Program, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

        2.1   "Award" means, individually or collectively, a grant under this Program of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock or Restricted Stock Units.

        2.2   "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Program.

        2.3   "Board" or "Board of Directors" means the Board of Directors of the Company.

        2.4   "Change in Control" of the Company shall mean the occurrence of any one of the following events:

  (a)
  Any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

  (b)
  During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.4(a), 2.4(c), or 2.4(d) of this Section 2.4) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

  (c)
  The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

  (d)
  The Company's stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

        2.5   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        2.6   "Committee" means the Compensation and Governance Committee or any other committee appointed by the Board to administer Awards to Participants, as specified in Article 3 herein.

        2.7   "Company" means Edwards Lifesciences Corporation, a Delaware corporation, and any successor thereto as provided in Article 16 herein.

        2.8   "Contractor" means an individual providing services to the Company who is not an Employee or member of the Board, and who does not participate in the Edwards Lifesciences Corporation Nonemployee Directors Stock Incentive Program.

        2.9   "Covered Employee" means a Participant who is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

        2.10 "Disability" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

        2.11 "Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.

        2.12 "Employee" means any employee of the Company or of a Subsidiary of the Company. Directors who are employed by the Company shall be considered Employees under this Program.

        2.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

        2.14 "Fair Market Value" means, the closing price of a share of Common Stock as reported in the New York Stock Exchange Composite Transactions on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported.

        2.15 "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

        2.16 "Insider" shall mean an individual who is, on the relevant date, an officer, director, or beneficial owner of more than ten percent (10%) of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

        2.17 "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

        2.18 "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

        2.19 "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

        2.20 "Participant" means an Employee or Contractor who has been selected to receive an Award or who has outstanding an Award granted under the Program.

        2.21 "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m) applicable to compensation payable to Covered Employees.

        2.22 "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

        2.23 "Restricted Stock" means an Award granted to a Participant pursuant to Article 7 herein.

        2.24 "Restricted Stock Units" means an Award granted to a Participant pursuant to Article 8 herein.

        2.25 "Retirement" means, unless otherwise defined in the applicable Award Agreement, any termination of an Employee's employment or a Contractor's service after age fifty-five (55) other than due to death, Disability or, with respect to Awards made after May 8, 2002, Cause, provided that such Employee or Contractor has at least a combined ten (10) years of service with the Company and Baxter International Inc. A Participant's number of years of service with the Company and Baxter International Inc. shall be determined by calculating the number of complete twelve-month (12) periods of employment from the Participant's original date of hire as an Employee or Contractor with the Company or Baxter International Inc. to the Participant's date of employment or service termination. Employment or service with Baxter International Inc. shall be included for purposes of determining qualification for Retirement only to the extent that such employment or service immediately, and without any break, precedes employment or service with the Company. For purposes of this definition, unless defined otherwise in the applicable Award Agreement, "Cause" means: (a) a Participant's willful and continued failure to substantially perform his duties with the Company or a Subsidiary (other than any such failure resulting from Disability); (b) a Participant's willfully engaging in conduct that is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise; or (c) a Participant's having been convicted of a felony. For the purpose of determining "Cause," no act, or failure to act, on a Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company or a Subsidiary.

        2.26 "Shares" means the shares of common stock of the Company.

        2.27 "Subsidiary" means any business, whether or not incorporated, in which the Company beneficially owns, directly or indirectly through another entity or entities, securities or interests representing more than fifty percent (50%) of the combined voting power of the voting securities or voting interests of such business.

Article 3. Administration

        3.1    General.    The Program shall be administered by the Compensation and Governance Committee of the Board, or by any other Committee appointed by the Board, which shall consist of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the E xchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code, except as otherwise determined by the Board. Any Committee administering the Program shall be comprised entirely of directors. The members of the Committee shall be appointed from time to time by, and shall serve at the sole discretion of, the Board.

        The Committee shall have the authority to delegate administrative duties to officers, Employees, or directors of the Company; provided, however, that the Committee shall not be able to delegate its authority with respect to: (i) granting Awards to Insiders; (ii) granting Awards that are intended to qualify for the Performance-Based Exception; and (iii) certifying that any performance goals and other material terms attributable to Awards that are intended to qualify for the Performance-Based Exception have been satisfied.

        3.2    Authority of the Committee.    Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions of the Program, the Committee shall have the authority to: (a) interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures relating to the Program; (b) grant Awards under the Program, in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, Awards which are made in combination with or in tandem with other Awards (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation; (c) subject to Article 14, modify the terms of, cancel and reissue, or repurchase outstanding Awards; (d) prescribe the form of agreement, certificate, or other instrument evidencing any Award under the Program; (e) correct any defect or omission and reconcile any inconsistency in the Program or in any Award hereunder; (f) to design Awards to satisfy requirements to make such Awards tax-advantaged to Participants in any jurisdiction or for any other reason that the Company desires; and (g) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Program; provided, however, that no outstanding Option will be amended to lower the exercise price or will be canceled for the purpose of reissuing such Option to a Participant at a lower exercise price (other than, in both cases, pursuant to Section 5.4) without the approval of the Company's stockholders. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons. The Committee shall comply with all applicable laws in administering the Plan. As permitted by law (and subject to Section 3.1 herein), the Committee may delegate its authority as identified herein.

        3.3    Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Program and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, directors, Employees, Contractors, Participants, and their estates and beneficiaries.

 Article 4. Eligibility and Participation

        4.1    Eligibility.    Persons eligible to participate in this Program shall include all Employees and Contractors. Directors who are not Employees of the Company shall not be eligible to participate in the Program.

        4.2    Actual Participation.    Subject to the provisions of the Program, the Committee may, from time to time, select from all eligible Employees and Contractors those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 5. Shares Subject to the Program and Maximum Awards

        5.1    Number of Shares Available for Grants.    Subject to adjustment as provided in Section 5.4 herein, the number of Shares hereby reserved for delivery to Participants under the Program shall be twenty two million two hundred thousand (22,200,000) Shares. No more than one million eight hundred thousand (1,800,000) Shares reserved for issuance under the Program may be granted in the form of Shares of Restricted Stock or Restricted Stock Units. The Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Program. The following rules shall apply to grants of such Awards under the Program:

  (a)
  Options:    The maximum aggregate number of Shares that may be granted in the form of Options in any one (1) fiscal year to any one (1) Participant shall be one million (1,000,000).

  (b)
  Restricted Stock and Restricted Stock Units:    The maximum aggregate number of Shares that may be granted in the form of Restricted Stock and Restricted Stock Units in any one (1) fiscal year to any one (1) Participant shall be two hundred thousand (200,000).

        5.2    Type of Shares.    Shares issued under the Program in connection with Stock Options or Restricted Stock Units may be authorized and unissued Shares or issued Shares held as treasury Shares. Shares issued under the Program in connection with Restricted Stock shall be issued Shares held as treasury Shares; provided, however, that authorized and unissued Shares may be issued in connection with Restricted Stock to the extent that the Committee determines that past services of the Participant constitute adequate consideration for at least the par value thereof.

        5.3    Reuse of Shares.

  (a)
  General.    In the event of the expiration or termination (by reason of forfeiture, expiration, cancellation, surrender, or otherwise) of any Award under the Program, that number of Shares that was subject to the Award but not delivered shall again be available as Awards under the Program.

  (b)
  Restricted Stock.    In the event that Shares are delivered under the Program as Restricted Stock and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon the grant thereof, such forfeited or reacquired Shares shall again be available as Awards under the Program.

  (c)
  Limitation.    Notwithstanding the provisions of Sections 5.3(a) or 5.3(b) above, the following Shares shall not be available for reissuance under the Program: (i) Shares which are withheld from any Award or payment under the Program to satisfy tax withholding obligations; (ii) Shares which are surrendered to fulfill tax obligations incurred under the Program; and (iii) Shares which are surrendered in payment of the Option Price upon the exercise of an Option.

        5.4    Adjustments in Authorized Shares.    In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 5.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Program, and in the Award limits set forth in Section 5.1, as shall be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its sole discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

Article 6. Stock Options

        6.1    Grant of Options.    Subject to the terms and provisions of the Program, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. If all or any portion of the exercise price or taxes incurred in connection with the exercise are paid by delivery (or, in the case of payment of taxes, by withholding of Shares) of other Shares of the Company, the Options may provide for the grant of replacement Options.

        6.2    Award Agreement.    Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

        6.3    Option Price.    The Option Price for each grant of an Option under this Program shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

        6.4    Duration of Options.    Each Option granted to a Participant on or after February 16, 2006 shall expire at such time, not later than the seventh (7th) anniversary date of its grant, as the Committee shall determine.

        6.5    Exercise of Options.    Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant; provided, however, that each option shall become exercisable over a minimum period of three (3) years measured from the date of grant of the option.

        6.6    Payment.    Options granted under this Article 6 shall be exercised by the delivery of a written notice (or such other form of notice as the Company may specify) of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares (or a satisfactory "cashless exercise" notice).

        The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares (by either actual delivery or attestation) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months, or such shorter or longer period, if any, as is necessary to avoid variable accounting treatment); (c) by a cashless exercise, as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions and such procedures and limitations as the Company may specify from time to time; (d) by any other means which the Committee determines to be consistent with the Program's purpose and applicable law; or (e) by a combination of two or more of (a) through (d).

        Subject to any governing rules or regulations, including cashless exercise procedures, as soon as practicable after receipt of a notification of exercise and full payment (or a satisfactory "cashless exercise" notice), the Company shall cause to be issued and delivered to the Participant, in certificate form or otherwise, evidence of the Shares purchased under the Option(s).

        6.7    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

        6.8    Termination of Employment or Service.    Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

        6.9    Nontransferability of Options.

  (a)
  Incentive Stock Options. No ISO granted under the Program may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Program shall be exercisable during his or her lifetime only by such Participant.

  (b)
  Nonqualified Stock Options. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

        6.10    Substitution of Cash.    Unless otherwise provided in a Participant's Award Agreement, and notwithstanding any provision in the Program to the contrary (including but not limited to Section 14.2), in the event of a Change in Control in which the Company's stockholders holding Shares receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act, the Committee shall have the authority to require that any outstanding Option be surrendered to the Company by a Participant for cancellation by the Company, with the Participant receiving in exchange a cash payment from the Company within ten (10) days of the Change in Control. Such cash payment shall be equal to the number of Shares under Option, multiplied by the excess, if any, of the greater of (i) the highest per Share price offered to stockholders in any transaction whereby the Change in Control takes place, or (ii) the Fair Market Value of a Share on the date the Change in Control occurs, over the Option Price.

Article 7. Restricted Stock

        7.1    Grant of Restricted Stock.    Subject to the terms and provisions of the Program, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

        7.2    Restricted Stock Agreement.    Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine. The Period of Restriction shall be a minimum of three (3) years measured from the grant date of the Restricted Stock.

        7.3    Restriction on Transferability.    Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Program shall be available during his or her lifetime only to such Participant.

        7.4    Other Restrictions.    Subject to Article 9 herein, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

  (a)
  A required period of employment or service as a Contractor with the Company, as determined by the Committee, prior to the vesting of Shares of Restricted Stock.

  (b)
  A requirement that Participants forfeit (or in the case of Shares sold to a Participant, resell to the Company at his or her cost) all or a part of Shares of Restricted Stock in the event of termination of his or her employment or service as a Contractor during the Period of Restriction.

  (c)
  A prohibition against employment of Participants holding Shares of Restricted Stock by any competitor of the Company, against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's employees for employment by another entity.

        Shares of Restricted Stock awarded pursuant to the Program shall be registered in the name of the Participant and, if such Shares are certificated, in the sole discretion of the Committee, may be deposited in a bank designated by the Committee or with the Company. The Committee may require a stock power endorsed in blank with respect to Shares of Restricted Stock whether or not certificated.

        Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Program shall become freely transferable (subject to any restrictions under any applicable securities law) by the Participant after the last day of the applicable Period of Restriction.

        7.5    Voting Rights.    Unless the Committee determines otherwise, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to exercise full voting rights with respect to those Shares during the Period of Restriction.

        7.6    Dividends and Other Distributions.    Unless the Committee determines otherwise, during the Period of Restriction, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to regular cash dividends paid with respect to such Shares. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.

        7.7    Termination of Employment or Service.    Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares of Restricted Stock following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article 8. Restricted Stock Units

        8.1.    Restricted Stock Units Awards.    Subject to the terms and conditions of the Program, the Committee, at any time and from time to time, may issue Restricted Stock Units which entitle the Participant to receive the Shares underlying those units following the lapse of specified restrictions (whether based on the achievement of designated performance goals or the satisfaction of specified services or upon the expiration of a designated time period following the vesting of the units).

        8.2.    Restricted Stock Units Award Agreement.    Each Restricted Stock Units award shall be evidenced by a Restricted Stock Units Award Agreement that shall specify the vesting restrictions, the number of Shares subject to the Restricted Stock Units award, and such other provisions as the Committee shall determine. Restricted Stock Units shall vest over a minimum period of three (3) years measured from the grant date of the award.

        8.3.    Restrictions.    The Committee shall impose such other conditions and/or restrictions on the issuance of any Shares under the Restricted Stock Units granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

  (a)
  A required period of service with the Company, as determined by the Committee, prior to the issuance of Shares under the Restricted Stock Units award.

  (b)
  A requirement that the Restricted Stock Units award be forfeited in whole or in part in the event of termination of the Participant's employment or service as a Contractor during the vesting period.

  (c)
  A prohibition against employment of Participants holding Restricted Stock Units by any competitor of the Company, against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's employees for employment by another entity.

        Except as otherwise provided in this Article 8, Shares subject to Restricted Stock Units under the Program shall be freely transferable (subject to any restrictions under applicable securities law) by the Participant after receipt of such shares.

        8.4.    Stockholder Rights.    Participants holding Restricted Stock Units issued hereunder shall not have any rights with respect to Shares subject to the award until the award vests and the Shares are issued hereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom Shares, on outstanding Restricted Stock Units awards, subject to such terms and conditions as the Committee may deem appropriate.

        8.5.    Termination of Employment or Service.    Each Restricted Stock Units Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares subject to the Restricted Stock Units award following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Restricted Stock Unit awards issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article 9. Performance Measures

        Unless and until the Board proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

  (i)
  return measures (including, but not limited to, return on assets, capital, investment, equity or sales);

  (ii)
  earnings per share;

  (iii)
  net income (before or after taxes) or operating income;

  (iv)
  earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization;

  (v)
  sales or revenue targets;

  (vi)
  market to book value ratio;

  (vii)
  cash flow or free cash flow (cash flow from operations less capital expenditures);

  (viii)
  market share;

  (ix)
  cost reduction goals;

  (x)
  budget comparisons;

  (xi)
  implementation, completion or progress of projects, processes, products or product-lines strategic or critical to the Company's business operations;

  (xii)
  measures of customer satisfaction;

  (xiii)
  share price (including, but not limited to, growth measures and total shareholder return);

  (xiv)
  working capital;

  (xv)
  economic value added;

  (xvi)
  percentage of sales generated by new products;

  (xvii)
  progress of research and development projects or milestones;

  (xviii)
  growth in sales of products or product-lines;

  (ix)
  any combination of, or a specified increase in, any of the foregoing; and

  (x)
  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        Subject to the terms of the Program, each of these measures shall be defined by the Committee on a corporation, subsidiary, group or division basis or in comparison with peer group performance, and may include or exclude specified extraordinary items, as determined by the Company's auditors.

        The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals or the size of Awards; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by a Covered Employee, may not be adjusted upward in terms of either the degree of goal attainment or size (but the Committee shall retain the discretion to adjust the degree of goal attainment or the size of the Awards downward).

        In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 10. Beneficiary Designation

        Each Participant under the Program may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Program is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

 Article 11. Deferrals

        The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals which shall be consistent with the requirements of Code Section 409A and the Treasury regulations and rulings promulgated thereunder.

Article 12. Rights of Employees and Contractors

        12.1    Employment.    Nothing in the Program or any Award Agreement shall interfere with or limit in any way the right of the Company to terminate at any time any Participant's employment or service to the Company as a Contractor, nor confer upon any Participant any right to continue in the employ of the Company or to provide services to the Company as a Contractor.

        12.2    Participation.    No Employee or Contractor shall have the right to be selected to receive an Award under this Program, or, having been so selected, to be selected to receive a future Award.

Article 13. Change in Control

        Except as may otherwise be provided in a Participant's Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges:

  (a)
  Any and all Options granted hereunder shall become immediately exercisable, and, if granted before May 8, 2002, shall remain exercisable throughout their entire term;

  (b)
  Any restriction periods and restrictions imposed on Shares of Restricted Stock and Restricted Stock Units that are not performance-based shall lapse;

  (c)
  The vesting of all performance-based Awards denominated in Shares such as performance-based Restricted Stock and Restricted Stock Units shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period(s) which has elapsed prior to the Change in Control; provided, however, that if an Option or Share of Restricted Stock or Restricted Stock Unit granted after May 8, 2002 becomes exercisable or vests only after either (i) a minimum fixed period of employment or service (the duration of which is determined by the Committee at the time of the grant of the Award) or (ii) the earlier achievement of a performance-related goal, its exercisability or vesting shall not automatically accelerate in full in accordance with Article 13 (a) or (b) above, but may accelerate if and to the extent provided in the applicable Award Agreement.

Article 14. Amendment, Modification, and Termination

        14.1    Amendment, Modification, and Termination.    Subject to the terms of the Program, including Section 14.2, the Board may at any time and from time to time, alter, amend, suspend or terminate the Program in whole or in part. However, stockholder approval shall be required for any amendment of the Program that (a) materially increases the number of Shares available for issuance under the Program (other than pursuant to Article 5.4), (b) expands the type of awards available under the Program, (c) materially expands the class of participants eligible to receive Awards under the Program, (d) materially extends the term of the Program, (e) materially changes the method of determining the Option Price under the Program, or (f) deletes or limits any provision of the Program prohibiting the repricing of Options. The Committee may amend Awards previously granted under the Program.

        14.2    Awards Previously Granted.    Notwithstanding any provision of the Program or of any Award Agreement to the contrary (but subject to Section 6.10 hereof), no termination, amendment, or modification of the Program or amendment of an Award previously granted under the Program shall adversely affect in any material way any Award previously granted under the Program, without the express consent of the Participant holding such Award.

Article 15. Compliance with Applicable Law and Withholding

        15.1    General.    The granting of Awards and the issuance of Shares under the Program shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding anything to the contrary in the Program or any Award Agreement, the following shall apply:

  (a)
  The Company shall have no obligation to issue any Shares under the Program if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

  (b)
  Prior to the issuance of any Shares under the Program, the Company may require a written statement that the recipient is acquiring the Shares for investment and not for the purpose or with the intention of distributing the Shares and that the recipient will not dispose of them in violation of the registration requirements of the Securities Act of 1933.

  (c)
  With respect to any person who is subject to Section 16(a) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any incentive or payment under the Program or implement procedures for the administration of the Program which it deems necessary or desirable to comply with the requirements of Rule 16b-3 of the Exchange Act.

  (d)
  If, at any time, the Company, determines that the listing, registration, or qualification (or any updating of any such document) of any Award, or the Shares issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any Award, the issuance of Shares pursuant to any Award, or the removal of any restrictions imposed on Shares subject to an Award, such Award shall not be granted and the Shares shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

        15.2    Securities Law Compliance.    With respect to Insiders, transactions under this Program are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Program or action by the Committee or the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

        15.3    Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Program.

        15.4    Share Withholding.    Awards payable in Shares may provide that with respect to withholding required upon any taxable event arising thereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares to satisfy their withholding tax obligations; provided that Participants may only elect to have Shares withheld having a Fair Market Value on the date the tax is to be determined equal to or less than the minimum withholding tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations, including prior Committee approval, that the Committee, in its sole discretion, deems appropriate.

 Article 16. Indemnification

        Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 17. Successors

        All obligations of the Company under the Program with respect to Awards granted hereunder shall, to the extent legally permissible, be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Legal Construction

        18.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

        18.2    Severability.    In the event any provision of the Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

        18.3    Governing Law.    To the extent not preempted by federal law, the Program, and all Award or other agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware without giving effect to principles of conflicts of laws.

* * *

Appendix B

Edwards Lifesciences Corporation

Nonemployee Directors Stock Incentive Program
(Amended and Restated as of February 11, 2010 and Further Amended on March 23, 2010)

Article 1. Establishment, Objectives, and Duration

        1.1    Establishment of the Program.    Edwards Lifesciences Corporation, a Delaware corporation (hereinafter referred to as the "Company"), hereby amends and restates the incentive compensation plan formerly known as the Edwards Lifesciences Corporation Nonemployee Directors and Consultants Stock Incentive Program (hereinafter, as amended and restated, referred to as the "Program"), as set forth in this document, effective as of February 11, 2010. The Program was previously amended and restated in March 2002, November 2002, May 2003, February 2004, March 2005, May 2007, November 2008, and February 11, 2010, and amended further on March 23, 2010. Prior to the amendment and restatement in March 2005, consultants were eligible to participate in the Program. The Program permits the grant of Nonqualified Stock Options, Stock Issuances, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights.

        The Program became effective as of April 1, 2000 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

        1.2    Objectives of the Program.    The objectives of the Program are to optimize the profitability and growth of the Company through long-term incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's stockholders. The Program is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

        1.3.    Duration of the Program.    The Program commenced on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Program at any time pursuant to Article 16 hereof, until all Shares subject to it shall have been purchased or acquired according to the Program's provisions. However, in no event may an Award be granted under the Program on or after April 1, 2020.

Article 2. Definitions

        Whenever used in the Program, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

        2.1.  "Annual Retainer" means the fixed annual fee of a Nonemployee Director in effect on the first day of the year in which such Annual Retainer is payable for services to be rendered as a Nonemployee Director of the Company. The Annual Retainer does not include meeting or chairmanship fees.

        2.2.  "Award" means, individually or collectively, a grant under this Program of Nonqualified Stock Options, Stock Issuances, Restricted Stock, Restricted Stock Units, or Stock Appreciation Rights.

        2.3.  "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Program.

        2.4.  "Board" or "Board of Directors" means the Board of Directors of the Company.

        2.5.  "Change in Control" of the Company shall mean the occurrence of any one of the following events:

  (a)
  Any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

  (b)
  During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.5(a), 2.5(c), or 2.5(d) of this Section 2.5) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

  (c)
  The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

  (d)
  The Company's stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect.

        2.6.  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        2.7.  "Committee" means the Compensation and Governance Committee and any successor thereto or any other committee appointed by the Board to administer Awards to Participants, as specified in Article 3 herein.

        2.8.  "Company" means Edwards Lifesciences Corporation, a Delaware corporation, and any successor thereto as provided in Article 19 herein.

        2.9.  "Disability" means the inability of the Participant to attend any meetings of the Board or a Committee thereof for a period of twenty-six (26) weeks by reason of a medically determinable physical or mental impairment or the resignation or replacement of the Participant as a member of the Board by reason of such impairment.

        2.10.  "Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.

        2.11.  "Employee" means an employee of the Company or of a Subsidiary of the Company.

        2.12.  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

        2.13.  "Fair Market Value" means, the closing price of a share of Common Stock as reported in the New York Stock Exchange Composite Transactions on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported.

        2.14.  "Nonemployee Director" means a member of the Company's Board who is not an Employee of the Company.

        2.15.  "Nonqualified Stock Option" or "Option" means an option to purchase Shares granted under Article 6 or Article 11 herein and which is not intended to meet the requirements of Code Section 422.

        2.16.  "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

        2.17.  "Participant" means a Nonemployee Director who has been selected to receive an Award or who has outstanding an Award granted under the Program.

        2.18.  "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

        2.19.  "Restricted Stock" means an Award granted to a Participant pursuant to Article 8 herein.

        2.20.  "Restricted Stock Unit" means an Award granted to a Participant pursuant to Article 9 herein.

        2.21.  "Shares" means the shares of common stock of the Company.

        2.22.  "Stock Appreciation Right" means an Award granted to a Participant pursuant to Article 10 herein.

        2.23.  "Stock Issuance" means an Award granted to a Participant pursuant to Article 7 herein.

        2.24.  "Subsidiary" means any business, whether or not incorporated, in which the Company beneficially owns, directly or indirectly through another entity or entities, securities or interests representing more than fifty percent (50%) of the combined voting power of the voting securities or voting interests of such business.

Article 3. Administration

        3.1.    General.    The Program shall be administered by the Compensation and Governance Committee of the Board, or by any other Committee appointed by the Board for such purpose. Any Committee administering the Program shall be comprised entirely of directors. The members of the Committee shall be appointed in accordance with the bylaws of the Company and the charter of such Committee. Members of the Committee may participate in the Program. The Committee shall have the authority to delegate administrative duties to officers, Employees, or directors of the Company; provided that the Committee shall not be able to delegate its authority with respect to granting Awards.

        3.2    Authority of the Committee.    Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions of the Program, the Committee shall have the authority to: (a) interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures relating to the Program; (b) grant Awards under the Program, in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, Awards which are made in combination with or in tandem with other Awards (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation; (c) subject to Article 16, modify the terms of, cancel and reissue, or repurchase outstanding Awards; (d) prescribe the form of agreement, certificate or other instrument evidencing any Award under the Program; (e) correct any defect or omission and reconcile any inconsistency in the Program or in any Award hereunder; (f) design Awards to satisfy requirements to make such Awards tax-advantaged to Participants in any jurisdiction or for any other reason that the Company desires; and (g) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Program; provided, however, that except for adjustments made pursuant to Section 5.4, no outstanding Option will be amended or cancelled in connection with any program that is considered a repricing of the Option under the rules of the principal securities exchange on which the Shares are traded without stockholder approval. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons. The Committee shall comply with all applicable laws in administering the Plan. If and to the extent permitted by law (and subject to Section 3.1 herein), the Committee may delegate its authority as identified herein.

        3.3    Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Program and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, directors, Participants, and their estates and beneficiaries.

Article 4. Eligibility and Participation

        4.1    Eligibility.    Persons eligible to participate in this Program shall be all Nonemployee Directors.

        4.2.    Actual Participation.    Subject to the provisions of the Program, the Committee may, from time to time, select from all eligible Nonemployee Directors those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 5. Shares Subject to the Program

        5.1    Number of Shares Available for Grants.    Subject to adjustment as provided in Section 5.4 herein, the number of Shares hereby reserved for delivery to Participants under the Program shall be seven hundred thousand (700,000) Shares. Subject to the restrictions for Nonemployee Directors set forth in Article 11, the Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Program.

        5.2.    Type of Shares.    Shares issued under the Program in connection with Awards may be authorized and unissued Shares or issued Shares held as treasury Shares.

        5.3    Reuse of Shares.

  (a)
  General.    In the event of the expiration or termination (by reason of forfeiture, expiration, cancellation, surrender or otherwise) of any Award under the Program, that number of Shares that was subject to the Award but not delivered shall again be available as Awards under the Program.

  (b)
  Restricted Stock.    In the event that Shares are delivered under the Program as Restricted Stock and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon the grant thereof, such forfeited or reacquired Shares shall again be available as Awards under the Program.

  (c)
  Stock Appreciation Rights.    Upon exercise of any Stock Appreciation Right, the Share reserve under Section 5.1 shall be reduced by the gross number of Shares as to which such Stock Appreciation Right is exercised.

        5.4.    Adjustments in Authorized Shares.    In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 5.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Program and in the number and/or class of Shares subject to Awards to be granted to

Nonemployee Directors under Article 11, as shall be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its sole discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

Article 6. Stock Options

        6.1    Grant of Options.

  (a)
  Subject to the terms and provisions of the Program, Options may be granted in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

  (b)
  If all or any portion of the exercise price or taxes incurred in connection with the exercise are paid by delivery (or, in the case of payment of taxes, by withholding of Shares) of other Shares of the Company, a Participant's Options may provide for the grant of replacement Options. All Options under the Program shall be granted in the form of nonqualified stock options as no Option under the Program may be granted in the form of an incentive stock option as defined under the provisions of Code Section 422.

        6.2.    Award Agreement.    Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine.

        6.3.    Option Price.    The Option Price for each grant of an Option under this Program shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

        6.4.    Duration of Options.    Unless the Committee determines otherwise, the term of each Option shall expire on the seventh (7th) anniversary date of its grant, subject to such provisions for earlier expiration as the Committee may specify in accordance with Section 6.8 (relating to termination of directorship) or otherwise.

        6.5.    Exercise of Options.    Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

        6.6.    Payment.    Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise (or such other form of notice as the Company may specify) to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares (or a satisfactory "cashless exercise" notice).

        The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares (by either actual delivery or attestation) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months, or such shorter or longer period, if any, as is necessary to avoid variable accounting treatment); (c) by a cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions and such procedures and limitations as the Company may specify from time to time; (d) by any other means which the Board determines to be consistent with the Program's purpose and applicable law; or (e) by a combination of two or more of (a) through (d).

        Subject to any governing rules or regulations, including cashless exercise procedures, as soon as practicable after receipt of a notification of exercise and full payment (or a satisfactory "cashless exercise" notice), the Company shall cause to be issued and delivered to the Participant, in certificate form or otherwise, evidence of the Shares purchased under the Option(s).

        6.7.    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

        6.8.    Termination of Directorship.    Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's service to the Company as a Nonemployee Director. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

        6.9.    Nontransferability of Options.    Except as otherwise provided in a Participant's Award Agreement, no Option granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all Options granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

        6.10.    Substitution of Cash.    Unless otherwise provided in a Participant's Award Agreement, and notwithstanding any provision in the Program to the contrary (including but not limited to Section 16.3), in the event of a Change in Control in which the Company's stockholders holding Shares receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act, the Committee shall have the authority to require that any outstanding Option be surrendered to the Company by a Participant for cancellation by the Company, with the Participant receiving in exchange a cash payment from the Company within ten (10) days of the Change in Control. Such cash payment shall be equal to the number of Shares under Option, multiplied by the excess, if any, of the greater of (i) the highest per Share price offered to stockholders in any transaction whereby the Change in Control takes place, or (ii) the Fair Market Value of a Share on the date the Change in Control occurs, over the Option Price.

Article 7. Stock Issuances

        7.1    Stock Issuance Awards.    Subject to the terms and provisions of the Program, the Committee may issue Shares as fully vested shares ("Stock Issuances") in such number and upon such terms as shall be determined by the Committee.

        7.2.    Consideration.    A Stock Issuance may be awarded in consideration for cash, past services rendered to the Company or an affiliate or for such other consideration as determined by the Committee.

Article 8. Restricted Stock

        8.1.    Restricted Stock Awards.    Subject to the terms and provisions of the Program, the Committee may issue Shares subject to retention and transfer restrictions ("Restricted Stock") as shall be determined by the Committee.

        8.2.    Restricted Stock Award Agreement.    Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

        8.3.    Restriction on Transferability.    Except as provided in this Article 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Program shall be available during his or her lifetime only to such Participant.

        8.4.    Other Restrictions.    The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

  (a)
  A required period of service with the Company, as determined by the Committee, prior to the vesting of Shares of Restricted Stock.

  (b)
  A requirement that Participants forfeit (or in the case of Shares sold to a Participant, resell to the Company at his or her cost) all or a part of Shares of Restricted Stock in the event of termination of his or her service as a Nonemployee Director during the Period of Restriction.

  (c)
  A prohibition against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's Employees for employment by another entity.

        Shares of Restricted Stock awarded pursuant to the Program shall be registered in the name of the Participant and if such Shares are certificated, in the sole discretion of the Committee, such certificate may be deposited in a bank designated by the Committee or with the Company. The Committee may require a stock power endorsed in blank with respect to Shares of Restricted Stock whether or not certificated.

        Unless the Committee determines otherwise, Shares of Restricted Stock covered by each Restricted Stock grant made under the Program shall become freely transferable (subject to any restrictions under applicable securities law) by the Participant after the last day of the applicable Period of Restriction.

        8.5.    Voting Rights.    Unless the Committee determines otherwise, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to exercise full voting rights with respect to those Shares during the Period of Restriction.

        8.6.    Dividends and Other Distributions.    Unless the Committee determines otherwise, during the Period of Restriction, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to regular cash dividends paid with respect to such Shares. The Committee may apply any restrictions to the dividends that the Committee deems appropriate.

        8.7.    Termination of Directorship.    Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares of Restricted Stock following termination of the Participant's service to the Company as a Nonemployee Director. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article 9. Restricted Stock Units

        9.1.    Restricted Stock Units Awards.    Subject to the terms and conditions of the Program, the Committee may issue restricted stock units ("Restricted Stock Units") which entitle the Participant to receive the Shares underlying those units following the lapse of specified restrictions (whether based on the achievement of designated performance goals or the satisfaction of specified services or upon the expiration of a designated time period following the vesting of the units).

        9.2.    Restricted Stock Units Award Agreement.    Each Restricted Stock Units award shall be evidenced by a Restricted Stock Units Award Agreement that shall specify the vesting restrictions, the number of Shares subject to the Restricted Stock Units award, and such other provisions as the Committee shall determine.

        9.3.    Restrictions.    The Committee shall impose such other conditions and/or restrictions on the issuance of any Shares under the Restricted Stock Units granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

  (a)
  A required period of service with the Company, as determined by the Committee, prior to the issuance of Shares under the Restricted Stock Units award.

  (b)
  A requirement that the Restricted Stock Units award be forfeited in whole or in part in the event of termination of the Participant's services as a Nonemployee Director during the vesting period.

  (c)
  A prohibition against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's Employees for employment by another entity.

        Unless the Committee determines otherwise, Shares subject to Restricted Stock Units under the Program shall be freely transferable (subject to any restrictions under applicable securities law) by the Participant after receipt of such shares.

        9.4.    Stockholder Rights.    Participants holding Restricted Stock Units issued hereunder shall not have any rights with respect to Shares subject to the award until the award vests and the Shares are issued hereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom Shares, on outstanding Restricted Stock Units awards, subject to such terms and conditions as the Committee may deem appropriate.

        9.5.    Termination of Directorship.    Each Restricted Stock Units Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares subject to the Restricted Stock Units award following termination of the Participant's service to the Company as a Nonemployee Director. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Restricted Stock Unit awards issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article 10. Stock Appreciation Rights

        10.1.    Stock Appreciation Rights Awards.    Subject to the terms and conditions of the Program, the Committee may issue a Stock Appreciation Rights award which shall entitle the Participant to receive upon exercise a payment in cash or Shares underlying the exercised award equal to the excess (if any) of (a) the Fair Market Value of the Shares on the date of exercise over (b) the aggregate base price in effect for such Shares. A Stock Appreciation Right shall become exercisable during such times and subject to such conditions as shall be determined by the Committee, in its sole discretion.

        10.2.    Stock Appreciation Rights Agreement.    Each Stock Appreciation Rights award shall be evidenced by a Stock Appreciation Rights Award Agreement that shall specify the vesting restriction, the number of Shares subject to the award and such additional terms and conditions as the Committee shall determine.

        10.3.    Base Price.    The base price for each grant of a Stock Appreciation Right under this Program shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the award is granted.

        10.4.    Nontransferability of Stock Appreciation Rights.    Except as otherwise provided in a Participant's Award Agreement, no Stock Appreciation Right granted under this Article 10 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all Stock Appreciation Rights granted to a Participant under this Article 10 shall be exercisable during his or her lifetime only by such Participant.

 Article 11. Automatic Awards to Nonemployee Directors

        11.1.    Initial Awards.

  (a)
  Subject to the terms and provisions of the Program, each Nonemployee Director who is first elected to the Board shall be granted, on the date of such election, Restricted Stock Units for the number of Shares determined by dividing two hundred thousand (200,000) by the Fair Market Value per Share on such date, and rounding up to the nearest whole Share; provided, however, that in no event shall such number exceed five thousand (5,000) shares.

  (b)
  Each Initial Award shall vest in a series of three (3) successive equal annual installments upon the Participant's completion of each year of Board service over the three (3)-year period measured from the grant date (or such longer period as determined by the Committee).

  (c)
  All additional terms of an Initial Award will be as set forth in Section 8, herein, or as set forth in the specific Award Agreement governing such award. Each Initial Award shall become fully-vested in the event of the Participant's death or Disability.

        11.2.    Annual Awards.

  (a)
  Unless otherwise determined by the Committee, each Nonemployee Director shall receive annually, effective as of the day following each annual meeting of the Company's stockholders an award as follows:

  (i)
  An Option for up to ten thousand (10,000) Shares, or

  (ii)
  A Restricted Stock Units award for up to four thousand (4,000) Shares, or

  (iii)
  A combination of an Option and Restricted Stock Units award, provided that in no event may the total value of the Option and Restricted Stock Units award subject to such combined award exceed two hundred thousand dollars ($200,000). The Committee shall have the sole discretion to determine the amount and type of award for each year within the foregoing limitations. For such purposes, the value of the Annual Award shall be calculated as follows: (A) the value of an Option Share shall be equal to the fair value of an option share as estimated on the date of grant under a valuation model approved by the Financial Accounting Standards Board ("FASB") for purposes of the Company's financial statements; and (B) the value of a Restricted Stock Unit shall be equal to the Fair Market Value of the Share on the award date.

  (b)
  Each Annual Award shall vest in a series of three (3) successive equal annual installments upon the Participant's completion of each year of Board service over the three (3)-year period measured from the award date (or such longer period as determined by the Committee). Each Annual Award shall become fully vested in the event of the Participant's death or Disability.

  (c)
  All additional terms of an Annual Award will be as set forth in Articles 6 and 9 herein, or as set forth in the specific Award Agreement governing such award.

        11.3.    Annual Retainer Election.

  (a)
  Subject to the terms and provisions of the Program and any other restrictions set out by the Committee in its sole discretion, the Committee may permit each Nonemployee Director to elect to receive all or a portion of his or her Annual Retainer in the form of Options or Stock Issuances to be issued as of the first day on which such Annual Retainer is otherwise due and payable (the "Conversion Date") and using the Fair Market Value of a Share as of the Conversion Date as the Option Price of the Options.

  (b)
  If conversion elections are permitted by the Committee, each irrevocable election shall be made in accordance with such rules as the Committee may determine in its sole discretion which shall be consistent with the requirements of Code Section 409A and the Treasury Regulations and rulings promulgated thereunder. Except as may otherwise be determined by the Committee, in the event of a Participant's election to receive an Option in lieu of his Annual Retainer, the number of shares subject to the Option shall be determined by dividing that portion of the Annual Retainer to be paid in the form of the Option by the Fair Market Value of a Share on the Conversion Date and multiplying the quotient by four (4). In the event of a Participant's election to receive Shares in lieu of an Annual Retainer, the number of such Shares shall be determined by dividing that portion of the Annual Retainer to be paid in the form of Shares by the Fair Market Value of a Share on the Conversion Date. In the event the preceding formula would result in a fractional Share being issued or subject to an Option, the number of Shares subject to the issuance or Option shall be rounded up to the nearest whole Share.

  (c)
  Any portion of a Nonemployee Director's Annual Retainer for which an election has not been made pursuant to this Section 11.3, shall be paid in cash to such Nonemployee Director at such time or times as payments thereof are customarily made by the Company.

  (d)
  All additional terms of an Award received as a result of the election described herein will be as set-forth in Sections 6 and 7, herein, or as set forth in the specific Award Agreement governing such Award.

Article 12. Beneficiary Designation

        Each Participant under the Program may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Program is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 13. Deferrals

        The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option, or Stock Appreciation Right or under a Restricted Stock Unit Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals which shall be consistent with the requirements of Code Section 409A and the Treasury Regulations and rulings promulgated thereunder.

Article 14. Rights of Participants

        14.1.    Directorship.    Nothing in the Program or any Award Agreement shall interfere with or limit in any way the right of the Company to terminate at any time any Participant's service to the Company as a Nonemployee Director, nor confer upon any Participant any right to continue in the service of the Company.

        14.2.    Participation.    No Nonemployee Director shall have the right to be selected to receive an Award under this Program, or, having been so selected, to be selected to receive a future Award.

 Article 15. Change in Control

        Upon the occurrence of a Change in Control and notwithstanding the terms of any Award Agreement, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

  (a)
  Any and all Options granted hereunder shall become immediately exercisable, and shall terminate upon the earlier of (i) the third anniversary of the Participant's date of termination of service or (ii) expiration of the Option term.

  (b)
  Any restriction periods and restrictions imposed on Awards shall lapse.

Article 16. Amendment, Modification, and Termination

        16.1.    Amendment, Modification, and Termination.    Subject to the terms of the Program including Sections 16.2 and 16.3, the Board may at any time and from time to time, alter, amend, suspend or terminate the Program in whole or in part. However, stockholder approval shall be required for any amendment of the Program that (a) materially increases the number of Shares available for issuance under the Program (other than pursuant to Article 5.4), (b) expands the type of awards available under the Program, (c) materially expands the class of participants eligible to receive Awards under the Program, (d) materially extends the term of the Program, (e) materially changes the method of determining the Option Price under the Program or (f) deletes or limits any provision of the Program prohibiting the repricing of Options. The Committee may amend Awards previously granted under the Program.

        16.2.    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.    The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Program.

        16.3.    Awards Previously Granted.    Notwithstanding any provision of the Program or of any Award Agreement to the contrary (but subject to Section 6.10), no termination, amendment, or modification of the Program or amendment of an Award previously granted under the Program shall adversely affect in any material way any Award previously granted under the Program, without the express consent of the Participant holding such Award.

Article 17. Compliance with Applicable Law and Withholding

        17.1.    General.    The granting of Awards and the issuance of Shares under the Program shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding anything to the contrary in the Program or any Award Agreement, the following shall apply:

  (a)
  The Company shall have no obligation to issue any Shares under the Program if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

  (b)
  Prior to the issuance of any Shares under the Program, the Company may require a written statement that the recipient is acquiring the Shares for investment and not for the purpose or with the intention of distributing the Shares and that the recipient will not dispose of them in violation of the registration requirements of the Securities Act of 1933.

  (c)
  With respect to any Participant who is subject to Section 16(a) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to Award or payment under the

    Program or implement procedures for the administration of the Program which it deems necessary or desirable to comply with the requirements of Rule 16b-3 of the Exchange Act.

  (d)
  If, at any time, the Company, determines that the listing, registration, or qualification (or any updating of any such document) of any Award, or the Shares issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any Award, the issuance of Shares pursuant to any Award, or the removal of any restrictions imposed on Shares subject to an Award, such Award shall not be granted and the Shares shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

        17.2.    Securities Law Compliance.    Transactions under this Program are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Program or action by the Committee or the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

        17.3.    Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, domestic and foreign taxes, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Program.

        17.4.    Share Withholding.    Awards payable in Shares may provide that with respect to withholding required upon any taxable event arising thereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares to satisfy their withholding tax obligations; provided that Participants may only elect to have Shares withheld having a Fair Market Value on the date the tax is to be determined equal to or less than the minimum withholding tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations, including prior Committee approval, that the Committee, in its sole discretion, deems appropriate.

Article 18. Indemnification

        Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 19. Successors

        All obligations of the Company under the Program with respect to Awards granted hereunder shall, to the extent legally permissible, be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

 Article 20. Legal Construction

        20.1.    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

        20.2.    Severability.    In the event any provision of the Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

        20.3.    Governing Law.    To the extent not preempted by federal law, the Program, and all Award or other agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware without giving effect to principles of conflicts of laws.

Appendix C

Edwards Lifesciences Corporation

2010 Edwards Incentive Plan

I.     PLAN OBJECTIVE

        The 2010 Edwards Incentive Plan (the "EIP") is an annual cash bonus program designed to motivate eligible participants to achieve financial and strategic objectives of Edwards Lifesciences Corporation (the "Company"). The EIP is intended to satisfy the applicable provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

II.    PLAN ADMINISTRATOR

        (a)    The EIP shall be administered by the Compensation and Governance Committee (the "Committee") of the Board of Directors of the Company. The Committee shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) of the Code, and the regulations thereunder. The Committee may delegate responsibility for plan administration to a designee; provided, however, the Committee may not delegate its responsibility regarding the grant and administration of awards which are intended to qualify as performance-based compensation under Code Section 162(m). The term "Plan Administrator" as used herein shall mean the Committee or its designee.

        (b)   The Plan Administrator shall have full authority to establish the rules and regulations relating to the EIP, to interpret the EIP and those rules and regulations, to select participants in the EIP, to determine each participant's target award, to approve all of the awards, to decide the facts in any case arising under the EIP and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the EIP, including the delegation of such authority or power, where appropriate; provided, however, that only the Committee shall have authority to amend or terminate the EIP and the Plan Administrator shall not be authorized to increase the amount of the award payable to a Covered Employee that would otherwise be payable pursuant to the terms of the EIP. The Plan Administrator's administration of the EIP, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the participants in the EIP and their respective beneficiaries.

III.  ELIGIBILITY

        Subject to such limitations or restrictions as the Plan Administrator may impose, the individuals eligible to participate in the EIP shall be regular employees of the Company and its subsidiaries in all locations worldwide.

        The Plan Administrator shall select the actual individuals who shall participate in the EIP for each Plan Year.

IV.   PERFORMANCE GOALS

        (a)    For each Plan Year for which awards are to be made under the EIP, the Committee will pre-establish (in accordance with the requirements of Code Section 162(m)) the performance goals to be achieved in order for any awards to be payable for that Plan Year and the threshold, target and maximum amounts that may be paid if the performance goals are met.

        (b)   The performance goals for participants who are Covered Employees will be based on one or more of the following business or operational criteria:

  •
  return measures (including, but not limited to, return on assets, capital, investment, equity or sales);

  •
  earnings per share;

  •
  net income (before or after taxes) or operating income;

  •
  earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization;

  •
  sales or revenue targets;

  •
  market to book value ratio;

  •
  cash flow or free cash flow (cash flow from operations less capital expenditures);

  •
  market share;

  •
  cost reduction goals;

  •
  budget comparisons;

  •
  implementation, completion or progress of projects, processes, products or product-lines strategic or critical to the Company's business operations;

  •
  measures of customer satisfaction;

  •
  share price (including, but not limited to, growth measures and total shareholder return);

  •
  working capital;

  •
  economic value added;

  •
  percentage of sales generated by products;

  •
  progress of research and development projects or milestones;

  •
  growth in sales of products or product lines;

  •
  profitability;

  •
  productivity improvement;

  •
  operating efficiency;

  •
  progress in commercialization of products or product lines;

  •
  operating margin or gross margin;

  •
  product volume growth;

  •
  any combination of, or a specified increase in, any of the foregoing; and

  •
  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        Each of these measures will be defined by the Plan Administrator on a corporation, subsidiary, group or division basis or relative to the performance of other entities and may include or exclude specified extraordinary items, as determined by the Plan Administrator.

        (c)    The specific goals for participants who are not Covered Employees may be based on the foregoing criteria or any other criteria determined by the Plan Administrator.

V.    TARGET BONUS LEVELS

        (a)    The Plan Administrator shall specify the performance goals for each participant which may be based on the Company's and/or his business unit's achievement of specified targets. The Plan Administrator may also establish individual performance goals for each participant. The Plan Administrator shall establish the threshold, target and maximum bonus levels for each participant in the EIP that will be paid upon the attainment of specified performance goals.

        (b)   Each participant will earn an award for a Plan Year based on the achievement of the performance goals established by the Plan Administrator. The Plan Administrator may adjust, upward or downward, the award for each Participant who is not a Covered Employee, based on the Plan Administrator's determination of the participant's achievement of personal and other performance goals established by the Plan Administrator and other factors as the Plan Administrator determines. The Plan Administrator may reduce (but not increase) the award for each Covered Employee based on the Plan Administrator's determination of the participant's achievement of personal and other performance goals established by the Plan Administrator and other factors as the Plan Administrator determines.

        (c)    Unless determined otherwise by the Plan Administrator, the target bonus amounts will be expressed as a dollar amount. In no event may the bonus paid to a participant for a Plan Year exceed two hundred percent (200%) of the participant's target bonus for the Plan Year.

        (d)   The maximum award that a Covered Employee may receive for any Plan Year is $2,500,000.

VI.  PAYMENT OF BONUSES

        (a)    The Plan Administrator shall certify and announce to the participants the awards that will be paid by the Company as soon as practicable following the final determination of the Company's financial results for the Plan Year. Payment of the awards certified by the Plan Administrator shall be made in a single lump sum cash payment as soon as practicable following such certification.

        (b)   Participants must be employed on the last day of the Plan Year to be eligible for an award from the EIP, except as described in subsections (c) and (d) below.

        (c)    Participants who terminate employment prior to the last day of the Plan Year will not be eligible for any award payment for that Plan Year. However, the Plan Administrator shall have the discretion to authorize a full or partial payment of the bonus to which the participant would have actually become entitled had such individual continued in employee status through the payment date, should such individual's employment terminate prior to such date by reason of his or her death, disability, retirement or involuntary termination due to a reduction in force, departmental reduction or job reduction that occurs after at least six months of service during the Plan Year. The bonus amounts in these cases will be based on the achievement of the performance goals for the Plan Year and the participant's actual level of individual performance. The awards may be prorated based on the period calculated from the date when the individual became eligible for the EIP to the date of termination. Payment will be made in a single payment at the same time as all other awards for the Plan Year are distributed.

        (d)   In the case of the death of a participant, any award payable to the participant shall be paid to his or her beneficiary. For this purpose, the Company will use the beneficiary named under the Company-sponsored life insurance plan. If no life insurance beneficiary is designated, the beneficiary will be the decedent's estate.

        (e)    The Plan Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees, consistent, in the case of a Covered Employee, with Section 162(m) of the Code.

VII. CHANGES TO PERFORMANCE GOALS AND TARGET AWARDS

        At any time prior to the final determination of awards, for participants other than Covered Employees, the Plan Administrator may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company's method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company's corporate structure or shares, or any other change of a similar nature. The Plan Administrator may make the foregoing adjustments with respect to Covered Employees' awards to the extent the Plan Administrator deems appropriate, considering the requirements of Section 162(m) of the Code.

VIII.  DEFERRALS

        Participants who are eligible to participate in any deferred compensation plan of the Company may elect to forego all or a portion of their EIP awards to the extent and in accordance with the requirements of such deferral plan.

IX.  AMENDMENT AND TERMINATION

        Notwithstanding the above, the Committee, at its sole discretion, may amend, modify or change the EIP or its implementation at any time, including, but not limited to, revising performance targets, bonus multipliers, strategic goals and objectives and actual bonus payments. However, such amendment shall not occur without the appropriate approval of the Company's stockholders, if such approval is required by Code Section 162(m). The Committee may terminate the EIP at any time.

X.    MISCELLANEOUS

        (a)    The following definitions shall apply:

            (i)  "Covered Employee" means a participant who is one of the group of "covered employees" as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

           (ii)  "Plan Year" means the calendar year beginning January 1 and ending December 31.

        (b)   Neither the establishment of the EIP, nor any action taken hereunder, shall be construed as giving any participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the EIP, and no action taken pursuant to the EIP, shall affect the right of the Company to terminate a participant's employment at any time and for any or no reason. The Company is under no obligation to continue the EIP.

        (c)    A participant's right and interest under the EIP may not be assigned or transferred, except upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company's sole discretion, the Company's obligation under the EIP to pay awards with respect to the participant. The Company's obligations under the EIP may be assigned to any corporation which acquires all or substantially all of the Company's assets or any corporation into which the Company may be merged or consolidated.

        (d)   The EIP shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards. The Company's obligations hereunder shall constitute a general, unsecured obligation; awards shall be paid solely out of the Company's general assets, and no participant shall have any right to any specific assets of the Company.

        (e)    The Company shall have the right to deduct from awards any and all federal, state and local taxes or other amounts required by law to be withheld.

        (f)    The validity, construction, interpretation and effect of the EIP shall exclusively be governed by and determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 13, 2010.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	1234	5678	9012	345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals—The Board of Directors recommends a vote FOR all three nominees for election as directors and FOR Proposals 2, 3, 4 and 5.

1.	Election of Directors:	For	Against	Abstain
	01—Robert A. Ingram	☐	☐	☐
	02—William J. Link, Ph.D.	☐	☐	☐
	03—Wesley W. von Schack	☐	☐	☐
		For	Against	Abstain
2.	Approval of the amendment and restatement of the Long-Term Stock Incentive Compensation Program.	☐	☐	☐
		For	Against	Abstain
3.	Approval of the amendment and restatement of the Nonemployee Directors Stock Incentive Program.	☐	☐	☐
		For	Against	Abstain
4.	Approval of the 2010 Edwards Incentive Plan.	☐	☐	☐
		For	Against	Abstain
5.	Ratification of appointment of the independent registered public accounting firm.	☐	☐	☐

B Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY ONLY IF YOU ARE VOTING BY MAIL.

Date (mm/dd/yyyy)— Please print date below.	Signature 1— Please keep signature within the box.	Signature 2— Please keep signature within the box.

ONLINE ANNUAL MEETING MATERIALS (www.computershare.com/econsent)

Although you received these materials by regular mail this year, you can still vote your shares conveniently on-line or by telephone. Please see the instructions on the reverse side. Additionally, you may choose to receive future Annual Meeting materials (annual report, notice of annual meeting, proxy statement and proxy card) on-line. By choosing to become one of Edwards Lifesciences Corporation's future electronic recipients, you help support Edwards Lifesciences Corporation in its efforts to control printing and postage costs.

If you choose the option of electronic delivery and voting on-line, you will receive an email before all future annual and/or special meetings of stockholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—Edwards Lifesciences Corporation

Proxy for Annual Meeting on May 13, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mike R. Bowlin, Barbara J. McNeil, M.D., Ph.D., and Michael A. Mussallem proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the others, to represent and to vote all shares of stock of Edwards Lifesciences Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Edwards Lifesciences Corporation to be held at the corporate headquarters of Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614, on Thursday, May 13, 2010, at 10:00 a.m., Pacific Daylight Time, and any adjournments thereof, on the proposals described in the Proxy Statement and all other matters properly coming before the meeting in accordance with the instructions on the reverse side. This proxy revokes all proxies previously given by the undersigned to vote at such meeting and any adjournments thereof.

This proxy will also serve to instruct the trustees of Edwards Lifesciences Corporation 401(k) Saving and Investment Plan and the Edwards Lifesciences Corporation of Puerto Rico Savings and Investment Plan to vote in accordance with the instructions on the reverse side all shares held for the undersigned in such plans. For shares in your Savings and Investment Plan account, voting instructions submitted over the internet, by telephone or by mail must be received by the Trustees by 11:59 p.m., Eastern Daylight Time, on Wednesday, May 12, 2010. The Trustee will vote allocated shares for which it receives no written instructions in the same proportion as the allocated shares for which voting instructions have been received.

IMPORTANT—This Proxy Must Be Signed and Dated On the Reverse Side If Voting By Mail.